Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of

February 20, 2024

by and among

SDCL EDGE ACQUISITION CORPORATION,

EDWARD WILSON DAVIS,

(in the capacity as the SEDA Representative)

SPECIALTY COPPER LISTCO PLC,

SEDA MAGNET LLC,

KME SE,

CUNOVA GMBH,

THE PARAGON FUND III GMBH & CO. GESCHLOSSENE INVESTMENT KG,

PP S&C HOLDING GMBH,

CREATURE KINGDOM LIMITED

and

MAGNET JOINT VENTURE GMBH

i

4.05	Governmental Authorities; Consents	39
4.06	Capitalization	39
4.07	Financial Statements	41
4.08	Undisclosed Liabilities	41
4.09	Litigation and Proceedings	42
4.10	Compliance with Laws	42
4.11	Intellectual Property	43
4.12	Data Protection, Cybersecurity and Information Technology	44
4.13	Contracts; No Defaults	46
4.14	Benefit Plans	48
4.15	Labor Matters	50
4.16	Tax Matters	51
4.17	Brokers’ Fees	53
4.18	Insurance	53
4.19	Real Property; Assets	54
4.20	Environmental Matters	55
4.21	Absence of Changes	56
4.22	Affiliate Agreements	56
4.23	Internal Controls	56
4.24	Certain Business Practices	57
4.25	Sanctions; Anti-Corruption Laws	58
4.26	Permits	58
4.27	Customers and Suppliers; Inventory	59
4.28	Proxy Statement/Prospectus	59
4.29	No Additional Representations and Warranties	60

ARTICLE V REPRESENTATIONS AND WARRANTIES OF KME

5.01	Corporate Organization	60
5.02	Due Authorization	60
5.03	Ownership	61
5.04	Sufficiency of Assets	62
5.05	No Conflict	62
5.06	Governmental Authorities; Consents	62
5.07	Financial Statements	62
5.08	Litigation and Proceedings	63
5.09	Compliance with Laws	63
5.10	Intellectual Property	63
5.11	Data Protection and Cybersecurity	64
5.12	Aerospace Business Assets; No Defaults	65
5.13	Benefit Plans	66
5.14	Labor Matters	67
5.15	Brokers’ Fees	68
5.16	Absence of Changes	68

5.17	Affiliate Agreements	68
5.18	Certain Business Practices	69
5.19	Sanctions; Anti-Corruption Laws	69
5.20	Permits	70
5.21	Proxy Statement/Prospectus	70
5.22	Independent Investigation	70
5.23	No Additional Representations and Warranties	70
5.24	Tax Matters	70

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF PARAGON

6.01	Corporate Organization of PP Holding	71
6.02	Due Authorization; Shareholder Approval; Vote Required	71
6.03	Ownership	72
6.04	No Conflict	73
6.05	Governmental Authorities; Consents	73
6.06	Capitalization	73
6.07	Financial Statements	74
6.08	Undisclosed Liabilities	74
6.09	Litigation and Proceedings	74
6.10	Holding Company	75
6.11	Compliance with Laws	75
6.12	Absence of Changes	75
6.13	Proxy Statement/Prospectus	76
6.14	Independent Investigation	76
6.15	Brokers’ Fees	76
6.16	No Additional Representations and Warranties	76
6.17	Tax Matters	76

ARTICLE VII REPRESENTATIONS AND WARRANTIES OF SEDA

7.01	Corporate Organization	79
7.02	Due Authorization	79
7.03	No Conflict	79
7.04	Litigation and Proceedings	80
7.05	Governmental Authorities; Consents	80
7.06	Financial Ability; Trust Account	80
7.07	Brokers’ Fees	81
7.08	SEC Reports; Financial Statements	81
7.09	Business Activities; Absence of Changes	82
7.10	Form F-4 and Proxy Statement/Prospectus	83
7.11	Independent Investigation	84

7.12	No Additional Representations and Warranties	84
7.13	Tax Matters	84
7.14	Capitalization	86
7.15	NYSE Stock Market Quotation	86

ARTICLE VIII REPRESENTATIONS AND WARRANTIES OF PUBCO AND MERGER SUB

8.01	Corporate Organization	87
8.02	Due Authorization	87
8.03	No Conflict	88
8.04	Governmental Authorities; Consents	88
8.05	Brokers’ Fees	88
8.06	Business Activities; Absence of Changes	89
8.07	Capitalization	89
8.08	Investment Company Act	90
8.09	Proxy Statement/Prospectus	90
8.10	Independent Investigation	90

ARTICLE IX COVENANTS OF PP HOLDING, JV GMBH, KME, Pubco and merger sub

9.01	Conduct of PP Holding, KME and JV GmbH	90
9.02	Conduct of PubCo and Merger Sub During the Interim Period	94
9.03	Inspection	95
9.04	No SEDA Transactions	96
9.05	Use of Proceeds	96
9.06	No Claim Against the Trust Account	96
9.07	Proxy Solicitation; Other Actions	97
9.08	Additional Funding	98
9.09	Expense Side Letter	98
9.10	PIPE Investment	99
9.11	Directors’ Resignations	99
9.12	Notifications, Waivers, Consents, Licenses and Trademarks	99
9.13	Support Agreements	99
9.14	PubCo Tax Residence	99
9.15	Existing Facility	99
9.16	Financing Cooperation	99
9.17	Amendment and Replacement of Aerospace Business Contracts	100
9.18	Notification and Consent of Counterparties to Aerospace Business Contracts	100
9.19	Notification of Aerospace Business Employees	101
9.20	Operations of Aerospace Business during Interim Period	102
9.21	Retention of Key Employees	103
9.22	Incentive Equity Plan	103
9.23	Amendments to Organizational Documents	103
9.24	Russia and China	103

ARTICLE X COVENANTS OF SEDA

10.01	Conduct of SEDA During the Interim Period	104
10.02	SEDA Financing Efforts	105

ARTICLE XI JOINT COVENANTS

11.01	Support of Transaction	105
11.02	Regulatory Approvals	106
11.03	Preparation of Form F-4 & Proxy Statement/Prospectus; SEDA Meeting	108
11.04	Exclusivity	110
11.05	Tax Matters	111
11.06	Confidentiality; Publicity	112
11.07	Indemnification and Insurance	114
11.08	DTC Cooperation	115
11.09	Post-Closing Cooperation; Further Assurances	116
11.10	Delisting and Deregistration	116
11.11	Registration Rights Agreement	116
11.12	Interim Period Agreements	116
11.13	Subscription Agreements	116
11.14	Trust Account and Other Closing Payments	117
11.15	Post-Closing Board of Directors	117
11.16	Stock Exchange Listing	117
11.17	Assignment and Assumption of Warrant Agreement	117
11.18	Requisite SEDA Warrantholder Approval	118

ARTICLE XII CONDITIONS TO OBLIGATIONS

12.01	Conditions to Obligations of All Parties	118
12.02	Conditions to Obligations of SEDA	118
12.03	Conditions to the Obligations of JV GmbH, PP Holding and the Shareholders	120
12.04	Frustration of Closing Conditions	122

ARTICLE XIII TERMINATION/EFFECTIVENESS

13.01	Termination	122
13.02	Automatic Termination	123
13.03	Effect of Termination	123

v

ARTICLE XIV MISCELLANEOUS

14.01	Waiver	123
14.02	Notices	123
14.03	Assignment	126
14.04	Rights of Third Parties	126
14.05	No Fiduciary Duty	126
14.06	Investment Banking Services	126
14.07	Expenses	126
14.08	Governing Law	127
14.09	Headings; Counterparts	127
14.10	Schedules and Exhibits	127
14.11	Entire Agreement	127
14.12	Amendments	127
14.13	Severability	128
14.14	Jurisdiction; WAIVER OF TRIAL BY JURY	128
14.15	Enforcement	128
14.16	Non-Recourse	129
14.17	Nonsurvival of Representations, Warranties and Covenants	129
14.18	SEDA Representative	130

EXHIBITS

Exhibit A	–	Sponsor Support Agreement
Exhibit B	–	Registration Rights Agreement Term Sheet
Exhibit C	–	Aerospace Business Transfer Agreement
Exhibit D	–	Form of Paragon Vendor Loan
Exhibit E	–	Incentive Equity Plan Term Sheet
Exhibit F	–	Lock-Up Agreement
Exhibit G	–	APA Vendor Loan
Exhibit H	–	U.S. Sales Agency Agreement

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of February 20, 2024, is entered into by and among (i) SDCL EDGE Acquisition Corporation, a Cayman Islands exempted company (together with its successors, “SEDA”), (ii) Mr. Edward Wilson Davis, solely in the capacity as the representative for the shareholders of SEDA, in accordance with the terms and conditions of this Agreement (the “SEDA Representative”), (iii) Specialty Copper Listco Plc, a public limited company registered in England and Wales with registered number 15395590 (“PubCo”), (iv) SEDA Magnet LLC, a Delaware limited liability company (“Merger Sub”), (v) MAGNET Joint Venture GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Osnabrück under registration number HRB 217397 (“JV GmbH”), (vi) PP S&C Holding GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Munich under registration number HRB 275474 (“PP Holding”), (vii) cunova GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Osnabrück under registration number HRB 216155 (“Cunova”), (viii) KME SE, a stock corporation organized under the laws of Germany, registered with the commercial register of the local court of Osnabrück under registration number HRB 213357 (“KME”), (ix) Creature Kingdom Limited, a private limited company registered in England and Wales with registered number 06799429 (“Creature Kingdom”), and (x) The Paragon Fund III GmbH & Co. geschlossene Investment KG, a limited partnership organized under the laws of Germany, registered with the commercial register of the local court of Munich under registration number HRA 110100 (“Paragon” and together with KME, the “Shareholders”). Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, SEDA is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, SEDA obtained from its shareholders on October 30, 2023 an extension of the deadline by which SEDA must complete its Business Combination, by four months, from November 2, 2023 to March 2, 2024, with the option for the SEDA Board to implement up to four additional one-month extensions (the “Extension”);

WHEREAS, PubCo is a newly formed public limited company, wholly-owned by Creature Kingdom as of the date hereof, and was formed for the purpose of making acquisitions and investments, with the objective of acting as the publicly traded holding company for its investee entities;

WHEREAS, Merger Sub is a newly formed Delaware limited liability company, wholly owned by PubCo, and was formed for the purpose of effectuating investments including by way of merger with other investment entities;

WHEREAS, the parties hereto desire and intend to effect a business combination transaction whereby on the Merger Date (a) SEDA will merge with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”) in exchange for, among other things, shares in PubCo being issued to the shareholders of SEDA (excluding the holders of any Dissenting SEDA Shares); and (b) on the day following the Merger Date, to the extent legally permitted, PubCo will (i) redeem the redeemable preference share in PubCo held by Creature Kingdom; and (ii) purchase from Creature Kingdom the ordinary share in PubCo held by Creature Kingdom, in each case as further set out in this Agreement, and PubCo will thereafter cancel such shares;

WHEREAS, after the execution and delivery of this Agreement, in connection with the Transactions, PubCo and SEDA may enter into certain subscription agreements with certain third-party investors (the “PIPE Investors”) (the “PIPE Investment”), pursuant to which any such PIPE Investors may commit, on the terms and subject to the conditions of such subscription agreements, to subscribe for and purchase a number of PubCo Shares for consideration as provided in such subscription agreements on the date of and immediately prior to the Exchange (as defined below);

WHEREAS, (a) the ordinary shares in Cunova are wholly owned by JV GmbH, and the Cunova Preference Share is wholly owned by KME Special; (b) the JV GmbH Ordinary Shares are owned by PP Holding and KME Special; (c) the JV GmbH Preference Share is owned by PP Holding; and (d) PP Holding is wholly owned by Paragon;

WHEREAS, on the Exchange Date (as defined below), and immediately after the closing of any PIPE Investment, (a) Paragon will transfer, and PubCo will acquire, the Paragon Exchanged Shares and the Paragon PP Holding SHL (as defined below) as consideration and in exchange for the Paragon Cash Consideration and the Paragon Vendor Loan (as defined below); (b) Cunova will redeem the Cunova Preference Share in consideration for the transfer of the KME AssetCo Preference Share by Cunova to KME Special; (c) KME will cause (i) KME Germany, KME Mansfeld and KME America to transfer to Cunova, and Cunova shall accept the transfer of, the Aerospace Business Assets pursuant to the Aerospace Business Transfer Agreement (the “Aerospace Business Transfer”), as consideration and in exchange for the issuance of a promissory note substantially the form of Exhibit G attached hereto (the “APA Vendor Loan”) by Cunova to KME Germany, KME Mansfeld and KME America; (ii) KME Germany, KME Mansfeld and KME America to transfer the APA Vendor Loan to KME Special; (iii) KME Special will contribute the APA Vendor Loan to PubCo in exchange for the issuance of PubCo Shares by PubCo to KME Special; (d) Cunova will assume PubCo’s liability under the Paragon Vendor Loan in partial satisfaction of its obligations under the APA Vendor Loan; and (e) KME will cause KME Special to contribute all right, title and interest in and attaching to its shares of JV GmbH Ordinary Shares and the KME JV GmbH SHL (as defined below) to PubCo in exchange for the PubCo Exchanged Shares and the KME Cash Consideration (the foregoing clauses (a)-(e), “Exchange”);

WHEREAS, the respective boards of directors of each of SEDA, PubCo, Merger Sub, PP Holding, JV GmbH, KME and Paragon have each approved and declared advisable and in the best interests of such entity the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law (as defined below);

WHEREAS, contemporaneously with the execution and delivery of this Agreement, SEDA, the officers and directors of SEDA and certain other SEDA Affiliates who are SEDA Shareholders are entering into a sponsor support agreement, in substantially the form of Exhibit A attached hereto (the “Sponsor Support Agreement”), pursuant to which Sponsor has agreed to, among other things, vote in favor of the Transactions put to the SEDA Shareholders for approval, prior to the Merger Effective Time, and exchange its SEDA Class B Shares for SEDA Class A Shares on the terms and subject to the conditions set forth in the Sponsor Support Agreement (the “Sponsor Recapitalization”);

WHEREAS, concurrently with the Closing, in connection with the Transactions, (i) SEDA, PubCo, KME Special and certain persons who will be shareholders of PubCo upon Closing shall enter into a registration rights agreement, dated as of the Closing Date, on the terms substantially as the ones attached hereto under Exhibit B (the “Registration Rights Agreement Term Sheet”) and (ii) Sponsor, PubCo, KME Special and certain persons who will be shareholders of PubCo upon Closing shall enter into a lock-up agreement, dated as of the Closing Date, on the terms substantially as the ones attached hereto under Exhibit F (the “Lock-Up Agreement”);

WHEREAS, the parties hereto intend that, for U.S. federal income tax purposes, the Merger will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and the U.S. Treasury Regulations promulgated thereunder (the “Intended Tax Treatment”), as further described in Section 11.05(e); and

WHEREAS, the parties hereto intend that, for the purposes of UK taxation on chargeable gains, the disposal of SEDA Shares by UK resident SEDA Shareholders on the Merger shall be treated as a reorganization pursuant to and for the purposes of sections 136 and 127 to 131 Taxation of Chargeable Gains Act 1992.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

1.01 Definitions. As used herein, the following terms shall have the following meanings:

“A&R LLCA of Merger Sub” has the meaning specified in Section 2.01(c).

“Acquisition Transaction” has the meaning specified in Section 11.04(a).

“Action” means any claim, action, suit, assessment, arbitration, proceeding or investigation, in each case, that is by or before any Governmental Authority or arbitrator.

“Additional Funding” has the meaning specified in Section 9.08(a).

“Aerospace Business” means the engineering and designing of highly specialized components for aerospace rocket engines designed for critical applications business operated by KME Germany, KME Mansfeld and KME America.

“Aerospace Business Assets” has the meaning specified in Section 5.03(b).

“Aerospace Business Benefit Plan” has the meaning specified in Section 5.13(a).

“Aerospace Business Contract” means each and all of the contracts relating to the Aerospace Business forming part of the Aerospace Business Assets being transferred pursuant to the Aerospace Business Transfer and listed in Schedule 5.03(b) of the KME Disclosure Schedules.

“Aerospace Business Employee” means any person employed by KME Germany who is wholly or mainly assigned to work in the Aerospace Business and listed in Schedule 5.03(b) of the KME Disclosure Schedules.

“Aerospace Business Know-How” means all Know-How exclusively or primarily relating to the Aerospace Business that is used or held by KME or its Subsidiaries.

“Aerospace Business Pro Forma Management Accounts” has the meaning specified in Section 5.07(a).

“Aerospace Business Transfer” has the meaning specified in the recitals.

“Aerospace Business Transfer Agreement” means the Aerospace Business Transfer Agreement to be entered into on the Exchange Date between Cunova (as purchaser) and KME Germany, KME Mansfeld and KME America (as sellers) substantially in the form attached hereto as Exhibit C, including all schedules and exhibits thereto.

“Aerospace Business Transfer Information Letter” has the meaning specified in Section 9.19(a)(i).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by or is under common control with such specified Person, through one or more intermediaries or otherwise. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning specified in the preamble.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010, and the corresponding laws and regulations applicable to the Aerospace Business or in the jurisdictions in which the JV GmbH, any of its Subsidiaries, or any of their respective employees, agents, representatives, sales intermediaries or other third parties acting on their behalf operate.

“Antitrust Laws” means any applicable antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“APA Vendor Loan” has the meaning specified in the recitals.

“Approved Stock Exchange” means the NYSE or such other national securities exchange that may be agreed upon in writing by SEDA and the Shareholders.

“Assignment and Assumption Agreement” has the meaning specified in Section 11.17.

“Available Cash” means (i) the aggregate amount of cash available in the Trust Account as of the Closing Date after taking into account all shareholder redemptions, plus (ii) any proceeds from any Financing which are permitted to be paid out as cash consideration due at Closing; provided, that, for the avoidance of doubt, Available Cash shall not take into account any Additional Funding.

“Benefit Plan” means any plan, program, policy, or arrangement that is (a) a welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) a pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not subject to ERISA), (c) a security bonus, security purchase, security option, restricted security, security appreciation right or similar equity-based plan or (d) any other deferred compensation, compensation, incentive compensation, performance award, phantom equity, equity purchase or other equity-based compensation plan, employment or consulting, severance, retirement, death, disability or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, fringe benefit, supplemental unemployment benefits, profit sharing, pension, gratuity or retirement plan, reimbursement, employee loan, provident fund, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Combination” has the meaning ascribed to such term in SEDA’s Organizational Documents.

“Business Combination Proposal” has the meaning specified in Section 11.04(b).

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (United Kingdom), New York (New York), Cayman Islands, Frankfurt (Germany) and Milan (Italy) are authorized or required by Law to close.

“Business IPR” means the Intellectual Property (i) owned by JV GmbH or any of its Subsidiaries and (ii) used by, or held for, the purposes of JV GmbH or any of its Subsidiaries’ businesses.

“CA 2006” means the U.K.’s Companies Act 2006, as amended.

“Capricorn” means Sustainable Investors Fund, LP, a Delaware limited partnership.

“Capricorn Extension Funding Promissory Note” means the funding undertaking and promissory note dated November 2, 2023, entered into by and between SEDA (as maker) and Capricorn (as payee).

“Capricorn Working Capital Promissory Note” means the promissory note dated October 10, 2023, entered into by and between SEDA (as maker) and Capricorn (as payee).

“Carve-Out JVs” means the Russia JV and the China JVs collectively, and each of them a “Carve-Out JV”.

“Cayman Companies Act” means the Companies Act (As Revised), as amended, of the Cayman Islands.

“CFIUS” means the Committee on Foreign Investment in the United States and each member agency thereof, acting in such capacity.

“CFIUS Approval” means (i) the receipt by the CFIUS Filing Parties of written notification (including by email) from CFIUS that (A) CFIUS has determined that the transactions contemplated by this Agreement do not constitute a “covered transaction” under the DPA; or (B) CFIUS has concluded its review (or, if applicable, investigation) under the DPA in response to the CFIUS Notice and CFIUS determined that there are no unresolved national security concerns with respect to the transactions contemplated by this Agreement, and advised that all action under the DPA has concluded with respect to the transactions contemplated by this Agreement; or (ii) CFIUS has sent a report to the President of the United States (the “President”) requesting the President’s decision and (A) the President has announced a decision not to take any action to suspend or prohibit the transactions contemplated by this Agreement or (B) the period under the DPA during which the President may announce a decision to take action on the transactions contemplated by this Agreement shall have expired without the President having taken or announced such a decision.

“CFIUS Denial” means that CFIUS has notified the parties to the CFIUS Notice that it (i) intends to recommend to the President that the transactions contemplated by this Agreement be prohibited and (ii) has been unable to identify conditions mitigating the risk of the transactions contemplated by this Agreement sufficient to alter its recommendation.

“CFIUS Filing Parties” means the parties that submit the CFIUS Notice.

“CFIUS Notice” means a joint voluntary notice prepared by the CFIUS Filing Parties with respect to the Transactions and submitted to CFIUS pursuant to 31 C.F.R. Part 800 Subpart E.

“Change in Recommendation” has the meaning specified in Section 11.03(d).

“China JV 1” means Dalian ETDZ Dashan Surface Machinery Co., Ltd.

“China JV 2” means Dalian Dashan Heavy Industry Machinery Co., Ltd.

“China JV 3” means Dalian Dashan Crystallizer Co., Ltd.

“China JVs” means, collectively, China JV 1, China JV 2 and China JV 3.

“Closing” has the meaning specified in Section 3.01.

“Closing Date” has the meaning specified in Section 3.01.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto, as amended.

“Communications Plan” has the meaning specified in Section 11.06(b).

“Confidential Information” means all confidential or proprietary documents and information concerning any party hereto or any of its Affiliates or Representatives; provided, however, that Confidential Information shall not include any information which, (i) at the time of disclosure by any other party hereto or any of their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement, (ii) at the time of the disclosure by the party to which the information relates or its Representatives to any other party hereto or any of their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving or disclosing such Confidential Information or (iii) is independently developed by a party or its Affiliates or Representatives without reference to the Confidential Information.

“Confidentiality Agreement” means, in each case, as amended from time to time, (i) the confidentiality agreement dated March 27, 2023, by and between SEDA and KME Group S.p.A. and (ii) the confidentiality agreement dated April 13, 2023, by and between SEDA and Paragon Partners GmbH.

“Consent” means any consent, approval, notice of no objection, expiration of applicable waiting period, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases and purchase orders.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, or directive, by any Governmental Authority in connection with or in response to the 2019 novel coronavirus, including any new strains or variants thereto or any other coronavirus or respiratory illness.

“Creature Kingdom” has the meaning specified in the preamble.

“Cunova” has the meaning specified in the preamble.

“Cunova Preference Share” means the preference share with the number 25,001 of Cunova.

“Cunova Shareholders” means JV GmbH and KME Special.

“Data Protection Laws” means all applicable Laws in any jurisdiction relating to privacy or the processing or protection of personal data, including (without limitation) the General Data Protection Regulation (2016/679) (the “GDPR”) and any national law supplementing the GDPR.

“DDTC” means the U.S. Department of State, Directorate of Defense Trade Controls.

“Debt Financing” means any debt financing obtained on or prior to the Closing Date in connection with the Transaction other than the Debt Refinancing and the Paragon Vendor Loan.

“Debt Refinancing” means the refinancing of the Existing Financing for an amount equal to the amount outstanding under the Existing Financing (after deducting any applicable fees) or the obtaining of all necessary waivers, consents, amendments, confirmations and/or approvals for the continuation of the Existing Financing following Closing, in each case with changes to permit the incurrence of indebtedness under, and (p)repayment of, the Paragon Vendor Loan.

“Disclosed Instruments” has the meaning specified in Section 9.24.

“Dissenting SEDA Shareholders” has the meaning specified in Section 2.01(g)(i).

“Dissenting SEDA Shares” has the meaning specified in Section 2.01(g)(i).

“Domain Names” means the domain names used by JV GmbH or any of its Subsidiaries.

“DPA” means the Defense Production Act of 1950, as amended (50 U.S.C.§ 4565), and all implementing regulations thereof.

“DTC” means the Depository Trust Company.

“Employment Laws” has the meaning specified in Section 4.15(b).

“Enforceability Exceptions” has the meaning specified in Section 4.03(a).

“Environmental Laws” means any and all applicable Laws relating to pollution or protection or preservation of the environment (including endangered or threatened species and other natural resources) or occupational health or safety, including those related to the use, storage, emission, generation, handling, transportation, treatment, distribution, labeling, discharge, control, cleanup, disposal, Release or threatened Release of, or exposure to, Hazardous Materials and the rules made thereunder.

“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended.

“Exchange” has the meaning specified in the recitals hereto.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 2.07(a).

“Exchange Date” has the meaning specified in Section 3.01.

“Exchange Rate” means with respect to a particular currency for a particular day, the closing mid-point spot rate of exchange for that currency into U.S. dollars on such date as published in the London edition of the Financial Times on the Business Day immediately prior or, where no such rate is published in respect of that currency for such date, at the rate quoted by Bloomberg as at the close of business in London as at such date.

“Exchange Ratio” means 1.119375.

“Existing Facility” means the facilities agreement originally dated December 17, 2021 between, amongst others, JV GmbH (formerly Blitz H21-630 GmbH under the Existing Facility) as parent and Hayfin Services LLP as agent and security agent.

“Existing Facility Release Letter” means a release letter in a customary form executed by Hayfin Services LLP as agent and security agent under the Existing Facility on behalf of all secured parties under the Existing Facility confirming the release of Paragon and its Affiliates in respect of the equity commitment letters each dated 26 January 2022 in connection with the Existing Facility.

“Existing Financing” means the Existing Facility and associated financing arrangements.

“Existing PubCo Articles” means PubCo’s articles of association as of the date of this Agreement.

“Extension” has the meaning specified in the recitals hereto.

“Extension Funding Promissory Notes” means, collectively, the Sponsor Extension Funding Promissory Note, the Capricorn Extension Funding Promissory Note and the Seaside Extension Funding Promissory Note.

“Financing” means the Debt Financing, the PIPE Investment, and any other equity or debt financing (other than the Debt Refinancing) obtained on or prior to the Closing Date in connection with the Transactions and in each case available to PubCo including, for the avoidance of doubt, any facility to backstop redemptions.

“Foreign Investment Law” means any applicable Laws (including the DPA) intended to screen, prohibit or regulate investments on public interest or national security grounds.

“Form F-4” means registration statement on Form F-4, as amended or supplemented from time to time, and including the proxy statement contained therein and any exhibits thereto.

“Fraud” means fraud in the making of a representation or warranty contained in Article IV, Article V, Article VI, Article VII or Article VIII of this Agreement or any “bringdown” or other confirmation with respect to any such representation or warranty, and requires that: (i) a party to this Agreement made a false representation of material fact in Article IV, Article V, Article VI, Article VII or Article VIII of this Agreement or in any “bringdown” or other confirmation with respect to any such representation or warranty; (ii) such party had actual knowledge that such representation was false when made and acted with scienter; (iii) the false representation caused the party to whom it was made, in justifiable reliance upon such false representation and with ignorance as to the falsity of such representation, to take or refrain from taking action; and (iv) the party to whom the false representation was made suffered damage by reason of such reliance. “Fraud” expressly excludes legal theories such as equitable fraud, promissory fraud, unfair dealings fraud, negligent or reckless misrepresentation, and other fraud-based claims.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, notice, determination or award, in each case, entered by or with any Governmental Authority.

“Harebell Share Letter” means the letter agreement dated October 17, 2023, entered into by and between Harebell S.r.l. and SEDA.

“Hazardous Materials” means material, substance or waste that is listed, regulated or otherwise defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning), under applicable Law, including petroleum, petroleum by- products, asbestos or asbestos-containing material, polychlorinated biphenyls, per- or polyfluoroalkyl substances, flammable or explosive substances or pesticides.

“HMRC” means HM Revenue and Customs.

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board and adopted by the European Union.

“Indebtedness” means, with respect to any Person, without duplication, (a) all indebtedness of such Person for borrowed money, including the outstanding principal amount of, accrued but unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any payment obligations of such Person evidenced by any promissory note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person in respect of the principal and interest components of leases that are classified as capital leases in accordance with IFRS (as applicable to such Person), (e) all obligations by which such Person assures a creditor against loss, including for reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, to the extent drawn or claimed against, (f) all obligations of such Person in respect of banker’s acceptances issued or created, (g) net obligations under interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person, (i) all obligations secured by a Lien on any property of such Person, (j) any severance costs, pension, bonus, deferred compensation, amounts due in respect of cancellation of options and other equity awards, forgivable loans (whether issued or proposed to be issued) or similar obligations (and, in each case, any employer portion of unemployment, social security, payroll or similar Tax payable in connection therewith) and (k) all obligations described in clauses (a) through (j) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means trademarks, service marks, rights in trade names, business names, logos or get-up, goodwill and the right to sue for passing off, patents, supplementary protection certificates, rights in inventions, registered and unregistered design rights, copyrights (including rights in software), database rights, image rights and rights to personality, rights in domain names and URLs and social media presence accounts, and all other similar rights in any part of the world (including in confidential information, trade secrets and Know-How) and whether registered or not, including, where such rights are obtained or enhanced by registration, any registration of such rights and applications and rights to apply for such registrations.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 9.01.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“ITAR” means the International Traffic in Arms Regulations.

“ITAR Approval” means the sixty (60) day period following the submission of the filing as required by Section 122.4(b) of the ITAR has expired, or, if such period has not elapsed, DDTC otherwise has confirmed that the burden required pursuant to Section 38(g)(6) of the Arms Export Control Act and Section 122.4 of the ITAR has been met.

“IT Contracts” means all arrangements and agreements to which JV GmbH or any of its Subsidiaries is a party under which (i) any third party provides the JV GmbH or any of its Subsidiaries with any element of, or services relating to, IT Systems, including leasing, hire-purchase, software licences, support, maintenance, services, development and design agreements; and (ii) JV GmbH or any of its Subsidiaries provides any third party with any element of, or services relating to, IT Systems, including leasing, hire-purchase, software licences, support, maintenance services, development and design agreements.

“IT Systems” means any information technology and information technology equipment, including any system, network, hardware, computer, software (including in source code and object code and including any system software, operational software, application software, interface or firmware), router, hub, server, database and website owned or used by JV GmbH and its Subsidiaries, including user manuals, training materials and other documentation, related to any of the foregoing.

“JV GmbH” has the meaning specified in the preamble.

“JV GmbH Audited Financial Statements” has the meaning specified in Section 4.07(a).

“JV GmbH Benefit Plan” has the meaning specified in Section 4.14(a).

“JV GmbH Board” means the board of directors of JV GmbH.

“JV GmbH Disclosure Schedules” means the disclosure schedules of JV GmbH and its Subsidiaries delivered to SEDA in connection with this Agreement.

“JV GmbH Latest Balance Sheet Date” has the meaning specified in Section 4.07(a).

“JV GmbH Ordinary Shares” means the ordinary shares with consecutive numbers 1 to 45,454 of JV GmbH.

“JV GmbH Permits” has the meaning specified in Section 4.26.

“JV GmbH Preference Share” means the preference share with the number 45,455 of JV GmbH.

“JV GmbH Shareholder” means a holder of JV GmbH Shares.

“JV GmbH Shareholders Agreement” means the shareholders agreement dated 17 and 18 December 2021 entered into by PP Holding, Paragon, KME Group SpA (formerly Intek Group SpA), KME, KME Special and JV GmbH (register of deeds no. W 5012 / 21 of the public notary Prof. Dr. Hartmut Wicke, Munich, Germany).

“JV GmbH Shareholder Approval” has the meaning specified in Section 4.03(a).

“JV GmbH Shares” means the JV GmbH Ordinary Shares and the JV GmbH Preference Share.

“JV GmbH Transaction Expenses” means all fees and expenses incurred or otherwise paid for by JV GmbH (or, at the JV GmbH’s discretion, any of its Subsidiaries) in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions and the Financing, including, but not limited to, the (i) fees and disbursements of outside counsel to JV GmbH incurred in connection with the Transactions and (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by JV GmbH on its own behalf in connection with the Transactions and the Financing; provided that financing or refinancing fees charged by the financing sources in connection with the Financing shall not be deemed JV GmbH Transaction Expenses.

“KME” has the meaning specified in the preamble hereto.

“KME America” means KME America Inc.

“KME AssetCo” means KME AssetCo GmbH.

“KME AssetCo Preference Share” means the preference share with the number 25,001 of KME AssetCo held by Cunova as of the date hereof.

“KME AssetCo Shareholders” means KME Special and Cunova.

“KME Cash Consideration” has the meaning specified in Section 2.04(a)(ii).

“KME Cash Consideration Reduction” has the meaning specified in Section 9.08(b).

“KME Disclosure Schedules” means the disclosure schedules of KME delivered to SEDA in connection with this Agreement.

“KME Exchanged Shares” has the meaning specified in Section 2.04(b).

“KME Germany” means KME Germany GmbH.

“KME JV GmbH SHL” means KME Special’s shareholder loan to JV GmbH made pursuant to that shareholder loan agreement dated January 31, 2022.

“KME Mansfeld” means KME Mansfeld GmbH.

“KME Special” means KME Special Products GmbH & Co. KG.

“KME Transaction Expenses” means all fees and expenses incurred or otherwise paid for by or on behalf of KME in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, including, but not limited to, the (i) fees and disbursements of outside counsel to KME incurred in connection with the Transactions and the Financing, (ii) the costs and expenses associated with any filings with or notifications to any Governmental Authority, (iii) the fees, costs and expenses (including legal expenses) associated with the preparation and filing of the Form F-4 and (iv) fees, costs and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by KME on its own behalf or on behalf of PubCo or Merger Sub in connection with the Transactions and the Financing.

“Know-How” means any and all know-how and other industrial and commercial information and techniques in any form not in the public domain, including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” has the meaning specified in Section 4.19(b).

“Letter of Transmittal” has the meaning specified in Section 2.07(c)(i).

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Licensed Business IPR” means all Business IPR that is owned by a third party and licensed or otherwise used by JV GmbH or any of its Subsidiaries.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, encumbrance, security interest, license or other lien of any kind.

“Lock-Up Agreement” has the meaning specified in the recitals.

“Material Adverse Effect” means any fact, event, change, effect, circumstance or condition that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, assets, Liabilities, results of operations or financial condition of PP Holding, the Aerospace Business, or JV GmbH and its Subsidiaries, taken as a whole or (ii) the ability of JV GmbH, KME and its Affiliates or PP Holding to consummate the Transactions in accordance with the terms hereof; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” under the foregoing clause (i): (a) any change or effect resulting from the execution of this Agreement or the Transactions (including the announcements thereof) or the pendency or the consummation of the Transactions, including the impact of any of the foregoing on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, service providers and employees; (b) any proposal, enactment or change in interpretation of, or other change in, applicable Laws, IFRS or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (c) changes in interest rates or the financial or securities markets or economic or political conditions generally; (d) any change generally affecting any of the industries or markets in which PP Holding, the Aerospace Business, JV GmbH or its Subsidiaries principally operate or the economy as a whole; (e) the taking of any action required or contemplated by this Agreement or taken with the prior written consent of SEDA; (f) any pandemic, epidemic, disease outbreak or other public health emergency (including the COVID-19 or any similar or related disease caused by the SARS-CoV-2 virus or any mutation or evolution thereof), any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; or (g) any national or international political or social conditions in countries or the geographic region in which PP Holding, the Aerospace Business, JV GmbH or its Subsidiaries operate, including the engagement in hostilities or the escalation or continuation thereof, whether or not pursuant to the declaration of a national emergency or war or the occurrence of any military or terrorist attack therein; or (h) any failure of PP Holding, the Aerospace Business, JV GmbH or its Subsidiaries to meet any projections, forecasts or budgets (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect if such facts are not otherwise excluded under this definition); provided, further, that any event, occurrence, fact, condition, or change referred to in clauses (b), (c), (d), (f) and (g) above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on PP Holding, JV GmbH and their Subsidiaries, taken as a whole, compared to other participants in the industry and geographic locations in which PP Holding, JV GmbH and their Subsidiaries primarily conduct business.

“Merger” has the meaning specified in the recitals hereto.

“Merger Date” has the meaning specified in Section 3.01.

“Merger Effective Time” has the meaning specified in Section 2.01(a).

“Merger Filing Documents” means the Plan of Merger together with such other documents as may be required in accordance with the applicable provisions of the Cayman Companies Act, the Delaware Limited Liability Companies Act or by any other applicable Law to make the Merger effective.

“Merger Sub” has the meaning specified in the preamble hereto.

“Merger Sub Units” means the units, par value $0.01 per unit, of the company capital of Merger Sub.

“Merger Sub Member and Manager Approvals” has the meaning specified in Section 8.02.

“New PubCo Articles” means the new articles of association of PubCo (and any amendment or variation thereto made with the consent of KME and SEDA) to be agreed during the Interim Period pursuant to Section 11.12.

“NYSE” means the New York Stock Exchange.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, certification of formation and limited liability company agreement, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Owned Business IPR” means all Business IPR that is owned by JV GmbH or one of its Subsidiaries.

“Paragon” has the meaning specified in the preamble hereto.

“Paragon Cash Consideration” has the meaning specified in Section 2.03(a)(i).

“Paragon Disclosure Schedules” means the disclosure schedules of Paragon delivered to SEDA in connection with this Agreement.

“Paragon Exchanged Shares” has the meaning specified in Section 2.03(a).

“Paragon PP Holding SHL” means Paragon’s shareholder loan to PP Holding made pursuant to that shareholder loan agreement dated January 27, 2022.

“Paragon Transaction Expenses” means all fees and expenses incurred or otherwise paid for by or on behalf of Paragon in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions and the Financing, including, but not limited to, the (i) fees and disbursements of outside counsel to Paragon incurred in connection with the Transactions and the Financing, (ii) the costs and expenses associated with any filings with or notifications to any Governmental Authority, (iii) the fees, costs and expenses (including legal expenses) associated with the preparation and filing of the Form F-4 and (iv) fees, costs and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by Paragon on its own behalf or on behalf of JV GmbH, PubCo or Merger Sub in connection with the Transactions and the Financing.

“Paragon Vendor Loan” has the meaning specified in Section 2.03(a)(i).

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“PCAOB Audited Financials” has the meaning specified in Section 9.07(a).

“Permits” means all permits, licenses, certificates of authority, authorizations, qualifications, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar Liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate Actions, in each case, only to the extent reflected or reserved against in the consolidated balance sheet of JV GmbH and its Subsidiaries as of December 31, 2022, (ii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions, in each case, for which appropriate reserves have been established in accordance with IFRS, (iv) Liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any Leased Real Property (A) the interests and rights of the respective lessors under the terms of the Real Estate Lease Documents with respect thereto, including any statutory landlord liens and any Lien thereon and (B) any Liens encumbering the land of which the Leased Real Property is a part, (vi) with respect to any Leased Real Property, zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, such Leased Real Property, (vii) nonexclusive licenses of Intellectual Property entered into in the ordinary course of business, (viii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable and (ix) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Data” means any information that can identify, relate to, describe, be associated with, or be reasonably capable of being associated with a particular individual, including corollary terms under Data Protection Laws.

“Personal Data Breach” means the accidental or unlawful destruction, loss, alteration, unauthorized disclosure, exfiltration, or theft of, or access to, Personal Data, including corollary terms under Data Protection Laws.

“PIPE Investment” has the meaning specified in the recitals hereto.

“PIPE Investors” has the meaning specified in the recitals hereto.

“Plan of Merger” means the agreement and plan of merger relating to the Merger (and any amendment or variation thereto made in accordance with the provisions of the Cayman Companies Act and the Delaware Limited Liability Companies Act with the consent of the Shareholders and SEDA) to be agreed during the Interim Period pursuant to Section 11.12.

“Post-Closing PubCo Board” has the meaning specified in Section 11.15.

“Pound,” “pound sterling” or “£” means the lawful currency of the U.K.

“PP Holding” has the meaning specified in the preamble hereto.

“PP Holding Unaudited Financial Statements” has the meaning specified in Section 6.07(a).

“PP Holding Board” means the board of directors of PP Holding.

“PP Holding Latest Financials Date” has the meaning specified in Section 6.07(a).

“PP Holding Shareholder” means Paragon.

“PP Holding Shareholder Approval” means the requisite approval of this Agreement and each ancillary agreement to this Agreement and PP Holding’s performance hereunder or thereunder, each as required under PP Holding’s Organizational Documents and/or applicable Law.

“PP Holding Shares” means the shares with consecutive numbers 1 to 25,000 of PP Holding.

“Private Placement Warrants Purchase Agreement” means that certain Private Placement Warrants Purchase Agreement, dated as of October 28, 2021, by and among SEDA, Capricorn, and Seaside.

“Pro Forma Financials” has the meaning specified in Section 9.07(a).

“Proposals” has the meaning specified in Section 11.03(c).

“Proxy Statement/Prospectus” means the proxy statement/prospectus to be included in the Form F-4 and that shall be (a) a proxy statement of SEDA with respect to the matters to be submitted to the SEDA Shareholders at the SEDA Meeting and (b) a prospectus of PubCo, including all amendments and supplements thereto.

“PubCo” has the meaning specified in the preamble hereto.

“PubCo Exchanged Shares” has the meaning specified in Section 2.04(a)(i).

“PubCo Share Capital Increase” has the meaning specified in Section 2.05.

“PubCo Shareholder Approval” has the meaning specified in Section 8.02.

“PubCo Shareholders” means a holder of PubCo Shares.

“PubCo Shares” means the ordinary shares in the capital of PubCo, having rights and being subject to the conditions set out in the New PubCo Articles.

“Public Official” means (a) any official, director, officer, employee, agent or representative of any regional, federal, state, provincial, county or municipal government or government department, agency, or other division; (b) any official, director, officer, employee, agent or representative of any commercial enterprise that is owned or controlled by a government, including any state-owned or controlled company or organization; (c) any official, director, officer, employee, agent or representative of any public international organization, such as the United Nations or the World Bank; (d) any person acting in an official capacity and/or exercising a public function for any government or government entity, enterprise, or organization identified above, or legislative or judicial function of any kind; and (e) any political party, party official or candidate for political office.

“Real Estate Lease Documents” has the meaning specified in Section 4.19(b).

“Redeeming Shareholder” means a SEDA Shareholder who validly demands that SEDA redeems its SEDA Shares for cash in connection with the Transactions and in accordance with SEDA’s Organizational Documents.

“Registrar” means the Registrar of Companies in England and Wales.

“Registration Rights Agreement Term Sheet” has the meaning specified in the recitals hereto.

“Regulatory Consent Authorities” means the Governmental Authorities with jurisdiction over (i) enforcement of any applicable Antitrust Law or Foreign Investment Law and (ii) any applicable Permits or waivers required for JV GmbH and its Subsidiaries’ operations.

“Release” means, with respect to Hazardous Materials, any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration into or through the indoor or outdoor environment.

“Representative” means, as to any Person, any of the officers, directors, managers, employees, counsel, accountants, financial advisors and consultants of such Person.

“Required Financials” has the meaning specified in Section 9.07(a).

“Requisite SEDA Warrantholder Approval” means the vote or written consent of the requisite percentage of registered holders of then-outstanding SEDA Public Warrants and SEDA Private Warrants entitled to vote or consent, as applicable, thereon to permit the conversion or exchange of SEDA Warrants for PubCo Shares after the Merger Effective Time at an exchange ratio of one to one.

“Russia JV” means KME Service Russland Ltd.

“Russia and China Sales” has the meaning specified in Section 9.24.

“Sanctioned Jurisdiction” shall mean, at any time, a country or territory which is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, Iran, Cuba, Syria, North Korea, the Crimea region of Ukraine and the so-called Donetsk and Luhansk People’s Republic regions of Ukraine), as well as the non-controlled regions of the oblasts of Zaporizhzhia and Kherson.

“Sanctioned Person” shall mean any Person: (a) designated on any Sanctions-related list of sanctioned Persons maintained by any Sanctions Authority; (b) any Person located, organized, or ordinarily resident in a Sanctioned Jurisdiction; or (c) any Person directly or indirectly owned 50% or more or controlled by (in accordance with the relevant definitions under Sanctions) any of the foregoing.

“Sanctions” means the economic, trade or financial sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced from time to time by any Sanctions Authority.

“Sanctions Authority” shall mean the United States government (including, but not limited to, the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State); the United Nations Security Council; the European Union and any of its member states; the UK Government (including, but not limited to, His Majesty’s Treasury).

“Schedules” means, collectively, the JV GmbH Disclosure Schedules, the KME Disclosure Schedules, the Paragon Disclosure Schedules, the SEDA Disclosure Schedules, and the other Schedules to this Agreement referred to herein.

“Seaside” means Seaside Holdings (Nominee) Limited, a Guernsey limited company.

“Seaside Extension Funding Promissory Note” means the funding undertaking and promissory note dated November 2, 2023, entered into by and between SEDA (as maker) and Seaside (as payee).

“Seaside Working Capital Promissory Note” means the promissory note dated September 29, 2023, entered into by and between SEDA (as maker) and Seaside (as payee).

“SEC” means the United States Securities and Exchange Commission.

“SEC Clearance Date” means the date on which the SEC has declared the Form F-4 effective.

“SEC Reports” has the meaning specified in Section 7.08(a).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

“SEDA” has the meaning specified in the preamble hereto.

“SEDA Adjusted Warrant” has the meaning specified in Section 2.01(e)(iii).

“SEDA Board” means the board of directors of SEDA.

“SEDA Class A Shares” means the Class A ordinary shares, par value $0.0001 per share of SEDA.

“SEDA Class B Shares” means the Class B ordinary shares, par value $0.0001 per share of SEDA.

“SEDA Cure Period” has the meaning specified in Section 13.01(c).

“SEDA Disclosure Schedules” means the disclosure schedules of SEDA delivered to the JV GmbH in connection with this Agreement.

“SEDA Financials” means the audited balance sheet of SEDA as of December 31, 2022, and the related notes thereto.

“SEDA Meeting” means the annual general meeting or extraordinary general meeting of SEDA, as applicable, to be held for the purpose of approving the Proposals and obtaining the SEDA Shareholder Approval.

“SEDA Preference Shares” means the preference shares, par value $0.0001 per share of SEDA.

“SEDA Private Warrant” means a warrant entitling each of Sponsor, Capricorn and Seaside to purchase one SEDA Class A Share per warrant, issued pursuant to the terms of the Private Placement Warrants Purchase Agreement and the Working Capital Promissory Notes.

“SEDA Public Warrant” means a warrant entitling the holder to purchase one SEDA Class A Share per warrant, issued pursuant to the terms of the Warrant Agreement.

“SEDA Representative” has the meaning specified in the preamble hereto.

“SEDA Securities” means, collectively, the SEDA Shares and SEDA Warrants.

“SEDA Shareholder” means a holder of SEDA Shares.

“SEDA Shareholder Approval” means (a) with respect to the Merger, a special resolution under Cayman Islands law, being the affirmative vote of a majority of at least two-thirds of the SEDA Shareholders who attend and vote at the SEDA Meeting and (b) with respect to any other Proposals proposed to the SEDA Shareholders, the requisite approval required under SEDA’s Organizational Documents, the Cayman Companies Act or other applicable Law.

“SEDA Shares” means, collectively, the SEDA Class A Shares, SEDA Class B Shares and SEDA Preference Shares.

“SEDA Transaction Expenses” means all fees and expenses incurred by or on behalf of SEDA in connection with or in relation to the preparation, negotiation and execution of this Agreement and the consummation of the Transactions, the Extension and the Financing, including, but not limited to, the (i) fees and disbursements of outside counsel to SEDA and SEDA’s management incurred in connection with the Transactions, the Extension, the Financing, and its initial public offering and fees and expenses relating to the extension of the date by which SEDA must consummate an initial business combination, (ii) fees and expenses of any other agents, advisors, consultants, experts, financial advisors, brokers, finders or investment bankers employed by SEDA in connection with the Transactions, the Extension, the Financing, and SEDA’s initial public offering, (iii) fees, costs and expenses incurred by SEDA in connection with obtaining the Extension including filing fees, (iv) the costs and expenses associated with any filings with or notifications to any Governmental Authority, (v) the fees, costs and expenses (including legal expenses) associated with the preparation and filing of the Form F-4 and (vi) the fees, costs and expenses associated with the SEDA Shareholder Approval.

“SEDA Unit” means the units issued by SEDA, each consisting of one share of SEDA Class A Shares and one-half of one SEDA Public Warrant.

“SEDA Warrants” means, collectively, the SEDA Public Warrants and SEDA Private Warrants.

“Senior Aerospace Employee” means any Aerospace Business Employee with a base salary greater than or equal to $120,000.

“Senior JV GmbH Employee” means any employee of the JV GmbH or its Subsidiaries with a base salary greater than or equal to $325,000.

“Shareholder Transaction Expenses” means, collectively, the KME Transaction Expenses and the Paragon Transaction Expenses.

“Shareholders” has the meaning specified in the preamble.

“Short Sales” means, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

“Shortfall” means (x) $35,000,000 or (y) if the Available Cash exceeds $140,000,000, the Shortfall shall be reduced by an amount equal to such excess, and, in any event, if the Shortfall is a negative number, the Shortfall shall be deemed to be $0.

“Software” means any and all computer programs, including any and all software or firmware implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form and all databases associated therewith.

“Sponsor” means SDCL EDGE Sponsor LLC, a Cayman Islands limited liability company.

“Sponsor Extension Funding Promissory Note” means the funding undertaking and promissory note dated November 2, 2023, entered into by and between SEDA (as maker) and Sponsor (as payee).

“Sponsor Working Capital Promissory Note” means the promissory note dated September 8, 2023, entered into by and between SEDA (as maker) and Sponsor (as payee).

“Sponsor Recapitalization” has the meaning specified in the recitals.

“Sponsor Support Agreement” has the meaning specified in the recitals.

“Subscription Agreements” means any subscription agreements between PubCo, SEDA and PIPE Investors, pursuant to which any such PIPE Investors will have committed to purchase a number of PubCo Shares at Closing.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member. The term “Subsidiary”, with respect to JV GmbH, will also be deemed to include Special Steels & Alloys S.E. Asia Ltd and exclude the Carve-Out JVs.

“Surviving Provisions” has the meaning specified in Section 13.03.

“Takeover Code” means the U.K. City Code on Takeover and Mergers administered by the Takeover Panel.

“Target Cure Period” has the meaning specified in Section 13.01(b).

“Target Specified Representations” has the meaning specified in Section 12.02(a)(i).

“Tax” means any U.S. and non-U.S. federal, national, state, provincial, territorial, local, and other net income tax, alternative or add-on minimum tax, capital gains tax, minimum alternate tax, withholdings and deductions in respect of tax, buy back tax, tax on dividend, tax on premium, tax on interest, franchise tax, gross income, adjusted gross income or gross receipts tax, employment related tax (including employee withholding or employer payroll tax, social security or national insurance contributions, apprenticeship levy, FICA or FUTA), inheritance tax, ad valorem, transfer, franchise, license, excise, severance, stamp, stamp duty reserve tax, occupation, premium, personal property, real property, capital stock, profits, disability, registration, value added, estimated, customs duties, and sales or use tax, or other tax of any kind arising in any part of the world, together with any surcharge, excess, interest, penalty, fine, fee, addition to tax or additional amount imposed with respect thereto by a Governmental Authority, including, but not limited to, any tax and tax-related ancillary obligations within the meaning of Section 3(1) through (4) of the German Fiscal Code (Abgabenordnung - AO), and in each case irrespective of whether (A) owed as primary liability or as a secondary liability or (B) assessed, to be withheld or payable based on a contractual arrangement (e.g., under a tax sharing agreement, a contractual guarantee or an indemnity).

“Tax Return” means any return, report, statement, refund, claim, declaration, self-assessment, information return, statement, estimate or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Taxation Authority” means any taxing or other authority (in any jurisdiction) competent to impose any Tax liability or assess or collect any Tax.

“Terminating SEDA Breach” has the meaning specified in Section 13.01(c).

“Terminating Target Breach” has the meaning specified in Section 13.01(b).

“Termination Date” has the meaning specified in Section 13.02.

“Transaction Expenses” means, collectively, the JV GmbH Transaction Expenses, SEDA Transaction Expenses and the Shareholder Transaction Expenses.

“Transactions” means the transactions contemplated by this Agreement, including the Sponsor Recapitalization, Merger and the Exchange.

“Transfer Taxes” has the meaning specified in Section 11.05(a).

“Trust Account” has the meaning specified in Section 7.06(a).

“Trust Agreement” has the meaning specified in Section 7.06(a).

“Trust Account Distribution” has the meaning specified in Section 2.02.

“Trustee” has the meaning specified in Section 7.06(a).

“U.K.” means the United Kingdom of Great Britain and Northern Ireland.

“U.S. Dollar” or “$” means the lawful currency of the United States of America.

“U.S. Sales Agency Agreement” means the agency agreement relating to the Aerospace Business to be entered into at Closing between Cunova (as principal) and KME America (as agent) substantially in the form of Exhibit H attached hereto.

“VAT” means, in the U.K., value added tax chargeable pursuant to the Value Added Tax Act 1994, and in relation to any jurisdiction within the European Union, value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC together with legislation supplemental thereto, and, in relation to any other jurisdiction, the equivalent Tax (if any) in that jurisdiction.

“Warrant Agreement” means that certain Warrant Agreement, dated as of October 28, 2021, between SEDA and the Trustee.

“Working Capital Promissory Notes” means, collectively, the Sponsor Working Capital Promissory Note, the Capricorn Working Capital Promissory Note and the Seaside Working Capital Promissory Note.

“Written Objection” has the meaning specified in Section 2.01(f).

1.02 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article,” “Section,” “Schedule,” “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(c) Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(d) The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto.

(e) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(f) All accounting terms used herein and not expressly defined herein shall have the meanings given to them under IFRS.

(g) Any currency amounts that are not referenced herein in U.S. Dollars shall be converted at the Exchange Rate at the relevant date.

(h) The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided no later than two (2) days prior to the date hereof to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by JV GmbH in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form.

(i) Notwithstanding any other provision of this Agreement or any other document entered into in connection with this Agreement, where any obligation, representation, warranty, undertaking, covenant or indemnity in this Agreement or any such other document is expressed to be made, undertaken or given by more than one Shareholder, each such Shareholder shall be severally (and neither jointly nor jointly and severally) responsible in respect of it, and no Shareholder shall have any liability whatsoever to the extent such liability relates to any acts or omissions of another Shareholder.

(j) For the avoidance of doubt, each of the obligations, covenants, representations, warranties, undertakings and indemnities of the parties hereto shall only be deemed to be an obligation, covenant, representation, warranty, undertaking or indemnity, as the case may be, of that party.

(k) References to “costs” and/or “expenses” incurred by a person shall not include any amount in respect of VAT comprised in such costs or expenses which either that person or, if relevant, any other member of the group to which that person belongs for VAT purposes, is entitled to recover (whether by credit, repayment or otherwise).

1.03 Knowledge. As used herein, the phrase “to the knowledge” of any Person shall mean the actual knowledge, after reasonable inquiry of direct reports, of:

(a) in the case of JV GmbH, the individuals listed on Schedule 1.03(a) of the JV GmbH Disclosure Schedule;

(b) in the case of KME, the individuals listed on Schedule 1.03(b) of the KME Disclosure Schedule;

(c) in the case of Paragon, the individuals listed on Schedule 1.03(c) of the Paragon Disclosure Schedule;

(d) in the case of SEDA, the individuals listed on Schedule 1.03(d) of the SEDA Disclosure Schedule; and

(e) in the case of any other party hereto:

(i) if an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry; or

(ii) if a natural person, the actual knowledge of such Person after reasonable inquiry.

1.04 Equitable Adjustments. If, between the date of this Agreement and the Merger Date, with respect to SEDA and PubCo, and the Exchange Date, with respect to JV GmbH, the outstanding PubCo Shares, SEDA Shares or JV GmbH Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number, value (including U.S. Dollar value) or amount contained herein that is based upon the number of PubCo Shares, SEDA Shares or JV GmbH Shares as of the date of this Agreement will be appropriately adjusted to provide to the JV GmbH Shareholders, PubCo Shareholders and the SEDA Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 1.04 shall not be construed to permit SEDA, PubCo or JV GmbH to take any action with respect to their respective securities that is prohibited by, or requires consent pursuant to, the terms and conditions of this Agreement.

ARTICLE II

THE MERGER; EXCHANGE

2.01 Merger. On the Merger Date, in accordance with the applicable provisions of the Cayman Companies Act and the Delaware Limited Liability Company Act, PubCo, SEDA and Merger Sub shall take those steps in accordance with this Section 2.01, pursuant to which, at the Merger Effective Time, SEDA shall be merged with and into Merger Sub with Merger Sub being the surviving entity, following which the separate corporate existence of SEDA shall cease and Merger Sub shall continue as the surviving company (provided that references in this Agreement to SEDA for periods after the Merger Effective Time shall include Merger Sub).

(a) Merger Effective Time. On the Merger Date, PubCo, SEDA and Merger Sub shall cause the executed Plan of Merger and other required Merger Filing Documents to be filed with the Secretary of State of the State of Delaware and the Cayman Islands Registry of Companies. The parties agree that the effective time of the Merger shall be at 10:00 a.m. Delaware time on the Business Day immediately prior to the Closing Date (“Merger Effective Time”).

(b) Effect of the Merger. At the Merger Effective Time, the Merger shall have the effects set forth in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Companies Act and Delaware Limited Liability Company Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of SEDA and Merger Sub shall vest in and become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub as the surviving company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by Merger Sub of any and all agreements, covenants, duties and obligations of SEDA set forth in this Agreement to be performed after the Merger Effective Time, and Merger Sub shall thereafter exist as a wholly owned Subsidiary of PubCo.

(c) Organizational Documents of Merger Sub. At the Merger Effective Time, Merger Sub’s Organizational Documents, as in effect immediately prior to the Merger Effective Time, shall be amended and restated in their entirety in the form of the amended and restated limited liability company agreement of Merger Sub agreed by the Parties prior to Closing pursuant to Section 11.12 (the “A&R LLCA of Merger Sub”), and shall be the limited liability company agreement of Merger Sub, until thereafter amended in accordance with the terms thereof and the Delaware Limited Liability Company Act.

(d) Managers and Officers of Merger Sub. At the Merger Effective Time, the managers and executive officers of Merger Sub shall resign, and the board of managers of Merger Sub and the executive officers of Merger Sub shall be as determined between SEDA and KME in writing not less than five (5) Business Days prior to the Closing Date, each to hold office in accordance with the A&R LLCA of Merger Sub and other appropriate governance protocols, until they are removed in accordance with the A&R LLCA of Merger Sub or until their respective successors are duly elected or appointed and qualified.

(e) Effect of the Merger on Issued Securities of SEDA and Merger Sub. At the Merger Effective Time, by virtue of and as part of the agreed consideration for the Merger and without any action on the part of any party hereto or the holders of securities of SEDA or Merger Sub:

(i) SEDA Units. Each SEDA Unit outstanding immediately prior to the Merger Effective Time shall be automatically detached and the holder thereof shall be deemed to hold one SEDA Class A Share and one-half of a SEDA Warrant in accordance with the terms of the applicable SEDA Unit, which underlying SEDA Securities shall be adjusted in accordance with the applicable terms of this Section 2.01(e).

(ii) SEDA Shares. Immediately following the separation of each SEDA Unit in accordance with Section 2.01(e)(i), each SEDA Class B Share issued and outstanding immediately prior to the Merger Effective Time shall be converted into 0.893 SEDA Class A Shares, unless otherwise agreed in writing. Following such conversion, each issued and outstanding SEDA Class A Share immediately prior to the Merger Effective Time shall be automatically cancelled, shall no longer be outstanding and shall cease to exist. The holder of each such SEDA Class A Share (except any holder of Dissenting SEDA Shares) shall have the right to receive as of the Merger Effective Time the number of fully paid PubCo Shares (having the terms set forth in the New PubCo Articles) equal to the Exchange Ratio for each SEDA Class A Share so cancelled. PubCo shall allot and issue such PubCo Shares in consideration of such cancellation of the SEDA Class A Shares and the issuance of the number of Merger Sub Units agreed to by the Shareholders and SEDA prior to the Closing Date by Merger Sub to PubCo (immediately following such issuance of PubCo Shares, Merger Sub shall issue such Merger Sub Units to PubCo).

(iii) Adjustment of SEDA Public Warrants and SEDA Private Warrants. Each SEDA Warrant shall remain outstanding but shall be automatically adjusted by way of an amendment and restatement of the Warrant Agreement entered into immediately prior to the Merger Effective Time to become, at the Merger Effective Time, a warrant to purchase one (1) whole PubCo Share (each, a “SEDA Adjusted Warrant”). Each such SEDA Adjusted Warrant will continue to have, and be subject to, the same terms and conditions set forth in the Warrant Agreement immediately prior to the Merger Effective Time (including any repurchase rights and cashless exercise provisions), except that each SEDA Adjusted Warrant will be exercisable (or will become exercisable in accordance with its terms) for one (1) PubCo Share.

(iv) Fractional Shares. Notwithstanding anything in this Agreement to the contrary, no fractional shares of PubCo Shares shall be issued as consideration for the Merger, and each Person who would otherwise be entitled to a fraction of a share of PubCo Shares (after aggregating all fractional shares of PubCo Shares that otherwise would be received by such Person in connection with the Closing) shall instead have the number of shares of PubCo Shares issued to such Person rounded down to the nearest whole shares of PubCo Shares.

(f) Notice to SEDA Shareholders Delivering Written Objection. If any SEDA Shareholder delivers to SEDA, before the SEDA Shareholder Approval is obtained at the SEDA Meeting, a written objection to the Merger (each, a “Written Objection”) in accordance with Section 238(2) and 238(3) of the Cayman Companies Act, SEDA shall, following the SEDA Shareholder Approval, in accordance with Section 238(4) of the Cayman Companies Act, promptly deliver written notice of the authorization of the Merger to each such SEDA Shareholder who has made a Written Objection.

(g) SEDA Shareholder Dissent Rights.

(i) Subject to Section 2.01(e) but notwithstanding any other provision of this Agreement to the contrary and to the extent available under the Cayman Companies Act, SEDA Shares that are issued and outstanding immediately prior to the Merger Effective Time and that are held by any SEDA Shareholder who has validly exercised such Shareholder’s dissenters’ rights for such SEDA Shares in accordance with Section 238 of the Cayman Companies Act and otherwise complied with all of the provisions of the

Cayman Companies Act relevant to the exercise and perfection of dissenters’ rights (all such shares collectively, the “Dissenting SEDA Shares”, and all the holders of such Dissenting SEDA Shares collectively, the “Dissenting SEDA Shareholders”) shall not be converted into, and no Dissenting SEDA Shareholder shall be entitled to receive, the applicable consideration unless and until such Dissenting SEDA Shareholder fails to perfect or withdraws or otherwise loses his, her or its right to dissenters’ rights under the Cayman Companies Act. The SEDA Shares held by any SEDA Shareholder who fails to perfect or who effectively withdraws or otherwise loses his, her or its dissenters’ rights pursuant to the Cayman Companies Act shall cease to be Dissenting SEDA Shares and shall thereupon automatically be cancelled and cease to exist in exchange for the right to receive the applicable consideration pursuant to Section 2.01(e), without any interest thereon.

(ii) Prior to the Closing Date, SEDA shall give KME (A) prompt written notice of any demands for dissenters’ rights received by SEDA from SEDA Shareholders (including any notices received by SEDA pursuant to Section 238(2) or Section 238 (5) of the Cayman Companies Act) and any withdrawals of such demands, and (B) the opportunity to consult with SEDA in connection with all negotiations and proceedings with respect to any such notice or demand for dissenters’ rights under the Cayman Companies Act. SEDA shall not, except with the prior written consent of KME, make any offers or payment or otherwise agree or commit to any payment or other consideration with respect to any exercise by a SEDA Shareholder of its rights to dissent from the Merger or any demands for appraisal or offer or agree or commit to settle or settle any such demands or approve any withdrawal of any such dissenter rights or demands.

(h) No Liability. Notwithstanding anything to the contrary in this Section 2.01, neither SEDA nor PubCo, or any other party hereto shall be liable to any Person for any amount properly paid to a Public Official pursuant to any applicable abandoned property, escheat or similar Law.

2.02 PubCo Redemption and Purchase. On the Exchange Date, immediately after the closing of the Financing, if any, (a) Merger Sub will distribute the available proceeds from the Trust Account to PubCo (the “Trust Account Distribution”), (b) immediately after the Trust Account Distribution, subject to applicable Law and PubCo having sufficient distributable reserves, PubCo will redeem the redeemable preference share in PubCo held by Creature Kingdom in exchange for the release of the undertaking to pay the subscription price of such redeemable preference share and (c) Creature Kingdom will sell, and PubCo will purchase, (subject to applicable law and PubCo having sufficient distributable reserves), the ordinary share in PubCo held by Creature Kingdom for £1.

2.03 Exchange of PP Holding Shares. Upon the terms and subject to the conditions set forth in this Agreement:

(a) on the Exchange Date, Paragon will transfer to PubCo, and PubCo shall acquire, free and clear of all Liens, all right, title and interest in and attaching to all of the issued and outstanding PP Holding Shares (“Paragon Exchanged Shares”) and the Paragon PP Holding SHL, as consideration and in exchange for:

(i) the payment by PubCo to Paragon of the amount in cash (the “Paragon Cash Consideration”) set out opposite to Paragon’s name in Schedule 2.03; provided that the Paragon Cash Consideration will increase and the amount of the Paragon Vendor Loan will decrease on a dollar-for-dollar basis to the extent that Available Cash plus any Additional Funding exceeds $175,000,000 at Closing; and

(ii) the entry by Paragon and PubCo into a vendor loan agreement in the form attached hereto as Exhibit G (the “Paragon Vendor Loan”); and

(b) Paragon agrees to undertake, or cause its respective Subsidiaries to undertake, all such further steps as are necessary to effect the transfer of ownership of the Paragon Exchanged Shares to PubCo by entering into a notarized share transfer agreement.

2.04 Transfer of Aerospace Business and Exchange of JV GmbH Shares

(a) On the Exchange Date, KME shall cause (i) KME Germany, KME Mansfeld and KME America to transfer to Cunova, and Cunova shall accept the transfer of, the Aerospace Business Assets in accordance with the Aerospace Business Transfer Agreement, as consideration and in exchange for the issuance of the APA Vendor Loan for the value determined as set out in Schedule 2.04(a), (ii) KME Germany, KME Mansfeld and KME America to transfer the benefit of the APA Vendor Loan to KME Special, (iii) KME Special to contribute the benefit of the APA Vendor Loan to PubCo, (iv) KME Special to contribute to PubCo all right, title and interest in and attaching to the JV GmbH Ordinary Shares owned by KME Special as set out in Schedule 2.04(a) free and clear of all Liens and the KME JV GmbH SHL, and (v) the Additional Funding (if and to the extent required pursuant to Section 9.08(a)) to be paid to PubCo, in each case, in exchange for:

(i) the allotment and issuance of such number and class of PubCo Shares (the “PubCo Exchanged Shares”) as set out opposite KME’s name in Schedule 2.04(a); and

(ii) Subject to Section 9.08(b), the payment by PubCo to KME of the amount in cash (the “KME Cash Consideration”) set out opposite to KME’s name in Schedule 2.04(a);

(b) KME agrees to undertake, or cause its respective Subsidiaries to undertake, all such further steps as are necessary to effect the transfer of ownership of (i) all the JV GmbH Shares owned by KME Special (the “KME Exchanged Shares”) to PubCo by entering into a notarized share transfer agreement and (ii) the Aerospace Business Assets to Cunova by entering into the Aerospace Business Transfer Agreement.

(c) Cunova shall partially satisfy its obligations under the APA Vendor Loan by assuming PubCo’s liability under the Paragon Vendor Loan.

2.05 PubCo Share Capital Increase. PubCo and, for so long as it or one of its affiliates holds any PubCo Shares, Creature Kingdom shall undertake all corporate steps required to increase PubCo’s share capital to reflect, and to otherwise authorize and implement, the issue and allotment of PubCo Exchanged Shares and the share allotments and issuances contemplated under Section 2.01(e) and Section 2.04(a) (the “PubCo Share Capital Increase”). PubCo shall (i) on the Merger Date, issue and allot to the holders of securities of SEDA such shares as are required and in accordance with Section 2.01(e) and (ii) on the Exchange Date, issue and allot to KME such shares as set out in and in accordance with Sections 2.04(a) and shall submit all filings as required under CA 2006 to the Registrar in respect of the issue and allotment of shares pursuant to this Section 2.05.

2.06 Redemption of the Cunova Preference Share and Transfer of KME AssetCo Preference Share.

(a) On the Exchange Date, Cunova will redeem the Cunova Preference Share by way of a shareholders’ resolution in accordance with Section 2.10(a).

(b) As compensation for the redemption of the Cunova Preference Share, Cunova will transfer to KME Special the KME AssetCo Preference Share, and KME will cause KME Special to accept such transfer.

2.07 Exchange Procedures.

(a) Appointment of Exchange Agent. Prior to the Merger Effective Time, SEDA and PubCo shall appoint a Person authorized to act as exchange agent and registrar in connection with the Transactions, which Person shall be selected by KME, PubCo and SEDA (the “Exchange Agent”) and shall act on behalf of the holders of SEDA Securities and KME, and enter into an exchange agent agreement with the Exchange Agent reasonably acceptable to SEDA, PubCo and KME for the purpose of (A) detaching the SEDA Units and (B) exchanging PubCo Exchanged Shares. PubCo agrees, subject to applicable Law, to issue PubCo Shares as and to the extent required by this Agreement and any ancillary documents thereto to KME and the holders of SEDA Shares. The Exchange Agent shall effect the exchange of (x) the SEDA Shares for a number of PubCo Shares, each in accordance with the terms of this Agreement and the Plan of Merger and (y) KME Exchanged Shares for a number of PubCo Exchanged Shares, each in accordance with the terms of this Agreement (including Schedule 2.04) (and, to the extent applicable, in each of (x) and (y), customary transfer agent procedures, applicable Law, relevant Organizational Documents and the rules and regulations of DTC).

(b) Issuance to DTC. Notwithstanding any other provision of this Agreement, any obligation on PubCo under this Agreement to issue PubCo Shares to (x) the SEDA Shareholders (excluding, for the avoidance of doubt, any Dissenting SEDA Shareholders) or (y) KME, shall be satisfied by PubCo issuing PubCo Shares to DTC (or its nominee) or to such other clearing service or issuer of depositary receipts (or their nominees, in either case) as may be necessary or expedient, and each SEDA Shareholder and KME shall hold such shares of PubCo Shares, as applicable, in book-entry form or through a holding of depositary receipts and DTC or its nominee or the relevant clearing service or issuer of depositary receipts (or their nominees, as the case may be), will be the holder of record of such PubCo Shares.

(c) Surrenders of SEDA Share Certificates.

(i) As soon as reasonably practicable after the Merger Effective Time, the Exchange Agent shall mail or otherwise deliver to each holder of record of SEDA Shares who has the right to receive PubCo Shares hereunder (excluding, for the avoidance of doubt, any Dissenting SEDA Shareholders): (i) a letter of transmittal in customary form to be approved by PubCo and SEDA (such approval not to be unreasonably withheld, conditioned, or delayed) prior to the Closing (the “Letter of Transmittal”), which shall specify that, in respect of any certificates representing SEDA Shares (if any), risk of loss and title shall pass only upon receipt thereof (or of an affidavit of loss in lieu thereof) by the Exchange Agent or, in the case of uncertificated SEDA Shares, upon adherence to the procedures set forth in the Letter of Transmittal, and shall be in such form and have such other customary provisions as PubCo and SEDA may reasonably specify and (ii) instructions for use in effecting the surrender of the certificates (if any) held by any holder of SEDA Shares. In the event a holder of SEDA Shares does not deliver to the Exchange Agent a duly executed and completed Letter of Transmittal or does not deliver the certificate(s) (or an affidavit of loss in lieu thereof), where applicable, such Person shall not be entitled to receive PubCo Shares unless and until such Person delivers a duly executed and completed Letter of Transmittal and certificate(s) (or an affidavit loss in lieu thereof), as applicable, to the Exchange Agent. Each certificate or uncertificated SEDA Share shall at any time after the Merger Effective Time represent only the right to receive, upon compliance with these requirements, the consideration provided in Section 2.01(e). The delivery of a duly completed and validly executed Letter of Transmittal is a condition to each holder of SEDA Shares receiving any share of PubCo Shares.

(ii) Upon receipt of a Letter of Transmittal (accompanied with all certificates representing SEDA Shares of the holder of such SEDA Shares, to the extent such SEDA Shares are certificated (or an affidavit of loss in lieu thereof)) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by PubCo, the holder of such SEDA Shares shall be entitled to receive in exchange therefor the PubCo Shares into which such SEDA Shares have been converted pursuant to Section 2.01(e) in book-entry form. Until surrendered as contemplated by this Section 2.07(c)(ii), each SEDA Share (other than a Dissenting SEDA Share) shall be deemed at any time from and after the Merger Effective Time to represent only the right to receive upon such surrender PubCo Shares which the holders of SEDA Shares were entitled to receive in respect of such shares pursuant to this Agreement.

(iii) All PubCo Shares delivered upon the exchange of SEDA Shares in accordance with the terms of this Article II shall be deemed to have been exchanged and paid in full satisfaction of all rights pertaining to such SEDA Shares and there shall be no further registration of transfers on the register of members of SEDA of the SEDA Shares that were issued and outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, holders of SEDA Shares shall cease to have any rights as shareholders of SEDA, except as provided in this Agreement or by applicable Law.

(d) Lost, Stolen or Destroyed Certificates. In the event any certificates shall have been lost, stolen or destroyed, PubCo, SEDA or Merger Sub (as applicable) shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required; provided, however, that PubCo, SEDA or Merger Sub (as applicable) may, in their discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to agree to indemnify PubCo and SEDA, or deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against SEDA or PubCo with respect to the certificates alleged to have been lost, stolen or destroyed.

(e) Fractional PubCo Shares. Notwithstanding anything to the contrary contained herein, no fraction of a PubCo Share will be issued by PubCo by virtue of this Agreement or the Transactions, and each Person who would otherwise be entitled to a fraction of a PubCo Share (after aggregating all fractional PubCo Shares that would otherwise be received by such Person) shall instead have the number of PubCo Shares issued to such Person rounded down in the aggregate to the nearest whole PubCo Share.

2.08 Meeting of the JV GmbH Shareholders. At or prior to the Exchange Date, JV GmbH shall, and the Shareholders shall procure that JV GmbH shall, convene a meeting of the JV GmbH Shareholders, at which meeting the JV GmbH Shareholders shall:

(a) approve the transfer of the JV GmbH Shares from KME Special to PubCo;

(b) acknowledge the letters of resignation received from the individuals as determined in accordance with Section 9.11;

(c) appoint the individuals to be determined (after consultation with SEDA) by KME as directors of JV GmbH with effect from the Exchange Date;

(d) approve any amendment to the governing documents of JV GmbH agreed between SEDA and KME not less than five (5) Business Days prior to the Exchange Date; and

(e) approve the consummation of the Transactions.

2.09 Meeting of the PP Holding Shareholders. At or prior to the Exchange Date, PP Holding shall, and Paragon shall procure that PP Holding shall, convene a meeting of the PP Holding Shareholders, at which meeting PP Holding Shareholders shall:

(a) approve the transfer of the PP Holding Shares from Paragon to PubCo;

(b) acknowledge the letters of resignation received from the individuals as determined in accordance with Section 9.11;

(c) appoint the individuals to be determined (after consultation with SEDA) by KME as the directors of PP Holding with effect from the Exchange Date;

(d) approve any amendment to the governing documents of PP Holding agreed between SEDA and KME not less than five (5) Business Days prior to the Exchange Date; and

(e) approve the consummation of the Transactions.

2.10 Meeting of the Cunova Shareholders. At or prior to the Exchange Date, Cunova shall, and the Shareholders shall procure that Cunova shall, convene a meeting of the Cunova Shareholders, at which meeting the Cunova Shareholders shall:

(a) resolve on the redemption of the Cunova Preference Share and that as compensation for the redemption of the Cunova Preference Share Cunova will transfer to KME Special the KME AssetCo Preference Share in accordance with Section 2.06;

(b) acknowledge the letters of resignation received from the individuals as determined in accordance with Section 9.11;

(c) appoint the individuals to be determined (after consultation with SEDA) by KME as the directors of Cunova with effect from the Exchange Date; and

(d) approve the amendment of the articles of association and/or other governing documents of Cunova.

2.11 Meeting of the KME AssetCo Shareholders. KME AssetCo Shareholders shall convene a shareholders’ meeting of KME AssetCo, at which meeting the KME AssetCo Shareholders shall approve the transfer of the KME AssetCo Preference Share from Cunova to KME Special.

2.12 Termination of Certain Agreements. JV GmbH and the Shareholders hereby agree with respect to JV GmbH, and Paragon hereby agrees with respect to PP Holding that, effective at the Closing, (a) any shareholders, voting or similar agreement among JV GmbH and any of the Shareholders or their Affiliates, or between PP Holding and Paragon or its Affiliates, with respect to JV GmbH Shares or PP Holding Shares, respectively (including, for the avoidance of doubt, the JV GmbH Shareholders Agreement but other than the agreements entered into or to be entered into on or about the Closing in connection with the Transactions, including any amendments to the Organizational Documents of JV GmbH, PP Holding and PubCo contemplated hereunder), and (b) any registration rights agreement or similar agreements between JV GmbH and the Shareholders or their Affiliates, or between PP Holding and Paragon or its Affiliates (excluding the agreements entered into or to be entered into at the Closing in connection with the Transactions), in each case of clauses (a) and (b), shall (x) (to the extent possible in accordance with applicable Law) automatically, and without any further action by any of the parties, terminate in full and become null and void and of no further force and effect and (y) procure such termination in respect of any such agreement which is not automatically terminated in accordance with the terms of this Section 2.12, but without prejudice to any rights and obligations that have accrued prior to such termination, which shall continue to exist in accordance with their respective terms, in each case other than such agreements as are contemplated to be entered into by such parties under this Agreement. JV GmbH and the Shareholders hereby waive any rights or obligations of the parties under JV GmbH Organizational Documents, and PP Holding and Paragon hereby waive any rights or obligations of the parties under the PP Holding Organizational Documents, or any agreement described in clause (a) above with respect to the Transactions, and any failure of the parties to comply with the terms thereof in connection with the Transactions.

2.13 Withholding Rights. PubCo, SEDA, Merger Sub, the Exchange Agent, and their respective Affiliates or other Persons making payments on their behalf shall be entitled to deduct and withhold from any amount payable in cash or otherwise (and any other amounts treated as consideration for applicable Tax Law) to any Person pursuant to this Agreement such amounts as are required to be deducted or withheld therefrom under any Tax Law with respect to the making of such payment. To the extent that such amounts are so withheld or deducted, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person to whom or to which such amounts would otherwise have been paid. To the extent amounts are withheld or deducted by any party, the same shall be duly and timely paid to the relevant Taxation Authority and evidence thereof provided upon written request (and without undue delay) to any party to this Agreement who has as a result received a reduced amount of cash or other transfer of value. The affected Persons shall reasonably cooperate with each other in order to obtain any potential applicable Tax refunds with regard to the withheld amounts.

ARTICLE III

CLOSING

3.01 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article XII, the consummation of the Transactions shall take place virtually on (i) with respect to the Merger, the tenth (10th) Business Day after all the conditions to this Agreement have been satisfied or waived (other than the conditions that by their terms are to be satisfied at the Merger Effective Time or the Closing, but subject to the satisfaction or waiver of such conditions) (the “Merger Date”) and (ii) with respect to the Exchange, the Business Day falling immediately after the Merger Date (the “Exchange Date”), in each case, or at such other date, time or place as SEDA and each of the Shareholders may agree in writing (the completion of the Merger and the Exchange, the “Closing”). The parties hereto agree that the Closing shall take two (2) Business Days (the “Closing Date”). Except for documents that need to be notarized, closing signatures may be transmitted by emailed PDF files or by facsimile.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF JV GMBH

Except as set forth in the JV GmbH Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), JV GmbH represents and warrants to SEDA and PubCo, as of the date hereof and as of Closing (other than in the case of (i) representations and warranties in respect of any Carve-Out JV on and from such time as such entity has been sold prior to the Closing in accordance with Schedule 9.24 of the JV GmbH Disclosure Schedules, and (ii) representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

4.01 Corporate Organization of JV GmbH.

(a) JV GmbH is duly incorporated and validly existing under the Laws of Germany and has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted in all material respects. The copies of JV GmbH’s articles of association and an excerpt from the commercial register dated January 19, 2024 previously made available by JV GmbH to SEDA and its Representatives are true, correct and complete and are in effect as of the date of this Agreement. JV GmbH is not in violation of any provision of its Organizational Documents in any material respect.

(b) JV GmbH is duly licensed or qualified in the jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.02 Subsidiaries.

(a) The Subsidiaries of JV GmbH and the Carve-Out JVs as of the date hereof are set forth on Schedule 4.02(a) of the JV GmbH Disclosure Schedules, including, as of such date, their jurisdiction of organization, a description of the capitalization of each such Subsidiary and Carve-Out JV and the names of the holders of all equity securities in each such Subsidiary and Carve-Out JV. Each Subsidiary of JV GmbH and each Carve-Out JV has been duly formed and organized and is validly existing under the Laws of its jurisdiction of incorporation or organization. Each Subsidiary of JV GmbH and, to the knowledge of JV GmbH, each Carve-Out JV has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. Each Subsidiary of JV GmbH and, to the knowledge of JV GmbH, each Carve-Out JV is duly licensed or qualified in each jurisdiction in which it is incorporated or registered and in each jurisdiction in which the ownership of its assets or property or the character of its activities is such as to require such Subsidiary or Carve-Out JV to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The copies of each of the Subsidiaries’ and, to the knowledge of JV GmbH, the Carve-Out JVs’ Organizational Documents previously made available by JV GmbH to SEDA and its respective Representatives are true, correct and complete and are in effect as of the date of this Agreement.

(b) Except for JV GmbH’s, any of its Subsidiaries’ or any of the Carve-Out JVs’ ownership interest in such Subsidiaries or Carve-Out JVs, neither JV GmbH, any of its Subsidiaries or any Carve-Out JV owns any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any shares of the capital stock or other equity interests, of such Person.

4.03 Due Authorization; Board Approval; Vote Required.

(a) JV GmbH, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement and, as at the Closing Date, will have (subject to the approvals described in Section 4.05) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions, subject to the receipt of consent from the holders of JV GmbH Shares set out in Schedule 4.03 of the JV GmbH Disclosure Schedules (the “JV GmbH Shareholder Approval”). The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will, as at the Closing Date, have been duly and validly authorized and approved by the JV GmbH Board, and with the exception of the JV GmbH Shareholder Approval, no other corporate proceeding on the part of JV GmbH is necessary to authorize this Agreement or such ancillary agreements or JV GmbH’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by JV GmbH and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of JV GmbH, enforceable against JV GmbH in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Enforceability Exceptions”).

(b) The JV GmbH Shareholders, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the JV GmbH Shareholders: (i) approved this Agreement and the Transactions; and (ii) authorized and approved the execution, delivery and performance of this Agreement and the Transactions on the terms and subject to the conditions set forth herein.

4.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05 of the JV GmbH Disclosure Schedules, the execution, delivery and performance of JV GmbH’s obligations under this Agreement and each ancillary agreement to this Agreement to which JV GmbH is a party, and the consummation by JV GmbH of the Transactions, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of JV GmbH or any of its Subsidiaries, (b) conflict with or result in any violation of any provision of any Law, Permit or

Governmental Order applicable to JV GmbH or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment or compensation, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract set forth on Schedule 4.13(a) of the JV GmbH Disclosure Schedules, or any Contract that should have been set forth on Schedule 4.13(a) of the JV GmbH Disclosure Schedules pursuant to Section 4.13(a), to which JV GmbH or any of its Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of JV GmbH or any of its Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect or materially adversely affect the ability of JV GmbH or its Subsidiaries to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which JV GmbH is a party or to consummate the Transactions.

4.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of SEDA, PubCo and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of JV GmbH or any of its Subsidiaries with respect to JV GmbH’s execution, delivery or performance of this Agreement and any ancillary agreements thereto or the consummation of the Transactions, except for (a) such Consents as are expressly contemplated by this Agreement, (b) any Consents the absence of which would not, individually or in the aggregate, (i) have a Material Adverse Effect, or (ii) adversely affect the ability of JV GmbH to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which JV GmbH is a party or to consummate the Transactions, (c) any filings required with the NYSE or the SEC with respect to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder and (e) as otherwise disclosed on Schedule 4.05 of the JV GmbH Disclosure Schedules.

4.06 Capitalization.

(a) As of the date hereof, the registered share capital of JV GmbH amounts to EUR 45,455 and is divided into 45,454 ordinary shares with consecutive numbers 1 to 45,454 and 1 preference share with the number 45,455. Set forth on Schedule 4.06(a) of the JV GmbH Disclosure Schedules is a true, correct and complete list of each holder of shares of JV GmbH Shares or other equity interests of JV GmbH and the number of shares or other equity interests held by each such holder as of the date hereof. As of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of JV GmbH authorized, reserved, issued or outstanding. All such equity securities issued by JV GmbH have been validly issued and allotted by JV GmbH and have been fully paid up with due authorization and in compliance with applicable Law and JV GmbH’s Organizational Documents in all material respects and have not been repaid in whole or in part.

(b) Except as set forth on Schedule 4.06(b) of the JV GmbH Disclosure Schedules, there are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights or rights of first refusal or first offer) or other securities convertible into or exchangeable or exercisable for shares of JV GmbH Shares or other equity interests of JV GmbH, or any other Contracts to which JV GmbH is a party or by which JV GmbH is bound obligating JV GmbH to issue or sell any shares of capital stock of, other equity interests in (whether or not outstanding) or debt securities of, JV GmbH and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in JV GmbH. There are no outstanding contractual obligations of JV GmbH to repurchase, redeem or otherwise acquire any securities or equity interests of JV GmbH.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of JV GmbH having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which JV GmbH Shareholders may vote.

(d) JV GmbH is not party to any shareholder agreements, voting agreement or registration rights agreement with respect to JV GmbH’s equity interests other than the JV GmbH Shareholders Agreement. There are no outstanding contractual obligations of JV GmbH to repurchase, redeem or otherwise acquire any of its equity interests or securities.

(e) The outstanding shares of capital stock or other equity interests of the Subsidiaries (i) have been duly authorized and validly issued and are fully paid in, have not been repaid in whole or in part and are nonassessable, (ii) were issued in compliance in all material respects with applicable Law and (iii) were not issued in breach or violation of any preemptive rights or Contract. As of the date hereof, there are (A) no subscriptions, calls, rights or other securities convertible into or exchangeable or exercisable for the equity interests of any Subsidiary (including any convertible preferred equity certificates), or any other Contracts to which any Subsidiary is a party or by which any Subsidiary is bound obligating such Subsidiary to issue or sell any shares of capital stock of, other equity interests in or debt securities of, such Subsidiary, and (B) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in any Subsidiary. As of the date hereof, there are no outstanding contractual obligations of any Subsidiary to repurchase, redeem or otherwise acquire any securities or equity interests of any Subsidiary. There are no outstanding bonds, debentures, notes or other Indebtedness of any Subsidiary having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which such Subsidiary’s stockholders may vote. None of the Subsidiaries is party to any stockholders agreement, voting agreement or registration rights agreement relating to the equity interests of any such Subsidiaries.

(f) Except as set forth on Schedule 4.06(f) of the JV GmbH Disclosure Schedules, JV GmbH is the direct or indirect owner of, and has good and marketable direct or indirect title to, all the issued and outstanding shares of capital stock or equity interests of its Subsidiaries and the Carve-Out JVs, free and clear of all Liens, other than Permitted Liens. There are no options or warrants convertible into or exchangeable or exercisable for the equity interests of any Subsidiary or, to the knowledge of JV GmbH, any Carve-Out JV.

4.07 Financial Statements.

(a) Attached as Schedule 4.07(a) of the JV GmbH Disclosure Schedules are the audited consolidated balance sheets of JV GmbH and its Subsidiaries as of December 31, 2022, as of December 31, 2021, and as of December 31, 2020 (the “JV GmbH Latest Balance Sheet Date”) and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows of JV GmbH and its Subsidiaries for the years then ended, together with the auditor’s reports thereon (collectively, the “JV GmbH Audited Financial Statements”). Subject to and in accordance with IFRS, the JV GmbH Audited Financial Statements present a true and fair view of the net assets (Vermögenslage), financial position (Finanzlage) and results of operation (Ertragslage) of the JV GmbH and its Subsidiaries for the balance sheet date and period, as applicable, referenced therein and accurately reflect, in all material respects at the relevant time, the books and records of JV GmbH and its Subsidiaries.

(b) Neither JV GmbH, any Subsidiary nor, to the knowledge of JV GmbH, any Carve-Out JV has been subject to or involved on a strict liability or actual basis in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of JV GmbH, any Subsidiary nor any Carve-Out JV. Neither JV GmbH, any Subsidiary, nor any of its officers, directors or employees or other Representatives has received any material written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of JV GmbH, any Subsidiary or Carve-Out JV or its internal accounting controls, including any written complaint, allegation, assertion or claim that JV GmbH, any Subsidiary or Carve-Out JV has engaged in questionable accounting or auditing practices in any material respects.

(c) As of the date hereof, JV GmbH, its Subsidiaries and the Carve-Out JVs do not have any material Indebtedness for borrowed money other than the Indebtedness set forth on Schedule 4.07 of the JV GmbH Disclosure Schedules and in such amounts (including principal and any accrued but unpaid interest as of the date hereof), as set forth on Schedule 4.07 of the JV GmbH Disclosure Schedules.

4.08 Undisclosed Liabilities. There is no liability, debt or obligation of or against JV GmbH or any of its Subsidiaries (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of JV GmbH and its Subsidiaries, including the notes thereto, under IFRS, except for Liabilities and obligations (a) reflected or reserved for on the JV GmbH Audited Financial Statements or disclosed in the notes thereto, (b) that have arisen since the JV GmbH Latest Balance Sheet Date in the ordinary course of the operation of business of JV GmbH and its Subsidiaries, (c) disclosed in the JV GmbH Disclosure Schedules, (d) arising under this Agreement and/or the performance by JV GmbH of its obligations hereunder, or (e) that, would not, individually or in the aggregate, have a Material Adverse Effect.

4.09 Litigation and Proceedings. There are no, and for the past two (2) years, there have been no, pending or, to the knowledge of JV GmbH, threatened Actions against JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JVs, or otherwise affecting JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JVs or any of their respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would have a Material Adverse Effect. Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, the Carve-Out JVs or any property, asset or business of JV GmbH, any of its Subsidiaries or the Carve-Out JVs is subject to any Governmental Order or, to the knowledge of JV GmbH, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon JV GmbH, any of its Subsidiaries or the Carve-Out JVs that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of JV GmbH, any of its Subsidiaries or the Carve-Out JVs to enter into and perform its obligations under this Agreement or any ancillary document thereto.

4.10 Compliance with Laws.

(a) Except as has not had and would not have a Material Adverse Effect, JV GmbH, its Subsidiaries and the Carve-Out JVs are, and for the two (2) years prior to the date of this Agreement, have been, in compliance in all material respects with applicable Laws. Neither of JV GmbH, any of its Subsidiaries nor any Carve-Out JV has received any written notice from any Governmental Authority of any non-compliance with, or violation of, any applicable Law by JV GmbH, any of its Subsidiaries or any Carve-Out JV, or by which any of JV GmbH’s, its Subsidiaries’ or any Carve-Out JVs’ properties, assets, employees, business or operations are or were bound or affected, at any time in the two (2) years prior to the date of this Agreement, which violation would have a Material Adverse Effect.

(b) In the two (2) years prior to the date of this Agreement, (i) there has been no action taken by JV GmbH, any of its Subsidiaries, or any officer, director, manager, employee, or, to the knowledge of JV GmbH, any Carve-Out JV, any agent, representative or sales intermediary of JV GmbH, in each case, acting on behalf of JV GmbH, its Subsidiaries or any Carve-Out JV, in violation of any applicable Anti-Corruption Law, (ii) neither JV GmbH, any of its Subsidiaries nor any Carve-Out JV has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any non-compliance with any Anti-Corruption Law and (iv) neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has received any written notice or citation from a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Law.

4.11 Intellectual Property.

(a) Schedule 4.11(a) of the JV GmbH Disclosure Schedules sets forth, as of the date hereof, a true and complete list of:

(i) all issued patents, registered copyrights, registered trademarks, domain name registrations and all pending applications for any of the foregoing, in each case, that are any registered Owned Business IPR, including record (and, if different, beneficial) owner, jurisdiction and serial/application numbers and dates; and

(ii) any Licensed Business IPR (other than off-the-shelf products) and the licensing of any Owned Business IPR to a third party.

(b) JV GmbH or one of its Subsidiaries is the sole and exclusive owner, or has the right to use with the consent of the owner under a license or other contractual arrangement, all Business IPR, free and clear of all Liens other than Permitted Liens. The Business IPR is adequate in order to carry out the business of the JV GmbH and its Subsidiaries as currently conducted as at the date of this Agreement.

(c) JV GmbH or one of its Subsidiaries have valid, subsisting and enforceable rights in the Owned Business IPR. All renewal, maintenance and other fees which are due and steps which are required for the maintenance and protection of all Owned Business IPR have been paid in full and taken. Since the date that is two (2) years prior to the date hereof, no material registered Owned Business IPR has been allowed to lapse.

(d) JV GmbH or one of its Subsidiaries is the sole owner of the Domain Names, together with the website(s) which may be accessed at the Domain Names which are material to the business of JV GmbH and its Subsidiaries.

(e) All use and distribution of software and open source materials by JV GmbH or its Subsidiaries is in compliance with all open source licenses applicable thereto, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect. JV GmbH and its Subsidiaries have not used any open-source materials subject to copyleft licenses, or any other licenses which otherwise impose any restrictions or disclosure obligations on any Owned Business IPR. No Owned Business IPR is deposited in a source code escrow agreement.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the knowledge of JV GmbH, threatened against JV GmbH or any of its Subsidiaries by any Person alleging that JV GmbH or any of its Subsidiaries is infringing the Intellectual Property of such Person, including challenging the validity, enforceability, or ownership of, or the right to use, sell, license or sublicense any Business IPR. As of the date hereof and since the date that is two (2) years prior to the date hereof, neither JV GmbH nor any of its Subsidiaries has been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property owned or purposed to be owned or licensed by JV GmbH or its Subsidiaries, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of JV GmbH, the conduct of the business of JV GmbH and its Subsidiaries (including the development and operation of their assets and projects) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person in any material respects. To the knowledge of JV GmbH, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Business IPR, except as would not reasonably be expected to have a Material Adverse Effect.

(g) Each current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of JV GmbH, any of its Subsidiaries or any of its Affiliates that has made a contribution to the development or modification of the Owned Business IPR has assigned to JV GmbH or one of its Subsidiaries all of its rights in such development, contribution or modification either by operation of Law or by agreement, including in relation to waiving all moral rights and rights to remuneration (to the extent permitted under applicable Law), each in accordance with applicable Law and collective bargaining agreements (except where such Owned Business IPR is subject to a valid and enforceable written license set forth in Schedule 4.11(a) of the JV GmbH Disclosure Schedules). No current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of JV GmbH, any of its Subsidiaries or any of its Affiliates is entitled to any outstanding consideration, remuneration or other compensation in relation to the use of, or any interest in, their contribution to the development or modification of Owned Business IPR. No funding, facilities or personnel of any educational institution or Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any material Intellectual Property owned by JV GmbH or any of its Subsidiaries.

(h) JV GmbH and its Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any trade secrets or material confidential or proprietary information acquired or developed by them in the course of conducting their businesses or which are the subject of confidentiality obligations owed to other Person. To the knowledge of JV GmbH and the Shareholders, no current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of JV GmbH or any of its Subsidiaries has misappropriated or improperly disclosed trade secrets or confidential information to any Person, which would reasonably be expected to have a Material Adverse Effect.

4.12 Data Protection, Cybersecurity and Information Technology.

(a) JV GmbH and its Subsidiaries comply, and have since the date that is two (2) years prior to the date hereof, been in compliance, in all material respects with Data Protection Laws, including in contracts with third-party suppliers as necessary. JV GmbH and its Subsidiaries have implemented and maintained appropriate policies, procedures, records and logs regarding the collection, use, disclosure, storage, retention, transfer, security and dissemination of Personal Data in connection with their businesses to comply with, (i) any of their published privacy policies or (ii) any Data Protection Laws or any applicable mandatory standards to which JV GmbH and/or its Subsidiaries are required to comply in the industries in which JV GmbH and/or its Subsidiaries operate that concern privacy, data protection, confidentiality or information security.

(b) JV GmbH and its Subsidiaries have implemented and maintain appropriate technical and organizational measures to keep Personal Data strictly confidential and to protect Personal Data against Personal Data Breaches or cybersecurity incidents through regular penetration tests and vulnerability assessments and has remediated all such incidents and all high level and critical vulnerabilities identified therein.

(c) Since the date that is two (2) years prior to the date hereof, neither JV GmbH nor any its Subsidiaries have (i) suffered any material Personal Data Breach or cybersecurity incident that, pursuant to any Law, would require JV GmbH or any of its Subsidiaries to notify any Person (including a Governmental Authority) of such breach or intrusion or that was or would reasonably be expected to be material to JV GmbH or any of its Subsidiaries, (ii) been subject to investigations, written notices or requests from any Governmental Authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Laws, or (iii) received written notice from any individuals alleging non-compliance with Data Protection Laws (including any enforcement notice or monetary penalty notice), or alleging that any response to a request by a data subject to exercise their rights under Data Protection Laws was not compliant with Data Protection Laws.

(d) The material IT Contracts are valid, binding and in full force and effect, and, JV GmbH and its Subsidiaries comply and have complied with them, except for such non-compliance as has not had and would not reasonably be expected to have a Material Adverse Effect. No notices of breach or termination have been served on or by JV GmbH or its Subsidiaries in respect of any of the material IT Contracts and there are no outstanding claims, disputes or proceedings arising or threatened in writing under any material IT Contracts. There are no current or outstanding material breaches of the material IT Contracts by any counterparties to such material IT Contracts.

(e) In the twelve (12) months prior to the date of this Agreement, there have been no material unauthorized intrusions or breaches of the security of the IT Systems nor have the IT Systems suffered any material defects or material failures to function which have caused material disruption to the business of JV GmbH or any of its Subsidiaries. JV GmbH and its Subsidiaries have in place security, maintenance, backup, business continuity and disaster recovery, archiving, industry practice virus and other contaminants scanning and prevention, access controls and other protection measures with respect to the IT Systems (including software and data in the IT Systems) that JV GmbH and its Subsidiaries reasonably consider to be adequate.

(f) The IT Systems (i) are owned by, or validly licensed or leased to, JV GmbH and its Subsidiaries, and JV GmbH and its Subsidiaries’ use of the IT Systems is not dependent on any facilities or services that are not owned or in respect of which JV GmbH or its Subsidiaries is not party to an existing contractual arrangement, (ii) are in satisfactory working order to meet the current requirements of JV GmbH and its Subsidiaries and have functioned in accordance with all applicable specifications and requirements of the business of JV GmbH and its Subsidiaries, (iii)

have been maintained and currently have the benefit of appropriate development maintenance and support agreements and (iv) require no material capital expenditures with respect thereto, other than expenditures in the ordinary course of business that are consistent with the past practice of JV GmbH and its Subsidiaries, in each case, except as has not had and would not reasonably be expected to have a Material Adverse Effect.

4.13 Contracts; No Defaults.

(a) Schedule 4.13(a) of the JV GmbH Disclosure Schedules sets forth a true, correct and complete list of all Contracts described in clauses (i) through (xv) below to which, as of the date hereof, JV GmbH or one or more of its Subsidiaries is a party or by which any of their respective assets or properties are bound. True, correct and complete copies of the Contracts listed on Schedule 4.13(a) of the JV GmbH Disclosure Schedules have been provided to or made available to SEDA or its Representatives.

(i) any material Contract that contains covenants that materially limit the ability of or prohibit JV GmbH or its Subsidiaries to compete in any line of business or in any geographic area that is material to JV GmbH and its Subsidiaries, taken as a whole;

(ii) any material Contract involving any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or material Contract based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

(iii) any Contract entered into in connection with a completed or ongoing acquisition or disposition by JV GmbH or any of its Subsidiaries of any Person or any business organization, division, business or asset of any Person since the date that is two (2) years prior to the date hereof (including through merger, consolidation or other business combination, or the purchase of a controlling equity interest in or substantially all of the assets of such Person, division, business or asset or by any other manner) having a value in excess of $300,000;

(iv) any Contract under which JV GmbH or any of its Subsidiaries has (A) created, incurred, assumed or guaranteed (or may create, incur, assume or guarantee) Indebtedness, (B) granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness or (C) extended credit to any Person (other than intercompany loans and advances and customer payment terms in the ordinary course of business), in each case in the foregoing clauses (A) through (C), in an amount in excess of $2,500,000 of committed credit;

(v) any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $1,000,000 other than sales of obsolete equipment;

(vi) any Contract that by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by JV GmbH and its Subsidiaries under such Contract or Contracts of at least $4,500,000 per fiscal year;

(vii) any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.13(a) and expected to result in revenue or require expenditures in excess of $1,000,000 in any calendar year or which resulted in revenue or expenditures during the fiscal year ended December 31, 2022, in excess of $1,000,000;

(viii) any Contract that obligates JV GmbH or its Subsidiaries to provide continuing indemnification or a guarantee of obligations of a third party after the date hereof in excess of $1,000,000 other than in the ordinary course of business;

(ix) any Contract that (A) relates to a settlement entered into within two (2) years prior to the date of this Agreement, or (B) under which JV GmbH or any Subsidiary or counterparty thereto has outstanding obligations (other than customary confidentiality obligations), in each case other than in the ordinary course of business;

(x) any Contract, including non-competition, severance or indemnification agreements, with a current officer, manager, director, employee or worker of, or consultant to, JV GmbH or any Subsidiary that provides annual base compensation (excluding bonus and other benefits) in excess of $350,000, or that provides for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the Transactions in excess of $350,000;

(xi) any Contract pursuant to which JV GmbH or any of its Subsidiaries licenses material Intellectual Property owned by JV GmbH or any of its Subsidiaries to any Person or licenses Intellectual Property from any Person in each case that is material to the business of JV GmbH and its Subsidiaries, taken as a whole, and in each case, other than licenses for Software that is generally and commercially available to the public on reasonable terms;

(xii) any Contracts with a Governmental Authority other than in the ordinary course of business;

(xiii) other than any offer letter or employment agreement set forth on Schedule 4.13(a) of the JV GmbH Disclosure Schedules, any material Contract between JV GmbH or any of its Subsidiaries, on the one hand, and any of the JV GmbH Shareholders, on the other hand, that will not be terminated at or prior to the Closing;

(xiv) any Contract that grants to any Person (other than JV GmbH or its Subsidiaries) a right of first refusal, first offer, call option right, put option right, drag along right, tag-along right or similar preferential right to purchase or acquire equity interests in, or assets owned or otherwise used by, JV GmbH or any Subsidiary other than in the ordinary course of business; and

(xv) any Contract establishing any joint venture, profit-sharing, partnership, limited liability company, strategic alliance or other similar agreement (including any stockholders’ agreement), arrangement or collaboration, in each case, that is material to the business of JV GmbH and its Subsidiaries, taken as a whole.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract set forth on Schedule 4.13(a) of the JV GmbH Disclosure Schedules, or that should have been set forth on Schedule 4.13(a) of the JV GmbH Disclosure Schedules pursuant to Section 4.13(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of JV GmbH or its Subsidiaries party thereto and, to the knowledge of JV GmbH, each of the other parties thereto, and are, to the knowledge of JV GmbH, enforceable by JV GmbH or its Subsidiaries, to the extent a party thereto, in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions, (ii) none of JV GmbH, its Subsidiaries or, to the knowledge of JV GmbH, any other party to such Contracts is in material breach or material default, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by JV GmbH or any Subsidiary, or permit termination or acceleration by the other party thereto, under any such Contract, (iii) neither JV GmbH nor any of its Subsidiaries has received any written or, to the knowledge of JV GmbH, oral claim or notice of material breach of or material default under any such Contract, (iv) neither JV GmbH nor any of its Subsidiaries has received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, or amend the terms thereof (other than modifications in the ordinary course of business), and (v) neither JV GmbH nor any of its Subsidiaries have waived any material rights under any such Contract.

4.14 Benefit Plans.

(a) Schedule 4.14(a) of the JV GmbH Disclosure Schedules sets forth a true and complete list of each JV GmbH Benefit Plan. “JV GmbH Benefit Plan” means any plan, fund (including any superannuation fund, provident fund, gratuity fund or pension fund) or other similar program or arrangement established or maintained by JV GmbH or any one or more of its Subsidiaries primarily for the benefit of employees of JV GmbH or such Subsidiaries, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, whether or not subject to ERISA or the Code. Neither JV GmbH nor any of its Subsidiaries maintains or contributes to or has any material liability with respect to any Benefit Plan, whether or not subject to ERISA, which is not a JV GmbH Benefit Plan.

(b) With respect to each JV GmbH Benefit Plan on Schedule 4.14(a) of the JV GmbH Disclosure Schedules, JV GmbH has delivered or made available to SEDA and its Representatives correct and complete copies of, if applicable (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any JV GmbH Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Authority concerning any matter that is still pending or for which JV GmbH or any Subsidiary has any outstanding liability or obligation.

(c) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the knowledge of JV GmbH (i) each JV GmbH Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred with respect to a JV GmbH Benefit Plan; (iii) no Action is pending or threatened with respect to a JV GmbH Benefit Plan; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a JV GmbH Benefit Plan have been timely made; (v) all benefits accrued under any unfunded JV GmbH Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the JV GmbH Audited Financial Statements; (vi) no JV GmbH Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; (vii) all old age pension benefits provided under a JV GmbH Benefit Plan have been adjusted regularly as required by Section 16 of the German Company Pension Act (BetrAVG) or, where applicable, by equivalent provisions of foreign law or contractual provisions, and no backlog adjustments (nachholende Anpassungen) must be made for periods until the Closing Date; and (viii) neither JV GmbH nor any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any JV GmbH Benefit Plan.

(d) Except as would not, individually or in the aggregate, have a Material Adverse Effect, to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each JV GmbH Benefit Plan, determined as of the end of JV GmbH’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such JV GmbH Benefit Plan allocable to such Liabilities.

(e) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any JV GmbH Benefit Plan; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due to any director, officer, employee or independent contractor of JV GmbH or any Subsidiary under any JV GmbH Benefit Plan.

(f) Except to the extent required by applicable Law, neither JV GmbH nor any Subsidiary provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) No JV GmbH Benefit Plan provides for the gross-up of any Taxes that may be imposed by any applicable Law.

4.15 Labor Matters.

(a) Schedule 4.15(a) of the JV GmbH Disclosure Schedules contains a list of any collective bargaining agreement or other agreement with any works council, trade union or other employee representative body JV GmbH or any Subsidiary is a party to. There has not occurred or been threatened any strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity with respect to any employees of JV GmbH or any Subsidiary except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no unresolved labor controversies (including unresolved grievances and age claims, claims regarding any enhanced benefits or other discrimination claims) that are pending or threatened in writing between JV GmbH or any Subsidiary and any Persons employed by or providing services as independent contractors to JV GmbH or any Subsidiary (including age claims, claims regarding any enhanced benefits or other discrimination claims) except as would not, individually or in the aggregate, have a Material Adverse Effect.

(b) JV GmbH and its Subsidiaries to the knowledge of JV GmbH (i) are and have been since the date that is two (2) years prior to the date hereof, in compliance in all material respects with all applicable Laws respecting employment, labor and employment practices, including Laws relating to terms and conditions of employment, classification of individuals as employees or independent contractors, health and safety, wages and hours, employment discrimination, employee disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, authorization to work, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations (collectively “Employment Laws”), and has not received written or oral notice that there is any pending Action involving unfair labor practices against JV GmbH or any Subsidiary, (ii) are not liable for any material past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) are not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or threatened in writing against JV GmbH or any Subsidiary brought by or on behalf of any applicant for employment with JV GmbH or any Subsidiary, any current or former employee of JV GmbH or any Subsidiary, any Person alleging to be a current or former employee of JV GmbH or any Subsidiary, or any Governmental Authority, arising out of any Employment Law, alleging breach of any express or implied contract of employment, or wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) To the knowledge of JV GmbH, no current or former employee, worker or independent contractor of JV GmbH or any Subsidiary is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to JV GmbH or any Subsidiary or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(d) No Senior JV GmbH Employee has provided written or, to the knowledge of JV GmbH, oral notice of his or her plan to terminate his or her employment.

(e) Neither JV GmbH nor any of its Subsidiaries has, in the past five years, entered into a settlement agreement with a current or former officer, employee or independent contractor of JV GmbH or any of its Subsidiaries that involves allegations relating to sexual harassment or sexual misconduct. In the two (2) years prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been asserted in any Action against any officer or employee of JV GmbH or any Subsidiary.

4.16 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by JV GmbH, its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JVs have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects; provided, that the knowledge qualifier with respect to the Carve-Out JVs shall not apply to, and JV GmbH shall be deemed to have knowledge with respect to, any Tax Returns required in connection with the divestment of the Carve-Out JVs.

(b) All income and other material Taxes that are due and assessed and owed by JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs have been paid; provided, that the knowledge qualifier with respect to the Carve-Out JVs shall not apply to, and JV GmbH shall be deemed to have knowledge with respect to, any Taxes required to be paid in connection with the divestment of the Carve-Out JVs.

(c) Each of JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, each Carve-Out JV has (i) withheld all material Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party as required by Tax Law, (ii) remitted, or will remit on a timely basis, such Taxes to the appropriate Taxation Authority, and (iii) complied in all material respects with applicable Law in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no ongoing or pending audits, examinations, investigations, disputes or other proceedings against JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, any Carve-Out JV in respect of any material amount of Tax, or notifications thereof, and no material Tax claims or assessments have been proposed in writing by any Taxation Authority against any of them which have not been resolved.

(e) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has, since the later of (i) the date that is three (3) years prior to the date hereof and (ii) the date of the relevant entity’s incorporation or organization, filed any Tax Returns or paid any Tax in any country other than the jurisdiction of the applicable entity’s incorporation.

No written claim has been made by any Taxation Authority in a jurisdiction where JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, any Carve-Out JV does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has, or has ever had, a branch or permanent establishment in any country other than the country of its organization.

(g) JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs are registered for purposes of sales Tax, use Tax, Transfer Taxes, VAT or any similar Tax in all jurisdictions where the applicable entity has determined that it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(h) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of JV GmbH, its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JVs and no written request for any such waiver or extension is currently pending.

(i) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has requested or entered into a closing agreement, private letter ruling technical advice memorandum, advance pricing agreement or similar agreement with any Taxation Authority that could reasonably be expected to materially affect the Taxes of JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, any Carve-Out JV after the Closing Date, nor is any such request outstanding.

(j) Neither JV GmbH, any Subsidiary nor, to the knowledge of JV GmbH, any Carve-Out JV is a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(k) There are no Liens with respect to material amounts of Taxes on any of the assets of JV GmbH, its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JV, other than Permitted Liens.

(l) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(m) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has any material Liability for the Taxes of another Person (other than JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs) that will survive Closing (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). Neither JV GmbH, any of its

Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV is a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, fiscal unity (Organschaft) or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, any Carve-Out JV could be liable after the Closing Date for any material Tax liability of any Person other than one or more of JV GmbH, its Subsidiaries and the Carve-Out JVs.

(n) Neither JV GmbH, any of its Subsidiaries nor, to the knowledge of JV GmbH, any Carve-Out JV has any knowledge of any facts or circumstances that would to the knowledge of JV GmbH reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs are in compliance with all applicable transfer pricing Laws and regulations in all material respects.

(p) All records which JV GmbH, its Subsidiaries or, to the knowledge of JV GmbH, the Carve-Out JVs are required to keep in respect of Taxes under applicable Law or which would be needed to substantiate any claim made or position taken in relation to Taxes by JV GmbH, its Subsidiaries and the Carve-Out JVs, have been duly kept and maintained in all material respects.

4.17 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by JV GmbH, any of its Subsidiaries, any Carve-Out JV or any of their Affiliates for which JV GmbH, any of its Subsidiaries or any Carve-Out JV has any obligation.

4.18 Insurance.

(a) Schedule 4.18(a) of the JV GmbH Disclosure Schedules lists all material insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy), including programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, JV GmbH or any of its Subsidiaries as of the date hereof. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to SEDA or its Representatives. With respect to each such insurance policy required to be listed on Schedule 4.18(a) of the JV GmbH Disclosure Schedules, except as would not, individually or in the aggregate, have a Material Adverse Effect: (i) all premiums due have been paid; (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect; (iii) neither JV GmbH nor any of its Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the knowledge of JV GmbH, no event has occurred that, with or without notice or lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and, to the knowledge of JV GmbH, no such action has been threatened; and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.19 Real Property; Assets.

(a) Neither JV GmbH, any of its Subsidiaries nor any Carve-Out JV owns any real property or interests in real property.

(b) Schedule 4.19(b) of the JV GmbH Disclosure Schedules contains a true, correct and complete list of all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by JV GmbH or any of its Subsidiaries (the “Leased Real Property”). JV GmbH has made available to SEDA or its Representatives true, correct and complete copies of the leases, subleases and occupancy agreements (including all modifications, amendments, supplements, waivers and side letters thereto) for the material Leased Real Property to which JV GmbH or any of its Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property. The Real Estate Lease Documents have been validly registered in accordance with applicable Law, in each case except as would not be expected to have a Material Adverse Effect.

(c) Each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of JV GmbH or its Subsidiaries, as applicable, subject to Enforceability Exceptions, and each such lease is in full force and effect, (ii) has not been amended or modified except as reflected in the modifications, amendments, supplements, waivers and side letters thereto made available to SEDA or its Representatives and (iii) subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by JV GmbH or the consummation of the Transactions by JV GmbH, upon the consummation of the Transactions, will entitle JV GmbH to the use, occupancy and possession, in each case subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property, of the premises specified in the Real Estate Lease Documents.

(d) No material default by (i) JV GmbH or any of its Subsidiaries or (ii) to the knowledge of JV GmbH, any landlord or sub-landlord, as applicable, presently exists under any Real Estate Lease Documents. Neither JV GmbH nor any of its Subsidiaries has received written notice of material default under any Real Estate Lease Document which default has not been cured or waived prior to the date hereof. To the knowledge of JV GmbH, no event has occurred that, and no condition exists that, with or without notice or lapse of time or both, would constitute a material default under any Real Estate Lease Document by JV GmbH or any of its Subsidiaries (as tenant, subtenant or sub-subtenant, as applicable) or by the other parties thereto. Neither JV GmbH nor any of its Subsidiaries has subleased or otherwise granted any Person other than another Subsidiary of JV GmbH the right to use or occupy any Leased Real Property, which sublease or right is still in effect. Except for the Permitted Liens, neither JV GmbH nor any of its Subsidiaries has collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. Except for the Permitted Liens, there exist no Liens affecting the Leased Real Property created by, through or under JV GmbH or any of its Subsidiaries.

(e) With respect to each Real Estate Lease Document:

(i) since the date that is two (2) years prior to the date hereof, to the knowledge of JV GmbH, no security deposit or portion thereof deposited by JV GmbH or any of its Subsidiaries under such Real Estate Lease Document has been applied in respect of a breach or default under such Real Estate Lease Document that has not (A) if and as required by the applicable landlord, been redeposited in full, or (B) been disclosed in writing to SEDA or its Representatives; and

(ii) neither JV GmbH nor any of its Subsidiaries holds a contractual right or obligation to purchase or acquire any material real estate interest.

(f) Neither JV GmbH nor any of its Subsidiaries has received any written notice that remains outstanding as of the date hereof that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited or otherwise limited by any Lien, Governmental Order or Law or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

(g) All of the Leased Real Property and buildings, fixtures and improvements thereon (A) are in reasonable operating condition, and (B) to the knowledge of JV GmbH, no condition exists requiring material repairs, alterations or corrections.

(h) Except for Permitted Liens, JV GmbH and its Subsidiaries have good and valid title to the material assets of JV GmbH and its Subsidiaries. All owned or leased material tangible assets of JV GmbH and its Subsidiaries (other than the Leased Real Property) are in all material respects in good working order, repair and operating condition. JV GmbH and its Subsidiaries have obtained right of way and peaceful possession required for usage and access to the Leased Real Property in all material respects.

4.20 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) JV GmbH and its Subsidiaries are and, during the two (2) years prior to the date of this Agreement, have been in compliance with all Environmental Laws;

(ii) there has been no Release or, to the knowledge of JV GmbH, threatened Release of any Hazardous Materials (x) at, in, on or under or from any Leased Real Property or, to the knowledge of JV GmbH, any other property or location formerly owned, leased or operated by JV GmbH or any of its Subsidiaries or (y) by or on behalf of JV GmbH or any of its Subsidiaries at any other location, including any location where JV GmbH or any of its Subsidiaries has transported Hazardous Materials or arranged for their disposal;

(iii) neither JV GmbH nor any of its Subsidiaries is subject to any current Governmental Order relating to JV GmbH’s or any of its Subsidiaries’ compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(iv) no Action is pending or, to the knowledge of JV GmbH, threatened with respect to JV GmbH’s or its Subsidiaries’ compliance with or liability under Environmental Law and, to the knowledge of JV GmbH no facts, circumstances or conditions currently exist that could adversely affect such continued compliance with Environmental Laws or require material capital expenditures to achieve or maintain such continued compliance; and

(v) neither JV GmbH nor any of its Subsidiaries has retained or assumed, by contract or operation of Law, any material Liabilities or material obligations of any other Person arising under Environmental Law.

(b) JV GmbH has made available to SEDA or its Representatives copies of all written environmental reports, audits, assessments, liability analyses, memoranda and studies in the possession of or conducted by or commissioned by JV GmbH or its Subsidiaries with respect to JV GmbH’s or any of its Subsidiaries’ compliance with, or Liabilities arising under, Environmental Law.

4.21 Absence of Changes.

(a) Since the JV GmbH Latest Balance Sheet Date, there has not been a Material Adverse Effect in respect of JV GmbH.

(b) From the JV GmbH Latest Balance Sheet Date through the date of this Agreement, JV GmbH and its Subsidiaries (i) have, in all material respects, conducted their businesses and operated their assets or properties in the ordinary course of business consistent with past practice, and (ii) have not taken any action that would require the consent of SEDA pursuant to Section 9.01 if such action had been taken on or after the date hereof.

4.22 Affiliate Agreements. Other than (i) as set forth in Schedule 4.22 of the JV GmbH Disclosure Schedules; (ii) any JV GmbH Benefit Plan (including any employment or option agreements entered into in the ordinary course of business by JV GmbH or its Subsidiaries) or standard employment agreements or offer letters; and (iii) any Contract or business arrangement solely among JV GmbH and its Subsidiaries, none of the Shareholders, their respective Affiliates, or directors or officers of the Shareholders, their Affiliates, JV GmbH or any of its Subsidiaries is a party to any Contract or business arrangement with JV GmbH or its Subsidiaries.

4.23 Internal Controls. JV GmbH and, to the knowledge of JV GmbH, the Carve-Out JVs maintain a system of policies, procedures and internal controls designed and implemented to provide reasonable assurance that: (a) no assets or services of JV GmbH, its Subsidiaries and the Carve-Out JVs are used in a manner that violates applicable Law (including corruption, money laundering or fraud), (b) violations of applicable Law by JV GmbH’s, its Subsidiaries’ or the Carve-Out JVs’ directors, officers, employees or their respective agents, representatives or other Persons, acting on behalf of JV GmbH, any Subsidiary or any Carve-Out JV, are detected, (c) transactions are executed in accordance with management’s general or specific authorizations, (d) transactions are recorded as necessary to permit preparation of financial statements in conformity with IFRS and to maintain asset accountability, (e) access to JV GmbH’s, its Subsidiaries’ and the Carve-Out JVs’ assets is permitted only in accordance with management’s general or specific authorization, and (f) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of JV GmbH, there are no deficiencies with such systems that would reasonably be expected to be material to SEDA and its Subsidiaries (including, after the Closing, JV GmbH, its Subsidiaries and the Carve-Out JVs), taken as a whole, after the Closing.

4.24 Certain Business Practices.

(a) Neither JV GmbH, any Subsidiary nor any Carve-Out JV or any of their respective Representatives acting on their behalf, has in violation of applicable Anti-Corruption Law (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of any Anti-Corruption Laws or (iii) directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help, hinder or assist JV GmbH, any Subsidiary or any Carve-Out JV in connection with any actual or proposed transaction.

(b) The operations of JV GmbH, its Subsidiaries and the Carve-Out JVs are and, since the date that is two (2) years prior to the date hereof, have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving JV GmbH, any Subsidiary or any Carve-Out JV with respect to any of the foregoing is pending or, to the knowledge of JV GmbH, threatened.

(c) To the knowledge of JV GmbH, neither JV GmbH, any of its Subsidiaries nor any Carve-Out JV is or, since the date that is two (2) years prior to the date hereof, has been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence relating to the evasion of Tax or its facilitation, and no such investigation, inquiry or enforcement proceedings are pending or, to the knowledge of JV GmbH, threatened and, to the knowledge of JV GmbH, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

4.25 Sanctions; Anti-Corruption Laws.

(a) Since the later of, as applicable, (i) January 1, 2019, or (ii) the date of incorporation, JV GmbH, its Subsidiaries, and the Carve-Out JVs, and their respective directors, officers, employees, and to its knowledge, its agents, and other Representatives acting on behalf of JV GmbH (or its predecessor), its Subsidiaries (acting in their capacity as such) and the Carve-Out JVs have complied with all applicable Anti-Corruption Laws and Sanctions in all material respects.

(b) Neither JV GmbH, any Subsidiary nor any Carve-Out JV, nor any of their respective directors, officers, employees, nor to its knowledge any of its agents or any other Representative acting on behalf of JV GmbH, any Subsidiary or any Carve-Out JV, (i) is a Sanctioned Person, (ii) since the later of, as applicable, (x) January 1, 2019, or (y) the date of incorporation, has had any transactions, business or financial dealings involving, directly or knowingly indirectly, a Sanctioned Jurisdiction or Sanctioned Person, or (iii) has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of improperly (A) influencing any act or decision of any Public Official or other Person in his or her official capacity or relevant function; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his or her lawful duty or relevant function (or rewarding such activity); (C) securing or retaining business, an advantage in the conduct of business, or any other improper benefit; or (D) inducing such Public Official or other Person to use his or her influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the business of JV GmbH, any Subsidiary or any Carve-Out JV.

(c) Since the later of, as applicable, (i) January 1, 2019, or (ii) the date of incorporation, neither JV GmbH, any of its Subsidiaries nor any Carve-Out JV has received any written notice from any Governmental Authority: asserting any violation or non-compliance with any Anti-Corruption Laws or Sanctions. To the knowledge of JV GmbH, there is no pending or threatened investigation, litigation, subpoena, complaint, self-disclosure, request for information or any other proceeding instituted by any Governmental Authority that address any allegations or information that JV GmbH, any of its Subsidiaries or any Carve-Out JV has violated Anti-Corruption Laws or Sanctions.

(d) JV GmbH, its Subsidiaries and the Carve-Out JVs have in place policies, procedures, and controls reasonably designed to promote compliance by each of them and their respective directors, officers, employees and agents with Anti-Corruption Laws or Sanctions.

4.26 Permits. Each of JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs has all material Permits (the “JV GmbH Permits”) that are required to lawfully own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, have a Material Adverse Effect. JV GmbH has made available to SEDA or its Representatives true, correct and complete copies of all JV GmbH Permits, all of which are listed on Schedule 4.26 of the JV GmbH Disclosure Schedules. Except as would not, individually or in the aggregate, have a Material Adverse Effect, all of the JV GmbH Permits are in full force and effect in accordance with their terms, and no outstanding written notice of default or non-compliance, revocation, cancellation or termination of any JV GmbH Permit has been received by JV GmbH, any of its Subsidiaries or, to the knowledge of JV GmbH, any Carve-Out JV. To the knowledge of JV GmbH, none of the JV GmbH Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions. There are no Actions pending or, to the knowledge of JV GmbH, threatened that would reasonably be expected to result in the revocation, cancellation, limitation, restriction or termination of, or the imposition of any material fine, material penalty or other material sanction for violation of any legal or regulatory requirements relating to, any JV GmbH Permit. Each of JV GmbH, its Subsidiaries and, to the knowledge of JV GmbH, the Carve-Out JVs is in compliance with all JV GmbH Permits applicable to JV GmbH, any of its Subsidiaries or any Carve-Out JV, except where the failure to comply with such JV GmbH Permits would not have a Material Adverse Effect.

4.27 Customers and Suppliers; Inventory.

(a) Schedule 4.27 of the JV GmbH Disclosure Schedules sets forth a complete and accurate list of the top ten (10) (i) customers and (ii) suppliers and/or service providers of JV GmbH and its Subsidiaries based on the U.S. Dollar amount of expenditures for the twelve (12)-month period ending December 31, 2023. Other than in the ordinary course of business, none of the customers or suppliers and/or service providers listed on Schedule 4.27 of the JV GmbH Disclosure Schedules has terminated, or given written notice that it intends to terminate, any of its business relationship with JV GmbH or any of its Subsidiaries. There has been no material dispute or controversy or, to the knowledge of JV GmbH, threatened material dispute or controversy, between JV GmbH or any of its Subsidiaries, on the one hand, and any such customer or supplier and/or service provider, on the other hand.

(b) Except for any inventory that is subject to a reserve for obsolete or unmarketable inventory shown on the JV GmbH Audited Financial Statements and except for inventory that has become obsolete or unmarketable in the ordinary course of business since the date of the latest JV GmbH Audited Financial Statements, the inventory of JV GmbH and its Subsidiaries (other than in respect of used or returned inventory that is otherwise usable and saleable in the ordinary course of business) consists of a quantity and quality usable and saleable in the ordinary course of business, is not obsolete or damaged, is merchantable and fit for its intended use, is not defective and currently exists in quantities and in a product mix reasonable in the present circumstances for the operation of JV GmbH and its Subsidiaries in the ordinary course of business. All items included in inventory are the property of JV GmbH and its Subsidiaries, free and clear of Liens other than Permitted Liens.

4.28 Proxy Statement/Prospectus. None of the information relating to JV GmbH or any of its Subsidiaries supplied or to be supplied by JV GmbH, or by any other Person acting on behalf of JV GmbH in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SEDA Shareholders, at the time of the SEDA Meeting or the Exchange, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 4.28, no representation or warranty is made by JV GmbH with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of JV GmbH for use therein.

4.29 No Additional Representations and Warranties. Except as provided in this Article IV, neither JV GmbH nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to SEDA or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SEDA or its Affiliates.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF KME

Except as set forth in the KME Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), KME represents and warrants to Cunova, SEDA and PubCo, as of the date hereof and as of Closing (other than in the case of representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

5.01 Corporate Organization.

(a) KME is a duly incorporated company, validly existing under the Laws of the jurisdiction of its formation. KME Germany, KME Mansfeld and KME America have, with respect to the Aerospace Business the requisite corporate power and authority to own, lease and operate its assets and properties and to conduct the Aerospace Business as it is now being conducted in all material respects. None of KME, KME Germany, KME Mansfeld or KME America is in violation of any provision of its Organizational Documents in any material respect.

(b) KME is duly licensed or qualified, and if applicable, in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of KME to enter into this Agreement or consummate the Transactions.

5.02 Due Authorization.

(a) KME, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, as at the Closing Date, will have (subject to the approvals described in Section 5.06) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions. The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will, as at the Closing Date, have been duly and validly authorized by all necessary corporate approvals of KME, and no other corporate proceeding on the part of KME is necessary to authorize this Agreement or such ancillary agreements, or KME’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which KME is a party will be when delivered, duly and validly executed and delivered by KME and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute a legal, valid and binding obligation of KME, enforceable against KME in accordance with its terms, subject to the Enforceability Exceptions.

(b) The board of directors of KME, at a meeting duly called and held on or prior to the date of this Agreement, duly adopted resolutions by which the board of directors of KME: (i) approved and declared advisable this Agreement and the Aerospace Business Transfer; and (ii) authorized and approved the execution, delivery and performance of this Agreement and the Aerospace Business Transfer on the terms and subject to the conditions set forth herein.

(c) The board of directors, the supervisory board and/or the shareholders, as applicable, of KME Germany, KME Mansfeld and KME America, at meetings duly called and held on or prior to the Exchange Date, duly adopted board resolutions and/or shareholder resolutions, as applicable, by which each: (i) approved and declared advisable the Aerospace Business Transfer; and (ii) authorized and approved the execution, delivery and performance of the Aerospace Business Transfer on the terms and subject to the conditions set forth herein.

5.03 Ownership.

(a) KME is the sole, legal and beneficial owner of and owns good and valid title to the JV GmbH Shares set opposite KME’s name on Schedule 5.03(a) of the KME Disclosure Schedules (free and clear of any and all Liens). There are no proxies, voting rights, shareholders’ agreements or other agreements to which KME is a party or by which KME is bound, with respect to the voting or transfer of any of such KME’s JV GmbH Shares (other than the JV GmbH Shareholders Agreement, this Agreement and any ancillary agreement thereto). No proceedings or demands are pending against KME that will result in, or would reasonably be expected to result in, the transfer to PubCo of the KME Exchanged Shares or, to the extent the KME Exchanged Shares are transferred as at the Closing Date, the KME Exchanged Shares being declared void.

(b) KME Germany, KME Mansfeld and KME America are the sole direct owners of, and have good and marketable title to, all the assets of the Aerospace Business as listed opposite their names on Schedule 5.03(b) of the KME Disclosure Schedules (the “Aerospace Business Assets”), free and clear of all Liens except Permitted Liens.

5.04 Sufficiency of Assets. As of Closing, and taking into account any agreement entered into in connection with the Transactions and the Aerospace Business Transfer, the assets and liabilities comprising the Aerospace Business (for the avoidance of doubt, including but not limited to the Aerospace Business Contracts, the Aerospace Business Know-How and the Aerospace Business Employees) will (i) constitute all of the assets (whether tangible or intangible (including Intellectual Property)), properties (whether real or personal), rights, interests, and claims necessary for, practiced by, used or held for use in the continued operation and conduct of the Aerospace Business immediately following the Closing in substantially the same manner as the business of the Aerospace Business is conducted as of the date hereof, (ii) constitute all the assets (whether tangible or intangible (including Intellectual Property)) and employees, properties (whether real or personal), rights, interests, and claims currently necessary for, practiced by, used or held for use in and material to the operation of the Aerospace Business as currently conducted and (iii) constitute all of the assets (whether tangible or intangible (including Intellectual Property)) and employees, properties (whether real or personal), rights, interests, and claims of the Aerospace Business.

5.05 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.06, the execution, delivery and performance of KME’s obligations under this Agreement and each ancillary agreement to this Agreement to which KME is a party, and the consummation by KME Germany, KME Mansfeld and KME America of the Aerospace Business Transfer, do not and will not: (a) conflict with or violate any provision of their respective Organizational Documents; (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to KME, KME Germany, KME Mansfeld, KME America or the Aerospace Business, or any of their properties or assets; (c) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of KME or the Aerospace Business.

5.06 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of JV GmbH, SEDA, PubCo and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of KME, KME Germany, KME Mansfeld or KME America with respect to: (i) KME’s execution, delivery or performance of this Agreement and any ancillary agreements thereto or the consummation of the Transactions, and (ii) the Aerospace Business Transfer.

5.07 Financial Statements

(a) Attached as Schedule 5.07(a) of the KME Disclosure Schedules is the pro forma operating profit of the Aerospace Business as of December 31, 2022, and December 31, 2023 (the “Aerospace Business Pro Forma Management Accounts”). The Aerospace Business Pro Forma Management Accounts present fairly, in all material respects, the operating profit of the Aerospace Business as of the date and for the period indicated in such Aerospace Business Pro Forma Management Accounts.

(b) As of the date hereof, the Aerospace Business does not have any Indebtedness.

5.08 Litigation and Proceedings. There are no, and there have been no, pending or, to the knowledge of KME, threatened Actions against KME, KME Germany, KME Mansfeld or KME America with respect to the Aerospace Business, including any condemnation or similar proceedings that, individually or in the aggregate, would have a Material Adverse Effect. None of the Aerospace Business Assets are subject to any Governmental Order or, to the knowledge of KME, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon any of the Aerospace Business Assets that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of KME to enter into and perform its obligations under this Agreement or any ancillary document thereto.

5.09 Compliance with Laws.

(a) Except as has not had and would not have a Material Adverse Effect, the Aerospace Business is, and has been, conducted in compliance in all respects with applicable Laws. None of KME, KME Germany, KME Mansfeld or KME America has received any written notice from any Governmental Authority of any non-compliance with, or violation of, any applicable Law by the Aerospace Business, or by which any of the Aerospace Business Assets are or were bound or affected, at any time since the date that is two (2) years prior to the date of this Agreement.

(b) In the three (3) years prior to the date of this Agreement, (i) there has been no action taken by the Aerospace Business or, to the knowledge of KME, any agent, representative or sales intermediary of the Aerospace Business, in each case, acting on behalf of the Aerospace Business, in violation of any applicable Anti-Corruption Law and (ii) the Aerospace Business has not received any written notice or citation from a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Law.

5.10 Intellectual Property

(a) There are no issued patents, registered copyrights, registered trademarks, domain name registrations or pending applications for any of the foregoing, in each case, that are required or in use in connection with the Aerospace Business.

(b) Other than the Aerospace Business Know-How, KME and its Subsidiaries do not own, use or license any Intellectual Property, domain names or software or open source materials in connection with the Aerospace Business.

(c) To the knowledge of KME, the use or commercial exploitation of the Aerospace Business Know-How does not infringe any rights of, or breach any agreement with, a third party.

(d) Except as would not reasonably be expected to have a Material Adverse Effect, no Actions are pending or, to the knowledge of KME, threatened against KME or any of its Subsidiaries with respect to the Aerospace Business, by any Person alleging that KME or such Subsidiary is infringing the Intellectual Property of such Person in relation to the Aerospace Business, including challenging the validity, enforceability, or ownership of, or the right to use, sell, license or sublicense any Intellectual Property in connection with the Aerospace Business. As of the date hereof and since the date that is two (2) years prior to the date hereof, KME has not been a party to any pending Action or received any threat (including unsolicited offers to license patents) in writing claiming infringement, misappropriation, dilution or other violation of the Intellectual Property of any Person or challenging the scope, ownership, validity or enforceability of any Intellectual Property owned or purposed to be owned or licensed by KME or any of its Subsidiaries in connection with the Aerospace Business, except in each case as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of KME, the conduct of the Aerospace Business (including the development and operation of its assets and projects) has not infringed, misappropriated, diluted or otherwise violated the Intellectual Property of any Person. To the knowledge of KME, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by KME relating to the Aerospace Business, except as would not reasonably be expected to have a Material Adverse Effect.

(e) Each current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of KME, any of its Subsidiaries or any of its Affiliates that has made a contribution to the Aerospace Business Know-How has assigned to KME or one of its Subsidiaries all of its rights in such development, contribution or modification either by operation of Law or by agreement, and where applicable waived all moral rights and rights to remuneration in relation thereto, each in accordance with applicable Law and collective bargaining agreements. No current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of KME or any of its Affiliates is entitled to any outstanding consideration, remuneration or other compensation in relation to the use of, or any interest in, their contribution to the development or modification of Intellectual Property in connection with the Aerospace Business.

(f) KME has undertaken commercially reasonable efforts to protect the confidentiality of any trade secrets or material proprietary information (including Know-How and Aerospace Business Know-How) acquired or developed by them in the course of conducting the Aerospace Business or which are the subject of confidentiality obligations owed to other Person. To the knowledge of KME, no current or former founder, officer, executive, director, contractor, temporary worker, consultant shareholder or employee of KME has misappropriated or improperly disclosed trade secrets or confidential information of the Aerospace Business to any Person, which would reasonably be expected to have a Material Adverse Effect.

5.11 Data Protection and Cybersecurity.

(a) In relation to the Personal Data of Aerospace Business Employees and all Aerospace Business employees whose employment will transfer to Cunova in connection with the Aerospace Business Transfer Agreement, KME and its Subsidiaries comply, and since the date that is two (2) years prior to the date hereof have been in compliance, in all material respects with Data Protection Laws.

(b) As at the date hereof, in relation to the Personal Data of Aerospace Business Employees and all Aerospace Business employees whose employment will transfer to Cunova in connection with the Aerospace Business Transfer Agreement, KME and its Subsidiaries are not (i) suffering any material Personal Data Breach or cybersecurity incident, which pursuant to any Law, would require KME or its Subsidiaries to notify any Person (including a Governmental Authority) of such breach or intrusion or that was or would reasonably be expected to be material to KME and its Subsidiaries, (ii) subject to investigations, written notices or requests from any Governmental Authority or other regulatory authority in relation to their data processing activities and compliance with Data Protection Laws, or (iii) in receipt of any written notice from such employees alleging non-compliance with Data Protection Laws (including any enforcement notice or monetary penalty notice), or alleging that any response to a request by a data subject to exercise their rights under Data Protection Laws was not compliant with Data Protection Laws.

5.12 Aerospace Business Assets; No Defaults.

(a) Schedule 5.12(a) of the KME Disclosure Schedules sets forth a true, correct and complete list of all Aerospace Business Assets as of February 9, 2024. True, correct and complete copies of the Contracts listed on Schedule 5.12(a) of the KME Disclosure Schedules have been provided to or made available to SEDA or its Representatives.

(b) Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Aerospace Business Asset set forth on Schedule 5.12(a) of the KME Disclosure Schedules, or that should have been set forth on Schedule 5.12(a) of the KME Disclosure Schedules pursuant to Section 5.12(a), (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the KME party thereto and, to the knowledge of KME, each of the other parties thereto, and are, to the knowledge of KME, enforceable by the KME party, to the extent a party thereto, in accordance with their terms, except as such enforcement may be limited by the Enforceability Exceptions, (ii) none of the KME parties thereto or, to the knowledge of KME, any other party to such Contracts is in material breach or material default, and no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or material default by KME, or permit termination or acceleration by the other party thereto, under any such Contract, (iii) KME has not received any written or, to the knowledge of KME, oral claim or notice of material breach of or material default under any such Contract, (iv) KME has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract, or amend the terms thereof (other than modifications in the ordinary course of business), and (v) KME has not waived any material rights under any such Contract.

5.13 Benefit Plans.

(a) Schedule 5.13(a) of the KME Disclosure Schedules sets forth a true and complete list of any Benefit Plan established or maintained for the benefit of any Aerospace Business Employee (“Aerospace Business Benefit Plan”). Neither KME nor any of its Subsidiaries maintains or contributes to or has any material lability with respect to any Benefit Plan relating to any Aerospace Business Employee, whether or not subject to ERISA, which is not an Aerospace Business Benefit Plan.

(b) With respect to each Aerospace Business Benefit Plan on Schedule 5.13(a) of the KME Disclosure Schedules, KME has delivered or made available to SEDA and its Representatives correct and complete copies of, if applicable (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Aerospace Business Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all material communications with any Governmental Authority concerning any matter that is still pending or for which KME or its Subsidiaries has any outstanding liability or obligation with respect to the Aerospace Business.

(c) Except as would not, individually or in the aggregate, be material to the Aerospace Business, (i) each Aerospace Business Benefit Plan has been administered and enforced in accordance with its terms and the requirements of all applicable Laws, and has been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending or threatened; (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to an Aerospace Business Benefit Plan have been timely made; (v) all benefits accrued under any unfunded Aerospace Business Benefit Plan have been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Aerospace Business Pro Forma Management Accounts; (vi) no Aerospace Business Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto; (vii) all old age pension benefits provided under an Aerospace Business Benefit Plan have been adjusted regularly as required by Section 16 of the German Company Pension Act (BetrAVG) or, where applicable, by equivalent provisions of foreign law or contractual provisions, and no backlog adjustments (nachholende Anpassungen) must be made for periods until the Closing Date; and (viii) neither KME nor any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Aerospace Business Benefit Plan.

(d) Except as would not, individually or in the aggregate, be material to the Aerospace Business, to the extent applicable, the present value of the accrued benefit Liabilities (whether or not vested) under each Aerospace Business Benefit Plan, determined as of the end of the Aerospace Business’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Aerospace Business Benefit Plan allocable to such benefit Liabilities.

(e) The consummation of the Transactions will not, either alone or in combination with another event: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Aerospace Business Benefit Plan; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any Aerospace Business Employees under any Aerospace Business Benefit Plan.

(f) Except to the extent required by applicable Law, neither KME nor any of its Subsidiaries provides health or welfare benefits to any former or retired Aerospace Business Employee or is obligated to provide such benefits to any active Aerospace Business Employee following such Aerospace Business Employee’s retirement or other termination of employment or service.

(g) No Aerospace Business Benefit Plan provides for the gross-up of any Taxes that may be imposed by any applicable Law.

5.14 Labor Matters.

(a) Schedule 5.14(a) of the KME Disclosure Schedules contains a list of all Aerospace Business Employees as of the date hereof setting forth staff number, service date for recognition of service years and actual total target salary (Jahreszieleinkommen).

(b) Schedule 5.14(b) of the KME Disclosure Schedules contains a list of any collective bargaining agreement or any other agreement with any works council, trade union or other employee representative body to which a member of the KME Group (with respect to the Aerospace Business) is a party to. There has not occurred or been threatened any strike, slow-down, lockout, picketing, work-stoppage, or other similar labor activity with respect to any such employees except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There are no unresolved labor controversies (including unresolved grievances and age, claims regarding any enhanced benefits or other discrimination claims) that are pending or threatened in writing between any member of the KME Group and any Aerospace Business Employee except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The KME Group in relation to the Aerospace Business Employees (i) is and has been since the date that is two (2) years prior to the date hereof, in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, classification of individuals as employees or independent contractors, health and safety, wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written or oral notice that there is any pending Action involving unfair labor practices against any member of the KME Group, (ii) is not liable for any material past due arrears of wages or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or, to the knowledge of KME, threatened in writing against the KME Group (in relation to the Aerospace Business Employees) alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(d) To the knowledge of KME, no current or former Aerospace Business Employee is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to KME Group (in relation to the Aerospace Business Employees) or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual, in each case except as would not reasonably be expected to have a Material Adverse Effect.

(e) No Senior Aerospace Employee has provided written or, to the knowledge of KME, oral notice of his or her plan to terminate his or her employment.

(f) No member of the KME Group is a party to a settlement agreement with a current or former officer, employee or independent contractor that involves allegations relating to sexual harassment or sexual misconduct by an Aerospace Business Employee. In the three (3) years prior to the date of this Agreement, no formal allegations of sexual harassment or sexual misconduct have been made against an Aerospace Business Employee.

5.15 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions or the Aerospace Business Transfer based upon arrangements made by KME for which KME has any obligation.

5.16 Absence of Changes.

(a) In the six (6) months prior to the date of this Agreement, there has not been a Material Adverse Effect in respect of the Aerospace Business Assets.

(b) Since the date that is the six (6) months prior to the date of this Agreement through the date of this Agreement, the Aerospace Business (i) has, in all material respects, conducted its businesses and operated its assets or properties in the ordinary course of business consistent with past practice, and (ii) has not taken any action that would require the consent of SEDA pursuant to Section 9.01 if such action had been taken on or after the date hereof.

5.17 Affiliate Agreements. Other than (i) any employment or option agreements entered into in the ordinary course of business by the Aerospace Business or standard employment agreements or offer letters, (ii) the supply agreement with KME, (iii) the U.S. Sales Agency Agreement, and (iv) any Contract or business arrangement solely among the Aerospace Business, none of KME, its Affiliates, or its or their stockholders, directors or officers is a party to any Contract or business arrangement with the Aerospace Business.

5.18 Certain Business Practices.

(a) The operations of the Aerospace Business are and, since the date that is three (3) years prior to the date hereof, have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving the Aerospace Business with respect to any of the foregoing is pending or, to the knowledge of KME, threatened.

(b) The Aerospace Business is not or, since the date that is two (2) years prior to the date hereof, has not been the subject of any investigation, inquiry or enforcement proceedings regarding any offence or alleged offence relating to the evasion of Tax or its facilitation, and no such investigation, inquiry or enforcement proceedings are pending or, to the knowledge of KME, threatened and, to the knowledge of KME, there are no circumstances reasonably likely to give rise to any such investigation, inquiry or proceedings.

5.19 Sanctions; Anti-Corruption Laws.

(a) Since January 1, 2022, KME Germany, KME Mansfeld or KME America have conducted the Aerospace Business in compliance with all applicable Anti-Corruption Laws and Sanctions in all material respects.

(b) Neither the Aerospace Business, nor any of the directors, officers, employees, and to its knowledge agents, of KME Germany, KME Mansfeld or KME America or any other Representative acting on behalf of the Aerospace Business, (i) is a Sanctioned Person, (ii) since January 1, 2022, has had any transactions, business or financial dealings involving, directly or knowingly indirectly, a Sanctioned Jurisdiction or Sanctioned Person, or (iii) has offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly through third parties, to any Public Official or other Person, for purposes of improperly (A) influencing any act or decision of any Public Official or other Person in his or her official capacity or relevant function; (B) inducing such Public Official or other Person to do or omit to do any act in violation of his or her lawful duty or relevant function; (C) securing or retaining business, an advantage in business or any other improper benefit; or (D) inducing such Public Official or other Person to use his or her influence with a government, Governmental Authority, commercial enterprise owned or controlled by any government (including state owned or controlled facilities), or any other Person in order to assist the Aerospace Business.

(c) Since January 1, 2022, the Aerospace Business has not received any written notice from any Governmental Authority asserting any violation or non-compliance with any Anti-Corruption Laws or Sanctions. To the knowledge of KME, there is no pending or threatened investigation, litigation, subpoena, complaint, self-disclosure, request for information or any other proceeding by a Governmental Authority that address any allegations or information that KME Germany, KME Mansfeld and KME America have operated the Aerospace Business in violation of Anti-Corruption Laws or Sanctions.

(d) KME Germany, KME Mansfeld or KME America have in place policies, procedures, and controls applicable to the Aerospace Business that are reasonably designed to promote compliance by the Aerospace Business and its directors, officers, employees and agents with Anti-Corruption Laws or Sanctions.

5.20 Permits. The Aerospace Business does not require any Permits to lawfully own, lease or operate its properties and assets and to conduct its business as currently conducted under applicable Law.

5.21 Proxy Statement/Prospectus. None of the information relating to KME or the Aerospace Business supplied or to be supplied by KME, or by any other Person acting on behalf of the Aerospace Business in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SEDA Shareholders, at the time of the SEDA Meeting or the Exchange, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 5.21, no representation or warranty is made by KME with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of KME or the Aerospace Business for use therein.

5.22 Independent Investigation. KME acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of SEDA set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) and in any certificate delivered to KME pursuant hereto; and (b) none of SEDA or its Representatives have made any representation or warranty as to SEDA or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) or in any certificate delivered to KME pursuant hereto.

5.23 No Additional Representations and Warranties. Except as provided in this ARTICLE V, neither KME nor the Aerospace Business nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to Cunova, SEDA, PubCo or their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Cunova, SEDA, PubCo or their respective Affiliates.

5.24 Tax Matters. None of KME, KME Germany, KME Mansfeld nor KME America has any knowledge of any facts or circumstances that would to the knowledge of KME reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PARAGON

Except as set forth in the Paragon Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule), Paragon represents and warrants to SEDA and to PubCo, as of the date hereof and as of Closing (other than in the case of representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

6.01 Corporate Organization of PP Holding.

(a) Paragon is a duly established partnership (geschlossene Investment KG) and PP Holding is a duly incorporated company, each validly existing under the Laws of the jurisdiction of their formation. Each of Paragon and PP Holding has all requisite corporate power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted in all material respects. Neither Paragon nor PP Holding is in violation of any provision of its Organizational Documents in any material respect.

(b) PP Holding is duly licensed or qualified, and if applicable, in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Paragon to enter into this Agreement or consummate the Transactions.

(c) The copies of PP Holding’s certificate of incorporation, memorandum of association and articles of association previously made available by Paragon to SEDA and its Representatives are true, correct and complete and are in effect as of the date of this Agreement.

6.02 Due Authorization; Shareholder Approval; Vote Required.

(a) Paragon, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, as at the Closing Date, will have (subject to the approvals described in Section 6.05) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions. The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will, as at the Closing Date, have been duly and validly authorized by all necessary corporate approvals of Paragon, and no other corporate proceeding on the part of Paragon is necessary to authorize this Agreement or such ancillary agreements, or Paragon’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which Paragon is a party will be when delivered, duly and validly executed and delivered by Paragon and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of Paragon, enforceable against Paragon in accordance with its terms, subject to the Enforceability Exceptions.

(b) PP Holding, as at the date hereof, has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, as at the Closing Date, will have (subject to the approvals described in Section 6.05) all requisite corporate power and authority to execute, deliver and perform this Agreement and each ancillary agreement to this Agreement to which it is a party and to consummate the Transactions. The performance of this Agreement and such ancillary agreements and the consummation of the Transactions will be duly and validly authorized and approved by the PP Holding Shareholder Approval, as of the Closing Date. No other corporate proceeding on the part of PP Holding is necessary to authorize this Agreement or such ancillary agreements or PP Holding’s performance hereunder or thereunder. This Agreement has been, and each such ancillary agreement will be, duly and validly executed and delivered by PP Holding and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of PP Holding, enforceable against PP Holding in accordance with its terms, subject to the Enforceability Exceptions.

(c) The managing directors of each of Paragon and PP Holding: (i) approve this Agreement and the Transactions; (ii) determine that the Transactions are respectively in the best interests of Paragon and the stockholders of Paragon, and of PP Holding and the stockholders of PP Holding; and (iii) authorize and approve the execution, delivery and performance of this Agreement and the Transactions on the terms and subject to the conditions set forth herein.

6.03 Ownership.

(a) Paragon is the sole, legal and beneficial owner of and owns good and valid title to the PP Holding Shares set opposite Paragon’s name on Schedule 6.03(a) of the Paragon Disclosure Schedules (free and clear of any and all Liens). There are no proxies, voting rights, shareholders’ agreements or other agreements to which Paragon is a party or by which Paragon is bound, with respect to the voting or transfer of any of Paragon’s PP Holding Shares (other than this Agreement and any ancillary agreement thereto). No proceedings or demands are pending against Paragon that will result in, or would reasonably be expected to result in, the transfer to PubCo of the Paragon Exchanged Shares or, to the extent the Paragon Exchanged Shares are transferred as at the Closing Date, the Paragon Exchanged Shares being declared void.

(b) PP Holding is the sole, legal and beneficial owner of and owns good and valid title to the JV GmbH Shares set opposite PP Holding’s name on Schedule 6.03(b) of the Paragon Disclosure Schedules (free and clear of any and all Liens. There are no proxies, voting rights, shareholders’ agreements or other agreements to which PP Holding is a party or by which PP Holding is bound, with respect to the voting or transfer of any of PP Holding’s JV GmbH Shares (other than the JV GmbH Shareholders Agreement and this Agreement and any ancillary agreement thereto)).

6.04 No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 6.05, the execution, delivery and performance of each of Paragon’s and PP Holding’s respective obligations under this Agreement and each ancillary agreement to this Agreement to which each of Paragon and PP Holding is a party, and the consummation by each of Paragon and PP Holding of the Transactions, do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Organizational Documents of each of Paragon and PP Holding, as applicable, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to each of Paragon and PP Holding, or any of their respective properties or assets, or (c) result in the creation of any Lien upon any of the properties, equity or debt interests or assets of each of Paragon and PP Holding, respectively.

6.05 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations of JV GmbH, SEDA, KME, PubCo and Merger Sub contained in this Agreement, no Consent of or with any Governmental Authority or any other notice, approval, consent, waiver or authorization from any Governmental Authority is required on the part of Paragon or PP Holding with respect to Paragon’s or PP Holding’s respective execution, delivery or performance of this Agreement and any ancillary agreements thereto or the consummation of the Transactions, other than such filings as are contemplated by this Agreement to the extent that Paragon and/or PP Holding is legally required to submit, or be a party to, such filings.

6.06 Capitalization.

(a) As of the date hereof, the registered share capital of PP Holding amounts to EUR 25,000 and is divided into 25,000 ordinary shares with consecutive numbers 1 to 25,000. Set forth on Schedule 6.06(a) of the Paragon Disclosure Schedules is a true, correct and complete list of each holder of shares of PP Holding or other equity interests of PP Holding and the number of shares or other equity interests held by each such holder as of the date hereof. As of the date hereof, there are no other shares of common stock, preferred stock or other equity interests of PP Holding authorized, reserved, issued or outstanding. All such equity securities issued by PP Holding have been validly issued and allotted by PP Holding and have been fully paid up with due authorization and in compliance with applicable Law and PP Holding’s Organizational Documents in all material respects.

(b) There are (i) no subscriptions, calls, options, warrants, rights (including preemptive rights or rights of first refusal or first offer) or other securities convertible into or exchangeable or exercisable for shares of PP Holding or other equity interests of PP Holding, or any other Contracts to which PP Holding is a party or by which PP Holding is bound obligating PP Holding to issue or sell any shares of capital stock of, other equity interests in (whether or not outstanding) or debt securities of, PP Holding and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in PP Holding. There are no outstanding contractual obligations of PP Holding to repurchase, redeem or otherwise acquire any securities or equity interests of PP Holding.

(c) There are no outstanding bonds, debentures, notes or other Indebtedness of PP Holding having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which holders of PP Holding Shares may vote.

(d) PP Holding is not party to any shareholder agreements, voting agreement or registration rights agreement with respect to PP Holding’s equity interests. There are no outstanding contractual obligations of PP Holding to repurchase, redeem or otherwise acquire any of its equity interests or securities.

(e) PP Holding does not own, and has not at any time prior to this Agreement owned, any other right, property, asset or interest other than the issued and outstanding shares of capital stock or equity interests of JV GmbH.

6.07 Financial Statements.

(a) Attached as Schedule 6.07(a) of the Paragon Disclosure Schedules are the unaudited financial accounts of PP Holding as of December 31, 2023, December 31, 2022 and as of December 31, 2021 (the “PP Holding Latest Financials Date”) (collectively, the “PP Holding Unaudited Financial Statements”). The PP Holding Unaudited Financial Statements present fairly, in all material respects, the financial position, results of operations, income (loss), changes in shareholders’ equity and cash flows of PP Holding as of the dates and for the periods indicated in such PP Holding Unaudited Financial Statements in conformity with German GAAP. Accounting Standards consistently applied and in accordance with past practice and were derived from, and accurately reflect, in all material respects, the books and records of PP Holding.

(b) PP Holding has not been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of PP Holding. PP Holding, nor, to the knowledge of Paragon, any of its officers, directors or employees or other Representatives has received any material written complaint, allegation, assertion or claim regarding the accounting practices, procedures, methodologies or methods of PP Holding or its internal accounting controls, including any written complaint, allegation, assertion or claim that PP Holding has engaged in questionable accounting practices in any material respects.

(c) As of the date hereof, PP Holding does not have any Indebtedness.

6.08 Undisclosed Liabilities. There is no liability, debt or obligation of or against PP Holding (including Indebtedness) of a type required to be recorded or reflected on or reserved for or disclosed in a consolidated balance sheet of PP Holding, including the notes thereto, under German GAAP.

6.09 Litigation and Proceedings. There are no, and since its incorporation, there have been no, pending or, to the knowledge of Paragon, threatened Actions against PP Holding, or otherwise affecting PP Holding or any of its respective assets, including any condemnation or similar proceedings, that, individually or in the aggregate, would have a Material Adverse Effect.

PP Holding nor any of its property, assets or businesses is subject to any Governmental Order or, to the knowledge of Paragon, any continuing investigation by any Governmental Authority, in each case that, individually or in the aggregate, would be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon PP Holding that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the ability of PP Holding to enter into and perform its obligations under this Agreement or any ancillary document thereto.

6.10 Holding Company. PP Holding is an investment holding company that holds shares in JV GmbH, and since its incorporation it has not conducted any business activity and has not incurred any liability since its incorporation other than normal operating costs and expenses related to its compliance with relevant Laws, its incorporation and its functions as an investment holding company. PP Holding is not a party to any Contract other than Contracts entered into in the ordinary course of its business as an investment holding company or for related purposes including compliance with applicable Laws and for the purpose of Transactions contemplated hereunder. PP Holding has not employed any employees since its incorporation.

6.11 Compliance with Laws.

(a) Except as has not had and would not have a Material Adverse Effect, PP Holding is, and since its incorporation, has been, in compliance in all material respects with applicable Laws. PP Holding has not received any written notice from any Governmental Authority of any non-compliance with, or violation of, any applicable Law by PP Holding, or by which any of PP Holding’s properties, assets, business or operations are or were bound or affected, at any time since its incorporation, which violation would have a Material Adverse Effect.

(b) Since its incorporation, (i) there has been no action taken by PP Holding or any officer, director, manager, or, to the knowledge of Paragon, any agent, representative or sales intermediary of PP Holding, in each case, acting on behalf of PP Holding, in violation of any applicable Anti-Corruption Law and (ii) PP Holding has not received any written notice or citation from a Governmental Authority for any actual or potential non-compliance with any applicable Anti-Corruption Law.

6.12 Absence of Changes.

(a) Since the PP Holding Latest Financials Date, there has not been a Material Adverse Effect in respect of PP Holding.

(b) From the PP Holding Latest Financials Date through the date of this Agreement, PP Holding (i) has, in all material respects, conducted its businesses and operated its assets or properties in the ordinary course of business consistent with past practice, and (ii) have not taken any action that would require the consent of SEDA pursuant to Section 9.01 if such action had been taken on or after the date hereof.

6.13 Proxy Statement/Prospectus. None of the information relating to Paragon or PP Holding supplied or to be supplied by Paragon or PP Holding, or by any other Person acting on behalf of Paragon or PP Holding in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SEDA Shareholders, at the time of the SEDA Meeting or the Exchange, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 6.13, no representation or warranty is made by Paragon or PP Holding with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of Paragon or PP Holding for use therein.

6.14 Independent Investigation. Each of Paragon and PP Holding acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of SEDA set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) and in any certificate delivered to Paragon and PP Holding pursuant hereto; and (b) none of SEDA or its Representatives have made any representation or warranty as to SEDA or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) or in any certificate delivered to Paragon or PP Holding pursuant hereto.

6.15 Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Paragon or PP Holding or any of their Affiliates for which PP Holding has any obligation.

6.16 No Additional Representations and Warranties. Except as provided in this ARTICLE VI, neither Paragon nor PP Holding nor any of their Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to SEDA or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to SEDA or its Affiliates.

6.17 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by PP Holding have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All income and other material Taxes due and owing by PP Holding have been paid.

(c) PP Holding has (i) withheld all material Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor,

creditor, shareholder or any other party as required by Tax Law, (ii) remitted, or will remit on a timely basis, such Taxes to the appropriate Taxation Authority, and (iii) complied in all material respects with applicable Law in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no ongoing or pending audits, examinations, investigations, disputes or other proceedings against PP Holding in respect of any material amount of Tax, or notifications thereof, and no material Tax claims or assessments have been proposed in writing by any Taxation Authority against any of them which have not been resolved.

(e) Since its incorporation, PP Holding has not filed any Tax Returns or paid any Tax in any country other than Germany. No written claim has been made by any Taxation Authority in a jurisdiction where PP Holding does not file a Tax Return that PP Holding is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) PP Holding has not, and has never had, a branch or permanent establishment in any country other than the country of its organization.

(g) PP Holding has registered for purposes of sales Tax, use Tax, Transfer Taxes, VAT or any similar Tax in all jurisdictions where it has determined that it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(h) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of PP Holding and no written request for any such waiver or extension is currently pending.

(i) PP Holding has not requested or entered into a closing agreement, private letter ruling technical advice memorandum, advance pricing agreement or similar agreement with any Taxation Authority that could reasonably be expected to materially affect the Taxes of PP Holding after the Closing Date, nor is any such request outstanding.

(j) PP Holding is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or treated as a U.S. corporation under Section 7874(b) of the Code.

(k) There are no Liens with respect to material amounts of Taxes on any of the assets of PP Holding, other than Permitted Liens.

(l) PP Holding has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(m) PP Holding has no material Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). PP Holding is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, fiscal unity (Organschaft) or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which PP Holding could be liable after the Closing Date for any material Tax liability of any Person other than PP Holding.

(n) PP Holding has no knowledge of any facts or circumstances that would to the knowledge of Paragon reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(o) PP Holding is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action, and has not taken or agreed to make any election, that could reasonably be expected to cause PP Holding to not be treated as a corporation for U.S. federal income tax purposes.

(p) PP Holding is in compliance with all applicable transfer pricing Laws and regulations in all material respects.

(q) All records which PP Holding is required to keep in respect of Taxes under applicable Law or which would be needed to substantiate any claim made or position taken in relation to Taxes by PP Holding, have been duly kept and maintained in all material respects.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF SEDA

Except as set forth in the SEDA Disclosure Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to, qualification of or disclosure for the purposes of such representation, warranty or covenant is reasonably apparent on the face of the disclosure in such Schedule) or in the SEC Reports filed or furnished by SEDA prior to the date hereof (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and any other disclosures that are predictive, cautionary or forward-looking in nature) (it being understood that nothing disclosed in such SEC Reports will be deemed to modify or qualify the representations and warranties set forth in Sections 7.04 (Litigation and Proceedings), 7.06 (Financial Ability; Trust Account), 7.13 (Tax Matters), and 7.14 (Capitalization)), SEDA represents and warrants to JV GmbH, the Shareholders and PubCo, as of the date hereof and as of Closing (other than in the case of representations and warranties that by their terms address matters only as of a specified time, which shall be true and correct as of such specified time), as follows:

7.01 Corporate Organization.

(a) SEDA is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. SEDA has all requisite corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. SEDA has made available to JV GmbH accurate and complete copies of its Organizational Documents, each as currently in effect. SEDA is not, and at all times has not been, in violation of any provision of its Organizational Documents in any material respect.

(b) SEDA is duly licensed or qualified and in good standing in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SEDA to enter into this Agreement or consummate the Transactions.

7.02 Due Authorization.

(a) SEDA has all requisite corporate power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of the SEDA Shareholder Approval, to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the boards of directors of SEDA and, except for the SEDA Shareholder Approval, no other corporate proceeding on the part of SEDA is necessary to authorize this Agreement or such ancillary agreements or SEDA’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which SEDA is a party will be when delivered, duly and validly executed and delivered by SEDA and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of SEDA, enforceable against SEDA in accordance with its terms, subject to the Enforceability Exceptions.

(b) The SEDA Board has unanimously: (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of SEDA and its shareholders; (ii) determined that the aggregate fair market value of the equity interests in JV GmbH and PP Holding is equal to at least eighty percent (80%) of the amount held in the Trust Account (less any taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; and (iv) subject to the terms of this Agreement, resolved to recommend to SEDA Shareholders approval of the Transactions.

7.03 No Conflict. The execution, delivery and performance of this Agreement by SEDA and, upon receipt of the SEDA Shareholder Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, SEDA’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to SEDA or any of its properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which SEDA is a party or by which its assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of SEDA, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SEDA to enter into and perform their respective obligations under this Agreement.

7.04 Litigation and Proceedings. There are no pending or, to the knowledge of SEDA, threatened Actions against SEDA, or, to the knowledge of SEDA, any of its directors, managers, officers or employees (in their capacity as such) or otherwise affecting SEDA or its assets, including any condemnation or similar proceedings, that, if determined adversely, would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SEDA to enter into and perform its obligations under this Agreement. There is no unsatisfied judgment or open injunction binding upon SEDA that would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of SEDA to enter into and perform its obligations under this Agreement.

7.05 Governmental Authorities; Consents. Subject to receipt of the SEDA Shareholder Approval, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of SEDA with respect to SEDA’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with NYSE or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of SEDA to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

7.06 Financial Ability; Trust Account.

(a) As of the date hereof, there is at least $142,947,548.99 invested in a U.S.-based trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated October 28, 2021, as amended on October 27, 2023, by and between SEDA and the Trustee (the “Trust Agreement”). Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with and pursuant to the Trust Agreement, the Extension, SEDA’s Organizational Documents and SEDA’s final prospectus dated October 28, 2021. Following the Extension, amounts in the Trust Account are invested in an interest-bearing demand deposit account. SEDA has performed all material obligations required to be performed by it to date under, and is not in material default or breach under or materially delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with or without notice or lapse of time or both, would constitute such a default or breach thereunder. As of the date hereof, there are no claims or proceedings pending with respect to the Trust Account. As of the date hereof, SEDA has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Exchange, the obligations of SEDA to dissolve or liquidate pursuant to SEDA’s Organizational Documents shall terminate, and as of the Exchange, SEDA shall have no obligation whatsoever pursuant to SEDA’s Organizational Documents to dissolve and liquidate the assets of SEDA by reason of the consummation of the Transactions. To SEDA’s knowledge, as of the date hereof, following the Exchange, no SEDA Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such SEDA Shareholder is a Redeeming Shareholder. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than a Redeeming Shareholder) to any portion of the proceeds in the Trust Account.

(b) As of the date hereof, assuming the accuracy of the representations and warranties of JV GmbH contained herein and the compliance by JV GmbH with its obligations hereunder, SEDA has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to SEDA on the Closing Date (net of obligations with respect to redemptions and the payment of Taxes and other permitted payments or distributions).

(c) As of the date hereof, SEDA does not have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any Indebtedness.

7.07 Brokers’ Fees. Except fees described on Schedule 7.07 of the SEDA Disclosure Schedules (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by SEDA or any of its Affiliates, including the Sponsor.

7.08 SEC Reports; Financial Statements.

(a) SEDA has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since December 13, 2021 (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “SEC Reports”). None of the SEC Reports, as of their respective dates (or, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of SEDA as of the respective dates thereof and the results of its operations and cash flows for the respective periods then ended.

(b) SEDA maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to SEDA is made known to SEDA’s principal executive officer and its principal financial officer, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. To the knowledge of SEDA, such disclosure controls and procedures are effective in timely alerting SEDA’s principal executive officer and principal financial officer to material information required to be included in SEDA’s periodic reports required under the Exchange Act.

(c) SEDA maintains a system of internal controls that are designed and sufficient to provide reasonable assurance regarding the reliability of SEDA’s financial reporting and the preparation of the SEDA Financials for external purposes in accordance with GAAP.

(d) There are no outstanding loans or other extensions of credit made by SEDA to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SEDA. SEDA has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(e) Except as described on Schedule 7.08(e) of the SEDA Disclosure Schedules, neither SEDA (including any employee thereof) nor SEDA’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by SEDA, (ii) any fraud, whether or not material, that involves SEDA’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by SEDA or (iii) any claim or allegation regarding any of the foregoing.

(f) As of the date hereof, to the knowledge of SEDA, there are no outstanding SEC comments from the SEC with respect to the SEC Reports and none of the SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation.

7.09 Business Activities; Absence of Changes.

(a) Since its incorporation, SEDA has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in SEDA’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon SEDA or to which SEDA is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of SEDA or any acquisition of property by SEDA or the conduct of business by SEDA as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of SEDA to enter into and perform its obligations under this Agreement.

(b) SEDA does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement, the Contracts expressly contemplated hereby and the Transactions, SEDA has no interests, rights, obligations or liabilities with respect to, and is not party to or bound by, and does not have its assets or property subject to, in each case, whether directly or indirectly, any Contract or transaction that is, or could reasonably be interpreted as constituting, a Business Combination.

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby or as set forth on Schedule 7.09(c) of the SEDA Disclosure Schedules, SEDA is not party to any Contract with any other Person that would require payments by SEDA or any of its Subsidiaries after the date hereof in excess of $10,000 in the aggregate (other than this Agreement and the Contracts expressly contemplated hereby, Contracts set forth on Schedule 7.09(c) of the SEDA Disclosure Schedules and any such payments to be made as SEDA Transaction Expenses).

(d) Except as set forth on Schedule 7.09(d) of the SEDA Disclosure Schedules, as of the date hereof, there is no liability, debt or obligation of SEDA that would be required to be set forth or reserved for on a consolidated balance sheet of SEDA prepared in accordance with GAAP consistently applied and in accordance with past practice, except for Liabilities, debts or obligations (i) reflected or reserved for on the SEDA Financials or disclosed in the notes thereto (other than any such Liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to SEDA), (ii) that have arisen since the date of the SEDA Financials in the ordinary course of the operation of business of SEDA, (iii) disclosed in the SEDA Disclosure Schedules, or (iv) for professional fees, including with respect to legal and accounting advisors incurred by SEDA in connection with the Transactions.

(e) Except as provided for in the SEDA Financials, SEDA has no material Indebtedness.

(f) Since the incorporation of SEDA, there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of SEDA to enter into and perform its obligations under this Agreement.

7.10 Form F-4 and Proxy Statement/Prospectus. None of the information relating to SEDA supplied or to be supplied by SEDA, or by any other Person acting on behalf of SEDA in writing specifically for inclusion or incorporation by reference in the Proxy Statement/Prospectus will, as of the date of the Proxy Statement/Prospectus (or any amendment or supplement thereto) is first mailed to the SEDA Shareholders, at the time of the SEDA Meeting or at the Exchange, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, notwithstanding the foregoing provisions of this Section 7.10, no representation or warranty is made by SEDA with respect to information or statements made or incorporated by reference in the Proxy Statement/Prospectus that were not supplied by or on behalf of SEDA for use therein.

7.11 Independent Investigation. SEDA acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon the express representations and warranties of JV GmbH, KME and Paragon set forth in this Agreement (including the related portions of the JV GmbH Disclosure Schedules, the KME Disclosure Schedules, and the Paragon Disclosure Schedules) and in any certificate delivered to SEDA pursuant hereto; and (b) none of JV GmbH, KME, Paragon or their respective Representatives has made any representation or warranty as to JV GmbH, KME, Paragon or this Agreement, except as expressly set forth in this Agreement (including the related portions of the JV GmbH Disclosure Schedules, the KME Disclosure Schedules, and the Paragon Disclosure Schedules) or in any certificate delivered to SEDA pursuant hereto.

7.12 No Additional Representations and Warranties. Except as provided in this ARTICLE VII, neither SEDA nor its Affiliates, nor any of their respective directors, managers, officers, employees, equity holders, partners, members or representatives, has made, or is making, any representation or warranty whatsoever to JV GmbH, KME, Paragon or their respective Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to JV GmbH, KME, Paragon or their respective Affiliates.

7.13 Tax Matters.

(a) All income and other material Tax Returns required by Law to be filed by SEDA have been timely filed, and all such Tax Returns are true, accurate, correct and complete in all material respects.

(b) All income and other material Taxes due and owing by SEDA have been paid.

(c) SEDA has (i) withheld all material Taxes required to have been withheld by it in connection with amounts paid or owed to any employee, independent contractor, creditor, shareholder or any other party as required by Tax Law, (ii) remitted, or will remit on a timely basis, such Taxes to the appropriate Taxation Authority, and (iii) complied in all material respects with applicable Law in relation to Tax (as the case may be) with respect to Tax withholding.

(d) There are no ongoing or pending audits, examinations, investigations, disputes or other proceedings against SEDA in respect of any material amount of Tax, or notifications thereof, and no material Tax claims or assessments have been proposed in writing by any Taxation Authority against any of them which have not been resolved.

(e) Since its incorporation, SEDA has not filed any Tax Returns or paid any Tax in any country other than the jurisdiction of its incorporation. No written claim has been made by any Taxation Authority in a jurisdiction where SEDA does not file a Tax Return that such entity is or may be subject to material Taxes in that jurisdiction in respect of Taxes that would be the subject of such Tax Return that has not since been resolved.

(f) There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of SEDA and no written request for any such waiver or extension is currently pending.

(g) SEDA is not a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code nor treated as a U.S. corporation under Section 7874(b) of the Code.

(h) SEDA has not participated in any “listed transaction,” as defined in U.S. Treasury Regulation Section 1.6011-4.

(i) There are no Liens with respect to material amounts of Taxes on any of the assets of SEDA, other than Permitted Liens.

(j) SEDA does not have any material Liability for the Taxes of another Person (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract (in each case, excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes). SEDA is not a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement, fiscal unity or similar agreement (excluding commercial agreements entered into in the ordinary course of business, the primary purpose of which is not the sharing of Taxes) with respect to Taxes under which SEDA could be liable after the Closing Date for any material Tax liability of any Person.

(k) SEDA has not taken or agreed to take any action that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. SEDA does not have any knowledge of any facts or circumstances that could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(l) SEDA is treated as a corporation for U.S. federal income tax purposes, and has not taken or agreed to take any action, and has not taken or agreed to make any election, that could reasonably be expected to cause SEDA to not be treated as a corporation for U.S. federal income tax purposes.

(m) All records which SEDA is required to keep in respect of Taxes under applicable Law or which would be needed to substantiate any claim made or position taken in relation to Taxes by SEDA, have been duly kept and maintained in all material respects.

7.14 Capitalization.

(a) As of the date hereof, SEDA has issued (i) 15,534 SEDA Units, each consisting of one SEDA Class A Share and one-half of one SEDA Warrant, (ii) 9,989,852 SEDA Public Warrants and (iii) 8,998,574 SEDA Private Warrants.

(b) SEDA is authorized to issue 500,000,000 SEDA Class A Shares, 50,000,000 SEDA Class B Shares and 5,000,000 SEDA Preference Shares, of which, as of the date hereof, 13,162,399 SEDA Class A Shares, 4,998,811 SEDA Class B Shares and 0 SEDA Preference Shares are issued and outstanding. All issued and outstanding SEDA Shares have been duly authorized and validly issued, are fully paid and nonassessable under applicable Law and were not issued in violation of any preemptive rights.

(c) All of the issued and outstanding SEDA Shares and all of the issued and outstanding SEDA Warrants (including the SEDA Private Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract, except as disclosed in the SEC Reports and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(d) Except for SEDA Shares and/or SEDA Warrants (including the SEDA Private Warrants) issued or to be issued pursuant to the Warrant Agreement, the Working Capital Promissory Notes, the Extension Funding Promissory Notes and the Harebell Share Letter, as of the date hereof, there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for SEDA Shares or the equity interests of SEDA, or any other Contracts to which SEDA is a party or by which SEDA is bound obligating SEDA to issue or sell any share of, other equity interests in or debt securities of, SEDA, and (ii) no equity equivalents, stock or share appreciation rights, phantom stock or share ownership interests or similar rights in SEDA. Except as disclosed in the SEC Reports or in SEDA’s Organizational Documents, there are no outstanding contractual obligations of SEDA to repurchase, redeem or otherwise acquire any securities or equity interests of SEDA. There are no outstanding bonds, debentures, notes or other Indebtedness of SEDA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the SEDA Shareholders may vote. Except as disclosed in the SEC Reports, SEDA is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to SEDA Shares or any other equity interests of SEDA.

7.15 NYSE Stock Market Quotation. The issued and outstanding SEDA Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SEDA.U.” The issued and outstanding shares of SEDA Class A Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SEDA.” The issued and outstanding SEDA Warrants (excluding the SEDA Private Warrants) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “SEDA.WS.” SEDA is in compliance with the rules of the NYSE and there is no action or proceeding pending or, to the knowledge of SEDA, threatened against SEDA by the NYSE or the SEC with respect to any intention by such entity to deregister the SEDA Shares, SEDA Warrants or SEDA Units or terminate the listing of SEDA Shares, SEDA Warrants or SEDA Units on the NYSE. None of SEDA or its Affiliates has taken any action in an attempt to terminate the registration of the SEDA Shares, SEDA Warrants or SEDA Units under the Exchange Act except as contemplated by this Agreement.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES OF PubCO AND MERGER SUB

Each of PubCo and Merger Sub, as to itself, represents and warrants to each of the Shareholders as of the date hereof and as of Closing, as follows:

8.01 Corporate Organization. Each of PubCo and Merger Sub is, as applicable, a company or limited liability company duly incorporated, validly existing and in good standing (to the extent applicable) under the Laws of its respective jurisdictions of formation. Each of PubCo and Merger Sub has, as applicable, the requisite corporate or limited liability company power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. Each of PubCo and Merger Sub is duly licensed or qualified and in good standing (to the extent applicable) in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into this Agreement or consummate the Transactions. Each of PubCo and Merger Sub has made available to SEDA accurate and complete copies of its Organizational Documents, each as currently in effect. Each of PubCo and Merger Sub were, as applicable, validly and duly incorporated or formed in accordance with applicable Law and neither PubCo nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect. PubCo is not restricted under applicable Law from owning, holding or investing in any entities or subsidiaries.

8.02 Due Authorization. Each of PubCo and Merger Sub has, as applicable, all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and each ancillary agreement to this Agreement to which it is a party and, upon receipt of (i) the affirmative vote of the holder of the PubCo Shares passing the required shareholders’ resolutions (the “PubCo Shareholder Approval”) and (ii) the approval of the members and managers of Merger Sub (the “Merger Sub Member and Manager Approvals”), to perform its obligations hereunder and thereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement and such ancillary agreements and the consummation of the Transactions have been duly, validly and unanimously authorized and approved by the directors of PubCo and the member and board of managers of Merger Sub and, except for the PubCo Shareholder Approval and the Merger Sub Member and Manager Approvals, no other corporate or limited liability company proceeding on the part of PubCo or Merger Sub is necessary to authorize this Agreement or such ancillary agreements, or PubCo’s or Merger Sub’s performance hereunder or thereunder. This Agreement has been, and each ancillary agreement to which PubCo or Merger Sub is a party will be when delivered, duly and validly executed and delivered by PubCo or Merger Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such ancillary agreement when delivered will constitute, a legal, valid and binding obligation of PubCo and Merger Sub, enforceable against PubCo and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

8.03 No Conflict. The execution, delivery and performance of this Agreement by PubCo and Merger Sub and, upon receipt of the PubCo Shareholder Approval and the Merger Sub Manager Approval, the consummation of the Transactions do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Existing PubCo Articles and Merger Sub’s Organizational Documents, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to PubCo or Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, or accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which PubCo or Merger Sub is a party or by which their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of PubCo or Merger Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of PubCo and Merger Sub to enter into and perform their respective obligations under this Agreement.

8.04 Governmental Authorities; Consents. Assuming the truth and accuracy of the representations and warranties of JV GmbH, KME, Paragon, PP Holding and SEDA as contained in this Agreement, subject to receipt of the PubCo Shareholder Approval and the Merger Sub Member and Manager Approvals, no Consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of PubCo or Merger Sub with respect to PubCo’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the Transactions, other than (a) such filings as are contemplated by this Agreement, (b) any filings required with any Approved Stock Exchange or the SEC with respect to the Transactions, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or any state “blue sky” Securities Laws, and the rules and regulations thereunder, and (d) where the failure to obtain such Consents or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to adversely affect the ability of PubCo or Merger Sub to perform or comply with on a timely basis any material obligation under this Agreement or any ancillary agreement hereto to which it is a party or to consummate the Transactions.

8.05 Brokers’ Fees. Except fees described on Schedule 7.07 of the SEDA Disclosure Schedules (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by PubCo or Merger Sub or any of its Affiliates.

8.06 Business Activities; Absence of Changes.

(a) Each of PubCo and Merger Sub was, as applicable, incorporated or formed solely for the purpose of effecting the Transactions. Since its incorporation or formation (as applicable), neither PubCo nor Merger Sub have conducted any business activities other than activities directed toward the accomplishment of a Business Combination or related to the incorporation of PubCo and Merger Sub. Except as set forth in the Existing PubCo Articles and Merger Sub’s Organizational Documents, there is no agreement, commitment or Governmental Order binding upon PubCo or Merger Sub, or to which PubCo or Merger Sub is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of PubCo or Merger Sub, or any acquisition of property by PubCo or Merger Sub or the conduct of business by PubCo or Merger Sub as currently conducted, other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

(b) Neither PubCo nor Merger Sub own or have a right to acquire any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity (other than PubCo’s holding of Merger Sub).

(c) As of the date hereof and except for this Agreement and the Contracts expressly contemplated hereby, neither PubCo nor Merger Sub is party to any Contract with any other Person that would require payments by PubCo or Merger Sub or any of its Subsidiaries after the date hereof (excluding any such payments to be made as SEDA Transaction Expenses).

(d) As of the date hereof, there is no liability, debt or obligation (actual or contingent) of PubCo or Merger Sub that would be required to be set forth or reserved for on a consolidated balance sheet of PubCo or Merger Sub, except for Liabilities, debts or obligations in the ordinary course of the operation of business of PubCo or Merger Sub, or for professional fees, including with respect to legal and accounting advisors incurred by PubCo or Merger Sub in connection with the Transactions.

(e) Neither PubCo nor Merger Sub have material Indebtedness.

(f) Since, as applicable, the incorporation or formation of PubCo or Merger Sub, there has not been any event or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of PubCo or Merger Sub to enter into and perform its obligations under this Agreement.

8.07 Capitalization. The validly issued share capital of PubCo consists of 1 ordinary share of £1 and 1 redeemable preference share of £50,000 as of the date hereof. The authorized company capital of Merger Sub consists of 100 Merger Sub Units, of which 100 Merger Sub Units are issued and outstanding as of the date hereof. All of the issued and outstanding PubCo Shares and Merger Sub Units, including for the avoidance of doubt, any PubCo Shares and Merger Sub Units that will be issued pursuant to the Transactions, (i) have been, or will be prior to such issuance, duly authorized and have been, or will be at the time of issuance, validly issued and fully paid, (ii) were, or will be, issued, in compliance in all material respects with applicable Law, and (iii) were not, and will not be, issued in breach or violation of any preemptive rights or Contract.

8.08 Investment Company Act. Neither PubCo nor Merger Sub is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company,” or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

8.09 Proxy Statement/Prospectus. None of the information relating to PubCo or Merger Sub supplied or to be supplied by PubCo or Merger Sub, or by any other Person acting on behalf of PubCo or Merger Sub, specifically for inclusion or incorporation by reference in (a) any current report on Form 8-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) or stock exchange (including the NYSE) with respect to the Transactions; (b) the Form F-4 (including the Proxy Statement/Prospectus contained therein); (c) this Agreement; or (d) the mailings or other distributions to holders of SEDA Shares, PubCo Shares or JV GmbH Shares and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (d), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

8.10 Independent Investigation. Each of PubCo and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of SEDA and acknowledges that it has been provided adequate access to the personnel, assets, books and records, and other documents and data of SEDA for such purpose. Each of PubCo and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, it has relied solely upon its own investigation and the express representations and warranties of SEDA set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) and in any certificate delivered to PubCo or Merger Sub pursuant hereto; and (b) none of SEDA or its Representatives have made any representation or warranty as to SEDA or this Agreement, except as expressly set forth in this Agreement (including the related portions of the SEDA Disclosure Schedules) or in any certificate delivered to PubCo or Merger Sub pursuant hereto.

ARTICLE IX

COVENANTS OF PP HOLDING, JV GMBH, KME, Pubco and merger sub

9.01 Conduct of PP Holding, KME and JV GmbH. From the date of this Agreement until the earlier of the Closing Date and the termination of this Agreement in accordance with its terms

(the “Interim Period”), (x) PP Holding, (y) KME (with respect to the Aerospace Business) and (z) JV GmbH shall (and JV GmbH shall cause its Subsidiaries to), except as expressly contemplated by this Agreement, as required by applicable Law or pursuant to any COVID-19 Measures applicable to PP Holding, the Aerospace Business or JV GmbH and its Subsidiaries, as applicable, or as consented to by SEDA in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use commercially reasonable efforts to (i) conduct and operate its business in the ordinary course consistent with past practice, including to preserve the goodwill and present business relationships (contractual or otherwise) with its customers, suppliers, joint venture partners, distributors and creditors and others having material business relationships with it and retain its current officers and other key employees and (ii) comply in all material respects with all Laws applicable to it (and with respect to JV GmbH, its Subsidiaries) and their respective businesses, assets and employees. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, as set forth in Section 9.01 of the JV GmbH Disclosure Schedule, as required by applicable Law or pursuant to any COVID-19 Measures applicable to PP Holding, the Aerospace Business or JV GmbH and its Subsidiaries or as consented to by SEDA in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), (x) PP Holding, (y) KME (with respect to the Aerospace Business) and (z) JV GmbH shall not (and JV GmbH shall cause its Subsidiaries not to), during the Interim Period:

(a) with respect to each of PP Holding and JV GmbH and its Subsidiaries, change or amend its certificate of incorporation, bylaws or other organizational documents except (i) in the case of PP Holding, JV GmbH and Cunova, for any such change or amendment made in the ordinary course of business and which will not have a material adverse impact on such company’s ability to perform its obligations under this Agreement or to consummate the Transactions or (ii) in the case of Cunova’s Subsidiaries, for any such change or amendment made in the ordinary course of business;

(b) except in the ordinary course of business in relation to Cunova’s wholly owned Subsidiaries (i) make, declare, set aside or pay any dividend or distribution payable in cash, stock, property or otherwise with respect to any capital stock or other equity interests in PP Holding, JV GmbH or its Subsidiaries; (ii) effect any recapitalization, reclassification, split or other change in their capitalization; (iii) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of their capital stock or securities convertible into or exchangeable for shares of their capital stock, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of their capital stock, or split, combine or reclassify any shares of their capital stock; or (iv) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any shares of their capital stock or other equity interests;

(c) except in the ordinary course of business consistent with past practice or as otherwise permitted or not restricted by this Section 9.01, enter into, assume, assign, partially or completely amend or modify any material term of or terminate (excluding any expiration in accordance with its terms) any Contract of a type required to be listed on Schedule 4.13 of the JV GmbH Disclosure Schedules or on Schedule 5.12 of the KME Disclosure Schedules;

(d) sell, transfer, lease, pledge or otherwise encumber, abandon, cancel or convey or dispose of any assets, properties or businesses, including Leased Real Property, except for sales, transfers, leases, pledges or other encumbrances or dispositions of assets, properties or business (i) not in excess of $1,500,000 in the aggregate, (ii) as between JV GmbH and its Subsidiaries, (iii) in relation to the JV GmbH’s Subsidiaries, in the ordinary course of business and consistent with past practice or (iv) the creation of any pledge, encumbrance or other security interest over any land, property or assets of JV GmbH or its Subsidiaries to secure Indebtedness incurred by JV GmbH or its Subsidiaries in the ordinary course of business;

(e) in respect of JV GmbH or any of its Subsidiaries or KME in relation to the Aerospace Business, except as otherwise required by Law, the JV GmbH Benefit Plans or the Aerospace Business Benefit Plans, in effect on the date of this Agreement: (i) grant any material increase in compensation, benefits or severance to any key employee or manager with annual base compensation of more than $325,000, except in the ordinary course of business consistent with past practice; (ii) adopt, enter into or materially amend any JV GmbH Benefit Plan or Aerospace Business Benefit Plan other than in the ordinary course of business with respect to annual renewals; (iii) grant or provide any material bonus, severance or termination payments or benefits to any employee or director, except in connection with the promotion, hiring or firing of any employee (to the extent permitted by clause (iv) of this paragraph) in the ordinary course of business consistent with past practice; (iv) hire or dismiss any employee or any other individual who is providing or will provide services to JV GmbH or any of its Subsidiaries or the Aerospace Business, other than any employee with annual base compensation of less than $325,000 in the ordinary course of business consistent with past practice; or (v) reassign any Aerospace Business Employee so that they are no longer assigned to the Aerospace Business;

(f) in respect of JV GmbH or any of its Subsidiaries or KME in relation to the Aerospace Business, (i) take any action that would constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements under any similar Law relating to mass layoffs and plant closing, (ii) waive any restrictive covenant obligations of any current or former director, officer, employee or independent contractor, or (iii) enter into, modify, negotiate, renew, extend or terminate any collective bargaining agreement or recognize or certify any union, works council, labor organization, employee forum or other employee representative body;

(g) (i) fail to maintain its existence, (ii) enter into a new material line of business, (iii) purchase or otherwise acquire (whether by merging or consolidating with or purchasing any equity interest in or a substantial portion of the assets of) any business or any corporation, partnership, association, joint venture or other business organization or division thereof (other than in the ordinary course of business in relation to JV GmbH’s Subsidiaries), (iv) make any acquisition of any assets, business, equity interests or other properties or incur any liability or obligation in excess of $750,000 individually or $2,500,000 in the aggregate (other than in the ordinary course of business in relation to JV GmbH’s Subsidiaries), (v) sell, transfer, license, assign, fail to maintain or otherwise dispose of or encumber any of the material Intellectual Property pertaining to the business of JV GmbH or any of its Subsidiaries with a value in excess of $1,000,000 (other than in the ordinary course of business), or (vi) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of JV GmbH or any of its Subsidiaries (other than the Merger);

(h) make any capital expenditures (or commitment to make any capital expenditures) in excess of $750,000 individually or $2,500,000 in the aggregate other than any capital expenditure (or series of related capital expenditure) which is consistent in all material respects with JV GmbH’s annual capital expenditure budget for the periods following the date hereof;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than, in relation to JV GmbH’s Subsidiaries, in the ordinary course of business consistent with past practice or between JV GmbH and its Subsidiaries;

(j) amend in a manner materially detrimental to the Aerospace Business or JV GmbH or any of its Subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or maintain any material authorization from a Governmental Authority or material Permit required for the conduct of the Aerospace Business or the business of JV GmbH or any of its Subsidiaries, or otherwise terminate its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(k) except as required by applicable Law, (i) make, change or rescind any material Tax election (unless, in relation to JV GmbH’s Subsidiaries only, such Tax election is made, changed or rescinded in the ordinary course of business), or (ii) adopt or change any material Tax accounting method, (iii) file any material amendment to any income Tax Return or other material Tax Return, (iv) enter into any agreement with a Governmental Authority with respect to Taxes, (v) settle or compromise any claim or assessment in respect of material Taxes, (vi) consent to any extension (other than an extension to file in the ordinary course of business) or waiver of the statutory period of limitations applicable to any claim or assessment in respect of a material amount of Taxes, or (vii) enter into any Tax sharing or similar agreement, in each case if such election, change, amendment, agreement, settlement, consent or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including PP Holding and JV GmbH and its Subsidiaries) after the Closing;

(l) file any material Tax Return materially inconsistent with past practice (to the extent such past practice exists) unless required by applicable law, in a manner which materially and adversely affects the Taxes of PP Holding and JV GmbH and its Subsidiaries after the Closing;

(m) enter into any agreement that restricts the ability of JV GmbH or any of its Subsidiaries to engage or compete in any line of business, or enter into any agreement that restricts the ability of JV GmbH or any of its Subsidiaries to enter into a new line of business;

(n) enter into any agreement that would impede, impair or otherwise circumvent any Aerospace Business Asset;

(o) waive, release, compromise, settle or satisfy any pending or threatened Action or compromise or settle any liability or commence any Action, other than in the ordinary course of business or that otherwise do not exceed $2,000,000 in the aggregate;

(p) (i) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness of $500,000 or more, other than Indebtedness incurred in the ordinary course of business (which for the avoidance of doubt, includes any refinancing or issuance of debt securities) or (ii) except in the ordinary course of business, amend, restate or modify any terms of or any agreement with respect to any outstanding material Indebtedness;

(q) make any change in financial accounting methods, principles or practices materially affecting the reported consolidated assets, liabilities or results of operations of PP Holding or JV GmbH or any of its Subsidiaries, except insofar as may have been required by a change in Law or IFRS;

(r) fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage maintained with respect to JV GmbH or any of its Subsidiaries, PP Holding, the Aerospace Business or their assets or properties as of the date hereof;

(s) fail in a material manner to manage its working capital (including the timing of collection of accounts receivable and of the payment of accounts payable and the management of inventory) in the ordinary course of business consistent with past practice;

(t) terminate, fail to renew, abandon, cancel, fail to maintain, let lapse, sell, dispose of assign, transfer or grant any rights or options in, to or under any material registered Owned Business IPR, except in the ordinary course of business consistent with past practice; or

(u) authorize or commit or agree to do any action prohibited under this Section 9.01.

9.02 Conduct of PubCo and Merger Sub During the Interim Period.

(a) During the Interim Period, except as contemplated by this Agreement and the Transactions, as required by applicable Law or as consented to by the Shareholders in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), each of PubCo and Merger Sub shall not:

(i) change, modify or amend their respective Organizational Documents except as required for any of the other Transactions;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in PubCo and Merger Sub; (B) split, combine or reclassify any capital stock of, or other equity interests in, PubCo and Merger Sub; or (C) other than in connection with the Transactions or as otherwise required by their respective Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, PubCo and Merger Sub;

(iii) except as otherwise required by applicable Law: make, rescind or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, or enter into any agreement with a Governmental Authority with respect to Taxes, in each case if such election, change, amendment, agreement or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including JV GmbH and its Subsidiaries) after the Closing and provided that PubCo may take any action that it determines, acting reasonably, is necessary to optimize its expected liability for Taxes following the Transactions;

(iv) waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability;

(v) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness; or

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, or (B) incurred for the purpose of consummating the Transactions; or

(vii) other than in connection with this Agreement, the Transactions and the Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, PubCo and Merger Sub or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests.

(b) During the Interim Period, each of PubCo and Merger Sub shall comply with and continue performing under, as applicable, its Organizational Documents and shall not conduct or carry out any business, except as contemplated by this Agreement or in connection with or for the purposes of the implementation of the Transactions or as required by applicable Law.

9.03 Inspection. Subject to confidentiality obligations and similar restrictions (including privileged information) that may be applicable to information furnished to JV GmbH or any of its Subsidiaries and KME, KME Germany, KME Mansfeld or KME America (with respect to the Aerospace Business) by third parties that may be in JV GmbH’s or its Subsidiaries’ or KME’s, KME Germany’s, KME Mansfeld’s or KME America’s (with respect to the Aerospace Business) possession from time to time, JV GmbH and KME shall, and KME shall cause KME Germany, KME Mansfeld or KME America to, afford to SEDA and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operations of JV GmbH or its Subsidiaries, KME, KME Germany, KME Mansfeld or KME America, to all of their respective properties, books, Contracts, commitments, Tax Returns, records projections, plans, systems and appropriate officers and employees of JV GmbH, its Subsidiaries, KME, KME Germany, KME Mansfeld or KME America, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the JV GmbH and its Subsidiaries and the Aerospace Business Assets that are in its or their possession as such Representatives may reasonably request, in each case for the purpose of effecting the Transaction. The parties hereto shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the foregoing sentence apply. All information obtained by SEDA and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Closing.

9.04 No SEDA Transactions.

(a) From and after the date hereof until the Closing Date, except as otherwise contemplated by this Agreement, neither the Shareholders, JV GmbH, PP Holding, nor any of their respective Subsidiaries or controlling Affiliates shall, directly or indirectly, engage in any transactions involving the securities of SEDA without the prior consent of SEDA. The Shareholders, JV GmbH, and PP Holding shall use reasonable best efforts to require each of their Subsidiaries and controlling affiliates to comply with the foregoing sentence.

(b) Each Shareholder hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with such Shareholder, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of SEDA prior to the Closing or the earlier termination of this Agreement in accordance with its terms.

9.05 Use of Proceeds. Neither Paragon nor KME will directly or knowingly indirectly, use proceeds of the Exchange (including the Paragon Cash Consideration and the KME Cash Consideration), or lend, contribute or otherwise make available such proceeds to any Person (i) to fund or facilitate any activities of or business in or with any Sanctioned Jurisdiction or with any Sanctioned Person in violation of applicable Sanctions, or (ii) in any other manner that would result in a violation of Sanctions by any party hereto.

9.06 No Claim Against the Trust Account. Notwithstanding anything else in this Agreement, JV GmbH, PP Holding, and the Shareholders acknowledge that they have read SEDA’s final prospectus, dated November 1, 2021, and other SEC Reports, SEDA’s Organizational Documents and the Trust Agreement and understands that SEDA has established the Trust Account described therein for the benefit of SEDA’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. JV GmbH, PP Holding, and the Shareholders further acknowledge that, if the Transactions or, in the event of termination of this Agreement, another Business Combination are not consummated by March 2, 2024, or such later date as approved by the shareholders of SEDA or the SEDA Board, following shareholder approval, to complete a Business Combination in connection with an extension, SEDA will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, JV GmbH, PP Holding, and the Shareholders, each on behalf of itself and its Affiliates, hereby waive any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and SEDA to collect from the Trust Account any monies that may be owed to them by SEDA or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 9.06 shall survive the termination of this Agreement for any reason.

9.07 Proxy Solicitation; Other Actions.

(a) The Shareholders and JV GmbH agree to use reasonable best efforts to, provide SEDA and PubCo, or cause to be provided to SEDA and PubCo, true, correct and complete copies of (A) as promptly as reasonably practicable following the date of this Agreement (i) audited financial statements (audited to PCAOB standards), including consolidated balance sheets, statements of operations, statements of income and cash flows, and statements of stockholders equity of JV GmbH and its Subsidiaries as of and for the years ended December 31, 2022 and December 31, 2023 (the latter period if and when required in accordance with the Form F-4) together with an unqualified audit report thereon from JV GmbH’s independent public accountants, in each case, prepared in accordance with IFRS (collectively, the “PCAOB Audited Financials”) and (ii) any unaudited pro forma financial statements required by Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC) to be included in the Form F-4 (the “Pro Forma Financials” and, together with the PCAOB Audited Financials, the “Required Financials”) and (B) as promptly as reasonably practicable, make any necessary amendments, restatements or revisions to the Required Financials such that they remain compliant with the applicable rules and regulations of the SEC governing the Form F-4 as required in order to consummate the Transactions.

(b) JV GmbH shall be available to, and JV GmbH and its Subsidiaries and Affiliates shall use reasonable best efforts to make their officers and employees available to, in each case, upon reasonable advance notice, SEDA and its counsel in connection with the drafting of the Form F-4, of which the Proxy Statement/Prospectus forms a part, and responding in a timely manner to comments on the Form F-4, of which the Proxy Statement/Prospectus forms a part, from the SEC. Without limiting the generality of the foregoing, JV GmbH and its Subsidiaries shall reasonably cooperate with SEDA in connection with the preparation for inclusion in the Proxy Statement/Prospectus of unaudited pro forma financial statements that comply with the requirements of Regulation S-X under the rules and regulations of the SEC (as interpreted by the staff of the SEC). KME agrees to use reasonable best efforts to provide SEDA and PubCo, as soon as reasonably practicable, (a) year end 2022 and 2023 and any required interim financial statements of the Aerospace Business, if any, required or requested by the SEC to be included in the Form F-4 and (b) any and all financial information related to the Aerospace Business required for the preparation of the unaudited pro forma financial information, or as otherwise required, to be included in the Form F-4.

(c) From and after the date on which the Proxy Statement/Prospectus is mailed to the SEDA Shareholders, JV GmbH will give SEDA prompt written notice of any action taken or not taken by JV GmbH or any of its Subsidiaries or of any development regarding JV GmbH or any of its Subsidiaries, in any such case that is known by JV GmbH that would cause the Proxy Statement/Prospectus to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that if any such action shall be taken or fail to be taken or such development shall otherwise occur, SEDA and JV GmbH shall cooperate fully to cause to promptly be made an amendment or supplement to the Proxy Statement/Prospectus or, to the extent required by Securities Laws, a post-effective amendment to the Form F-4, such that the Form F-4 and the Proxy Statement/Prospectus no longer contain an untrue statement of a material fact or omit to state to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided, further, however, that no information received by SEDA pursuant to this Section 9.07 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Schedules.

9.08 Additional Funding

(a) If and to the extent the Available Cash is less than $175,000,000, and SEDA has substantially complied with the covenants contained in Section 10.02, then KME shall make, or cause to be made, a payment by wire transfer of immediately available funds in an amount equal to the Shortfall to PubCo, which may be financed in KME’s sole discretion by debt and/or equity in each case without recourse to PubCo, JV GmbH or any of its Subsidiaries, on the Closing Date and subject to Closing (the “Additional Funding”).

(b) Notwithstanding the obligations in Section 9.08(a), KME may, in its sole discretion, elect to reduce the amount of KME Cash Consideration payable to KME pursuant to Section 2.04(a)(ii) by any amount (“KME Cash Consideration Reduction”) (provided, that the KME Cash Consideration shall not be less than zero (0)) and reduce the amount of Additional Funding payable by KME to PubCo in the same amount as the KME Cash Consideration Reduction upon five (5) Business Days prior written notice to PubCo, SEDA and Paragon. Such notice shall set out the amount of the KME Cash Consideration Reduction and the reduced amount of the Additional Funding. For the avoidance of doubt, if KME elects to make a KME Cash Consideration Reduction, then PubCo’s obligation to pay the KME Cash Consideration will be fully satisfied upon paying the amount of KME Cash Consideration, less the KME Cash Consideration Reduction, to KME.

9.09 Expense Side Letter. As of the date hereof, KME shall enter into a side letter with JV GmbH pursuant to which KME agrees that in the event that Closing does not occur, it will reimburse JV GmbH for any JV GmbH Transaction Expenses, until the date on which this Agreement is terminated in accordance with ARTICLE XIII.

9.10 PIPE Investment. None of PubCo or SEDA or their respective Affiliates or Subsidiaries shall enter into or consummate any transaction documents in connection with the PIPE Investment prior to Closing without the prior written consent of each of the Shareholders (such consent not to be unreasonably withheld, conditioned or delayed).

9.11 Directors’ Resignations. JV GmbH and PP Holding shall use reasonable best efforts to procure that, on the Closing Date, those directors of JV GmbH and its Subsidiaries and PP Holding, as determined by the Shareholders and SEDA, shall have executed and delivered to the applicable entity letters of resignation in a mutually agreed form resigning from their positions as directors of JV GmbH and its Subsidiaries and PP Holding, as applicable.

9.12 Notifications, Waivers, Consents, Licenses and Trademarks. JV GmbH will use commercially reasonable efforts to procure the waivers, consents, licenses and trademark applications identified on Schedule 9.12 of the JV GmbH Disclosure Schedules prior to the Closing.

9.13 Support Agreements. Each of the Shareholders irrevocably and unconditionally agrees that, until the Closing Date has occurred and to the extent permitted by Law, it shall vote or cause to be voted all of the shares of JV GmbH owned by such Shareholder in favor of the Transactions at any meeting of the JV GmbH Shareholders convened in respect of the same, and each Shareholder hereby consents to the Transactions.

9.14 PubCo Tax Residence. KME intends that PubCo shall be managed and controlled such that it shall remain solely a tax resident of the U.K.

9.15 Existing Facility. JV GmbH shall, prior to Closing, use its reasonable best efforts to procure the Debt Refinancing and the obtainment of: (i) the Existing Facility Release Letter, and (ii) all necessary waivers, consents, amendments, confirmation and/or approvals required for the incurrence of indebtedness under, and (p)repayment of, the Paragon Vendor Loan to be expressly permitted under the Debt Refinancing, in each case on terms satisfactory to SEDA (acting reasonably).

9.16 Financing Cooperation.

(a) During the period from the date of this Agreement until Closing, each of JV GmbH, PP Holding, Cunova and the Shareholders shall provide, and use their respective best efforts to direct their Subsidiaries and their Subsidiaries’ Representatives to provide, such cooperation and information in connection with any Financing as may be reasonably requested by SEDA, including using its best efforts to: (i) provide pertinent and customary information regarding JV GmbH, Cunova and their Subsidiaries as may be reasonably requested in writing by SEDA, (ii) make appropriate members of senior management of JV GmbH, Cunova and their Subsidiaries available at reasonable and mutually agreed times and locations and upon reasonable prior notice, to participate in a reasonable number of presentations, meetings and due diligence sessions with rating agencies, potential providers of any Financing and their respective advisors, (iii) to assist with the preparation of disclosure documents, offering documents, private placement memoranda, bank information memoranda, prospectuses, rating agency presentations, projections and similar documents in connection therewith, (iv) in respect of JV GmbH, PP Holding, Cunova and their Subsidiaries and their Subsidiaries’ Representatives only, to execute and deliver any definitive equity documentation, financing documentation, security documents, hedging arrangements, customary certificates, legal opinions or other documents as may be reasonably requested by SEDA in connection with any Financing, in each case which will become effective only on or after Closing, and (v) take all other actions necessary to permit the consumption of any Financing.

(b) During the period from the date of this Agreement until Closing, each of PubCo, Merger Sub, PP Holding, Cunova, the Shareholders and SEDA shall provide, and use their best efforts to direct their Subsidiaries and their Subsidiaries’ Representatives to provide, such cooperation and information as may be reasonably requested by JV GmbH in writing to facilitate the Debt Refinancing and to obtain all necessary waivers, consents, amendments, confirmation and/or approvals required for the incurrence of indebtedness under, and (p)repayment of, the Paragon Vendor Loan to be expressly permitted under the terms of any Debt Refinancing.

(c) JV GmbH and Cunova hereby consent to the use of their and their Subsidiaries’ logos in connection with any Financing; provided that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage JV GmbH’s or Cunova’s or their Subsidiaries’ reputation or goodwill.

9.17 Amendment and Replacement of Aerospace Business Contracts. Until completion of the Aerospace Business Transfer and except in the ordinary course of business, KME shall not, and shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) shall not, enter into new Aerospace Business Contracts or terminate, replace on materially different terms, substitute on materially different terms or materially amend any Aerospace Business Contract without first consulting with and obtaining the prior written consent (not to be withheld unreasonably) of Cunova. KME shall provide an updated Schedule 5.03(b) of the KME Disclosure Schedules not less than four (4) Business Days prior to Closing, provided Cunova shall not be obligated to assume any Aerospace Business Contract which was not included on Schedule 5.03(b) of the KME Disclosure Schedules as of the date of this Agreement, except where Cunova has provided its prior written consent to the inclusions of such Aerospace Business Contract in accordance with this Section 9.17, or which are purchase orders entered into in the ordinary course of business materially consistent with past practice with existing customers.

9.18 Notification and Consent of Counterparties to Aerospace Business Contracts.

(a) Cunova and KME shall cooperate, and KME shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable), shall cooperate, to notify, as soon as reasonably possible following the date hereof and until the expiration of the respective Aerospace Business Contract (including after the Closing Date), any counterparty to the Aerospace Business Contracts of the transfer to Cunova and request their consent to the transfer and assignment of such Aerospace Business Contracts vis-à-vis any such relevant counterparty.

(b) Should any such counterparty to the Aerospace Business Contracts refuse to grant its consent prior to the Closing Date to the assignment of the relevant Aerospace Business Contract, KME shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) shall put Cunova, to the extent legally possible, economically in a position (on an after Tax basis) as if the assignment of the relevant Aerospace Business Contract by KME Germany, KME Mansfeld and KME America (as applicable) to Cunova would have been effected as of the Closing Date, including by way of sub-licensing, sub-contracting or similar arrangement to Cunova providing that any enforcement by KME Germany, KME Mansfeld and KME America (as applicable) of any rights under the relevant Aerospace Business Contract shall be for the benefit and account of Cunova; provided, that Cunova agrees in writing to indemnify KME Germany, KME Mansfeld and KME America (as applicable) on terms mutually agreeable to Cunova and KME Germany, KME Mansfeld and KME America (as applicable) for any payments to be made by KME Germany, KME Mansfeld and KME America (as applicable) under any such Aerospace Business Contract after the Closing Date. KME shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) shall comply with Cunova’s lawful and reasonable instructions regarding the exercise of any rights under such Aerospace Business Contract, provided that KME Germany, KME Mansfeld and KME America (as applicable) shall only be liable for acting with gross negligence or willful misconduct when holding the Aerospace Business Contracts for the account of Cunova. For the avoidance of doubt, liabilities arising out of the continuation of the Aerospace Business Contracts in accordance with this Section 9.18(b) shall not be borne by KME Germany, KME Mansfeld and KME America.

(c) KME shall procure that any payments or other performances of a counterparty to the Aerospace Business Contracts made under the Aerospace Business Contracts and any offers, orders, requests and other communication relating to any Aerospace Business Contract or otherwise to the Aerospace Business, received by KME Germany, KME Mansfeld and KME America (as applicable) after the Closing Date shall be remitted to Cunova without undue delay or deductions if and to the extent the payments or other performances relate to products delivered or services rendered after the Closing Date.

(d) To the extent separate or further specific documents or instruments should be required to effect or document the assignment of any of the Aerospace Business Contracts, Cunova hereby agrees to, and KME shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) shall, execute, or procure to be executed, all such documents and instruments reasonably requested without additional compensation.

9.19 Notification of Aerospace Business Employees.

(a) As soon as reasonably possible and, in any event, no later than one (1) month before the anticipated Exchange Date:

(i) shall cause KME Germany to inform all Aerospace Business Employees in written form as to the envisaged sale and transfer of the Aerospace Business Transfer pursuant to and in compliance with Section 613a para. 5 of the German Civil Code (BGB) (“Aerospace Business Transfer Information Letter”); and

(ii) KME shall cause KME Germany to, and Cunova shall, offer each Aerospace Business Employee a contractual transfer of the respective employment relationship from KME Germany to Cunova and provide the Aerospace Business Transfer Information Letter. For the avoidance of doubt, the terms and conditions of the employment contract with the relevant Aerospace Business Employee and Cunova shall in the aggregate not be less favorable than those terms and conditions on which such Aerospace Business Employee was employed by KME Germany immediately prior to the Closing Date. Cunova shall, and KME shall procure that KME Germany shall, use best efforts to ensure that as many Aerospace Business Employees as possible accept the transfer;

(iii) Cunova shall, and KME shall procure that KME Germany shall, mutually cooperate in providing all reasonably necessary or legally required information to, or consult, discuss or negotiate with, any employee representative bodies (including any unions or works councils) in relation to the transactions contemplated by this Section 9.19, the Aerospace Business Transfer Agreement, any relevant collective bargaining agreement or agreement with any employee representative bodies;

(b) KME shall inform Cunova without undue delay:

(i) after receipt of an objection by any Aerospace Business Employees, if any, to the transfer of its respective employment relationship to Cunova pursuant to Section 613a para. 6 of the German Civil Code (BGB); and

(ii) after any receipt of notice or information by KME Germany of a person who is not an Aerospace Business Employee but who claims pursuant to Section 613a of the German Civil Code (BGB) that his/her respective employment relationship will transfer to Cunova as a result of Aerospace Business Transfer.

9.20 Operations of Aerospace Business during Interim Period.

(a) KME shall, and shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) shall, ensure that the Aerospace Business is operated in the ordinary course of business during the Interim Period (excluding any acts or omissions required under this Agreement or required for the preparation and consummation of the transactions contemplated in this Agreement or the Aerospace Business Transfer Agreement) and in accordance with prudent business standards and applicable Law, or otherwise with the prior written consent of Cunova which shall not be unreasonably withheld or delayed.

(b) During the Interim Period, KME shall procure that each of KME Germany, KME Mansfeld and KME America (as applicable) and their respective Affiliates shall not, except (A) as required by applicable Law, or (B) with the prior consent of Cunova, which shall not be unreasonably withheld, delayed or conditioned:

(i) amend, supplement, replace, terminate, assign or transfer any of the Aerospace Business Contracts;

(ii) waive any rights or claims under the Aerospace Business Contracts or any right or claim otherwise relating to the Aerospace Business;

(iii) withdraw, terminate, sell, transfer, license or otherwise dispose of, any Aerospace Business Know-How;

(iv) make any other material change in the operation of the Aerospace Business;

(v) fail to make any payments with respect to the Aerospace Business after those payments have become due;

(vi) agree on any collective agreement with a works council or union applicable to Aerospace Business Employees;

(vii) otherwise amend or terminate the employment relationship with any of the Aerospace Business Employees, except as contemplated under Section 9.19;

(viii) cancel or change the coverage of any insurance policy existing for the Aerospace Business;

(ix) disclose any technical or (otherwise) confidential information relating to the Aerospace Business to third parties, except for disclosure to Cunova.

9.21 Retention of Key Employees. KME shall use commercially reasonable efforts to cause Mr. Vincenzo Manes and Ms. Diva Moriani to be or to remain, as the case may be, executive officers of KME until the Closing.

9.22 Incentive Equity Plan. A management incentive equity plan (which shall reflect substantially the terms set out in Exhibit E) shall be entered into after Closing in such form as may be mutually agreed among PubCo, SEDA and the Shareholders.

9.23 Amendments to Organizational Documents. On or prior to the Closing Date, PubCo shall adopt the New PubCo Articles as its articles of association to the exclusion of the Existing PubCo Articles and all other prior articles of association.

9.24 Russia and China. Prior to Closing, the Shareholders shall use reasonable best efforts to implement the sale of the Carve-Out JVs in accordance with Schedule 9.24 of the JV GmbH Disclosure Schedules (the “Russia and China Sales”) prior to the Closing. The agreements and instruments (the “Disclosed Instruments”) to effect the Russia and China Sales shall be in substantially the form shared with SEDA prior to the date hereof; provided, that the Shareholders shall notify SEDA of any material changes required to be made to the Disclosed Instruments. The Shareholders shall provide SEDA with copies of all documentation executed in connection with the Russia and China Sales at least two (2) Business Days prior to Closing or, if earlier, within two Business Days of completion of the relevant sale process.

ARTICLE X

COVENANTS OF SEDA

10.01 Conduct of SEDA During the Interim Period.

(a) During the Interim Period, except as contemplated by this Agreement and the Transactions, as required by applicable Law or as consented to by each of the Shareholders in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), SEDA shall not:

(i) change, modify or amend the Trust Agreement or its Organizational Documents except (A) for any such change or amendment made in the ordinary course of business and which will not have a material adverse impact on its ability to perform its obligations under this Agreement or to consummate the Transactions or (B) as required in connection with the Extension;

(ii) (A) declare, set aside or pay any dividends on, or make any other distribution in respect of any outstanding capital stock of, or other equity interests in SEDA; (B) split, combine or reclassify any capital stock of, or other equity interests in, SEDA; or (C) other than in connection with the Transactions or as otherwise required by its Organizational Documents in order to consummate the Transactions, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock of, or other equity interests in, SEDA;

(iii) other than in connection with this Agreement, the Transactions or the Financing, enter into, renew or amend any transaction or Contract with an Affiliate of SEDA (including, for the avoidance of doubt, (x) the Sponsor and (y) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of five percent (5%) or greater);

(iv) except in the ordinary course of business consistent with past practice or as otherwise required by applicable Law: make, rescind or change any material Tax election or adopt or change any material Tax accounting method, file any material amendment to any income Tax Return or other material Tax Return, or enter into any agreement with a Governmental Authority with respect to Taxes, in each case if such election, change, amendment, agreement or other action could, individually or in the aggregate, reasonably be expected to have the effect of materially increasing the present or future Tax liability or materially decreasing any present or future Tax asset of PubCo and its Affiliates (including JV GmbH and its Subsidiaries and the Aerospace Business Assets) after the Closing;

(v) waive, release, compromise, settle or satisfy any pending or threatened material Action or compromise or settle any material liability other than in the ordinary course of business;

(vi) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material Indebtedness other than in the ordinary course of business;

(vii) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than such material liabilities, debts or obligations as are (A) expressly contemplated by this Agreement, including those set out in the SEDA Disclosure Schedules, (B) incurred for the purpose of consummating the Transactions, or (C) in the ordinary course of business;

(viii) other than in connection with this Agreement, the Transactions and the Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, SEDA or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests; or

(ix) authorize or commit or agree to do any action prohibited under this Section 10.01.

(b) During the Interim Period, SEDA shall comply with and continue performing under, as applicable, its Organizational Documents, the Trust Agreement and all other agreements or Contracts to which it is a party as of the date hereof and conduct and operate its business in the ordinary course of business consistent with past practice.

10.02 SEDA Financing Efforts.

(a) SEDA shall use commercially reasonable efforts to ensure that Available Cash is not less than $175,000,000 as of the Closing Date.

(b) SEDA shall use its best efforts to ensure that Available Cash is not less than $140,000,000 as of the Closing Date.

ARTICLE XI

JOINT COVENANTS

11.01 Support of Transaction. Without limiting any covenant contained in Article IX or Article X, including the obligations of JV GmbH, PP Holding, PubCo, Merger Sub, the Shareholders and SEDA with respect to the notifications, filings, reaffirmations and applications described in Section 11.02, respectively, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 11.01, JV GmbH, PP Holding, PubCo, Merger Sub, the Shareholders and SEDA shall each, and JV GmbH and the Shareholders shall cause their respective Subsidiaries to: (a) use reasonable best efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions; (b) use reasonable best efforts to obtain all material consents and approvals of third parties that any of JV GmbH, PP Holding, PubCo, Merger Sub, the Shareholders and SEDA or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to the Aerospace Business Assets or material Contracts with PP Holding, JV GmbH or JV GmbH’s Subsidiaries; and (c) take such other action as may reasonably be necessary or as another party hereto may reasonably request to satisfy the conditions of Article XII or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall JV GmbH, PP Holding, PubCo, Merger Sub, the Shareholders, SEDA or JV GmbH’s Subsidiaries be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract pertaining to the Aerospace Business or to which PP Holding, JV GmbH or JV GmbH’s Subsidiaries is a party or otherwise in connection with the consummation of the Transactions, other than filing and similar fees payable to Governmental Authorities, including in respect of CFIUS, which shall be paid in accordance with Section 14.07(b).

11.02 Regulatory Approvals.

(a) Each of the parties shall exercise its reasonable best efforts to (i) file, as soon as practicable and advisable after the date hereof, all notices, reports and other documents required to be filed by such party with Regulatory Consent Authority with respect to the Transactions under applicable Antitrust Laws or Foreign Investment Laws, (ii) obtain any required consents or approval pursuant to any applicable Antitrust Laws or Foreign Investment Laws, including the approvals set out in Section 12.01(a), (iii) prevent the entry of any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order that would prohibit, make unlawful or delay the consummation of the Transactions and (iv) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(b) Each party hereto shall cooperate in good faith with the Regulatory Consent Authorities and exercise their best efforts to undertake promptly any and all action required to complete lawfully the Transactions as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Laws or Foreign Investment Laws or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(c) Each party shall promptly notify, to the extent permitted by Law, the other parties of any substantive communication (including any notifications or filings) with, and furnish to the other parties hereto copies of any notices or written communications received by such party and any third party or any Governmental Authority with respect to the Transactions, and each party hereto shall permit counsel to the other parties hereto an opportunity to review in advance, and such party shall consider in good faith the views of such counsel in connection with, any proposed written communications (including any notifications or filings) by such party to any Governmental Authority concerning the Transactions; provided that no party hereto shall extend any waiting period or comparable period under any Antitrust Law or Foreign Investment Law or enter into any agreement with any Governmental Authority without the written consent of the other relevant parties hereto. Each party hereto agrees to provide, to the extent permitted by the applicable Governmental Authority, the other parties hereto and their respective counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, among the parties and/or any of their Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Any materials exchanged in connection with this Section 11.02 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of any party or other competitively sensitive material; provided that each party hereto may, as it deems advisable and necessary, designate any materials provided to another party under this Section 11.02 as “outside counsel only. None of the parties shall be obliged in connection with this Section 11.02 to share any exhibits providing the personal identifying information (“PII”) required by 31 C.F.R. §800.501(c)(5)(vi), information otherwise requested by CFIUS (or any other Governmental Authority) to remain confidential, or information reasonably determined by the parties to be “business confidential”. For the avoidance of doubt, KME shall have the right to direct all matters with any Governmental Authority (other than any matters relating to CFIUS or ITAR) in a manner consistent with its obligations hereunder relating to any Antitrust Laws or Foreign Investment Laws provided that KME shall, with respect to all matters with any Governmental Authority, (i) reasonably consult with Paragon and SEDA and their respective counsel, (ii) implement all reasonable comments from Paragon and SEDA and/or their respective counsel, and (iii) shall keep all parties informed. In addition, KME shall have responsibility for devising and implementing the strategy for obtaining any necessary antitrust, competition or foreign direct investment clearances (other than any strategy relating to CFIUS Approval or ITAR Approval), including the approvals set out in Section 12.01(a), preparing all substantive communications with any Governmental Authority (other than on any matters relating to CFIUS or ITAR), and leading in all meetings and communications with any Governmental Authority (other than on matters relating to CFIUS or ITAR) provided all parties and/or their counsels also participate in such communications in connection with obtaining any necessary antitrust, competition or foreign direct investment clearances, including the approvals set out in Section 12.01(a), in a manner consistent with its obligations under this Section 11.02(c), including with respect to consulting with, and considering the comments of, the parties and their counsels, provided nothing hereunder shall permit KME to communicate with any Governmental Authority without first consulting with the other parties. With respect to any matters relating to CFIUS and any strategy for obtaining CFIUS Approval, each CFIUS Filing Party shall use reasonable best efforts to cooperate in the mutual direction of any CFIUS matter, and the devising and implementation of any strategy for obtaining CFIUS Approval. The parties hereto shall also (i) fully cooperate in preparing the CFIUS Notice and any substantive communications with CFIUS; (ii) submit a formal CFIUS Notice pursuant to the DPA as soon as practicable or, if applicable, after receipt of any comments to the draft CFIUS Notice; and (iii) provide any supplemental information and other related information requested by CFIUS pursuant to the DPA as soon as practicable (and, in any case, within the time periods required by CFIUS); provided however, that the parties to the CFIUS Notice may agree to request an extension of time pursuant to the DPA to respond to CFIUS requests for information. Without limiting the foregoing, SEDA, PubCo and KME shall each take all such reasonable actions and agree to such requirements or conditions to mitigate any national security concerns as may be requested or required by CFIUS in connection with, or as a condition of, the CFIUS Approval, including entering into any national security agreement or other agreement proposed by CFIUS. For the avoidance of doubt, such actions, requirements or conditions may not include any condition, obligation, commitment or modification relating in any manner whatsoever to, and in particular, the divestment of, or behavioural undertakings relating to all or part of any business, activities or assets of the KME and its Subsidiaries, SEDA or PubCo.

(d) Cunova and PubCo shall – as promptly as practicable, and at least sixty (60) days in advance of Closing – prepare and file with DDTC, in accordance with the ITAR, a notification regarding the intended sale of the KME America Marine Tube & Fitting LLC, pursuant to 22 C.F.R. § 122.4(b) (the “Pre-Closing ITAR Filing”). Further, PubCo shall, within five (5) Business Days of Closing, submit or cause to be submitted to DDTC all information required by 22 C.F.R. § 122.4(a) (together with the Pre-Closing ITAR Filing, the “ITAR Filings”). The parties shall undertake to act promptly and cooperatively in providing all such information required for the purposes of the ITAR Filings, including timely providing to DDTC any reasonably available information DDTC may request in connection with its review of the ITAR Filings.

11.03 Preparation of Form F-4 & Proxy Statement/Prospectus; SEDA Meeting.

(a) As promptly as practicable following the execution and delivery of this Agreement, PubCo, Merger Sub, SEDA, and JV GmbH shall use reasonable best efforts to prepare and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), and PubCo and SEDA shall use reasonable best efforts to file, or cause to be filed, with the SEC, the Form F-4 in connection with the registration under the Securities Act of the PubCo Shares (it being understood that the Form F-4 shall include the Proxy Statement/Prospectus, which will be included therein as a prospectus and which will be used as a proxy statement for the SEDA Meeting with respect to the Proposals) in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in SEDA’s Organizational Documents and the rules and regulations of the SEC and NYSE. Each of PubCo, Merger Sub, SEDA, JV GmbH and KME (with respect to the Aerospace Business) shall furnish all information concerning it as may reasonably be requested by any of PubCo, Merger Sub, SEDA, JV GmbH and KME (with respect to the Aerospace Business), as applicable, in connection with such actions and the preparation of the Form F-4 and the Proxy Statement/Prospectus. Promptly after the Form F-4 is declared effective under the Securities Act, SEDA will cause the Proxy Statement/Prospectus to be mailed to the SEDA Shareholders.

(b) Each of PubCo, Merger Sub, SEDA, JV GmbH and KME (with respect to the Aerospace Business) shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned, or delayed) any response to comments of the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus and any amendment to the Form F-4 or Proxy Statement/Prospectus filed in response thereto. If PubCo, Merger Sub, SEDA, JV GmbH or KME (with respect to the Aerospace Business) becomes aware that any information contained in the Form F-4 or Proxy Statement/Prospectus shall have become false or misleading in any material respect or that the Form F-4 or Proxy Statement/Prospectus is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) PubCo, Merger Sub, SEDA and JV GmbH shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Form F-4 and Proxy Statement/Prospectus. PubCo and SEDA shall use reasonable best efforts to cause the Proxy Statement/Prospectus, as so amended or supplemented, to be filed with the SEC and to be disseminated to the holders of SEDA Shares, as applicable, in each case, pursuant to applicable Law and subject to the terms and conditions of this Agreement and SEDA’s Organizational Documents. Each of PubCo and SEDA shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that PubCo or SEDA receives from the SEC or its staff with respect to the Form F-4 or Proxy Statement/Prospectus promptly after the receipt of such comments and shall give the other parties, including JV GmbH and KME (with respect to the Aerospace Business), a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff. Each of PubCo and SEDA shall use reasonable best efforts to cause the Form F-4 and the Proxy Statement/Prospectus to comply with the rules and regulations promulgated by the SEC, to request the effectiveness of the Form F-4 from the SEC as promptly as practicable and to keep the Form F-4 effective through the Closing in order to permit the consummation of the Transactions.

(c) SEDA agrees to include provisions in the Proxy Statement/Prospectus, and to take reasonable action related thereto, with respect to (i) the adoption and approval of the Business Combination, this Agreement and the Transactions, (ii) the approval of the adoption of the A&R LLCA of Merger Sub, (iii) adopt any such amendments to the Amended and Restated Memorandum and Articles of Association of SEDA as are reasonably necessary to complete the Transactions, including to change the ratio at which SEDA Class B Shares convert to SEDA Class A Shares and (iv) the approval of any other proposals reasonably agreed by SEDA and the Shareholders to be necessary or appropriate in connection with the Transactions (collectively, the “Proposals”). Without the prior written consent of the Shareholders, the Proposals shall be the only matters (other than procedural matters) that SEDA shall propose to be acted on by SEDA Shareholders at the SEDA Meeting.

(d) SEDA shall use reasonable best efforts to, as promptly as practicable (and in any event, within seven (7) Business Days after the SEC Clearance Date), (i) cause the Proxy Statement/Prospectus to be disseminated to SEDA Shareholders in compliance with applicable Law, (ii) establish the record date for, duly call, give notice of, convene and hold the SEDA Meeting in accordance with its Organizational Documents, the Cayman Companies Act, and the rules and regulations applicable to the SEC and NYSE for a date no later than thirty (30) days following the SEC Clearance Date and (iii) solicit proxies from the holders of SEDA Shares to vote in favor of each of the Proposals. SEDA shall, through the SEDA Board, recommend to SEDA Shareholders that they approve the Proposals and shall include such recommendation in the Proxy Statement/Prospectus; provided, however, that the SEDA Board may change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify its recommendation (a “Change in Recommendation”) if it determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that a failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the SEDA Board of its fiduciary obligations to the SEDA Shareholders under applicable Law. Notwithstanding the foregoing provisions of this Section 11.03(d), if on a date for which the SEDA Meeting is scheduled, SEDA has not received proxies representing a sufficient number of SEDA Shares to obtain the SEDA Shareholder Approval, whether or not a quorum is present, SEDA shall have the right to make one or more successive postponements or adjournments of the SEDA Meeting; provided that the SEDA Meeting (x) is not postponed or adjourned to a date that is more than forty-five (45) days after the date for which the SEDA Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law) and (y) is held no later than three (3) Business Days prior to the Termination Date. SEDA acknowledges that its obligations hereunder to furnish the Proxy Statement/Prospectus to the SEDA Shareholders, convene the SEDA Meeting and solicit the SEDA Shareholders as provided hereunder shall apply notwithstanding any Change in Recommendation in accordance with the terms hereof.

11.04 Exclusivity.

(a) During the Interim Period, (i) JV GmbH and the Shareholders shall not take, nor shall they permit any of their Affiliates or Representatives to take, in each case, whether directly or indirectly, any action to solicit, initiate or engage in discussions or negotiations with, or enter into any agreement with, or encourage, or provide information to, any Person (other than PubCo, Merger Sub, SEDA and/or any of their Affiliates and Representatives) concerning, relating to or which is intended or is reasonably likely to give rise to or result in any purchase of any equity securities of, or membership interests in, or the issuance and sale of any equity securities of, or membership interests in, PP Holding, JV GmbH or its Subsidiaries (other than any purchases of equity securities by JV GmbH from employees of JV GmbH or its Subsidiaries) or any merger or sale of substantial assets involving the Aerospace Business Assets, PP Holding or JV GmbH or any of its Subsidiaries, in each case, other than the Transactions, a transfer by any Shareholder to any of its Affiliates, or as provided in this Agreement (any such purchase, issuance, sale or merger, an “Acquisition Transaction”). If JV GmbH, the Shareholders or any of their Affiliates or any of their respective Representatives receives any inquiry or proposal regarding an Acquisition Transaction at any time prior to the Closing, then JV GmbH and the Shareholders, as applicable, shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits providing any information related to or entertaining any proposals or offers or engaging in any negotiations or discussions concerning any Acquisition Transaction and, in such event, JV GmbH or such Shareholder, as applicable, shall also promptly notify SEDA of such facts and circumstances. JV GmbH and the Shareholders shall, and shall cause their Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, an Acquisition Transaction.

(b) During the Interim Period, SEDA shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than JV GmbH, PP Holding, the Shareholders and/or any of their Affiliates and Representatives), concerning, relating to or which is intended or reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, whether written or oral, relating to any Business Combination other than with JV GmbH, the Shareholders and their respective Affiliates and Representatives (a “Business Combination Proposal”). If SEDA or any of its Affiliates or Representatives receives any inquiry or proposal regarding a Business Combination Proposal at any time prior to the Closing, then SEDA shall promptly notify such Person indicating only that it is subject to an exclusivity agreement that prohibits them from providing any information considering such inquiry or proposal and, in such event, SEDA shall also promptly notify JV GmbH and the Shareholders of such facts and circumstances. SEDA shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal. Nothing contained in this Section 11.04(b) shall prohibit SEDA or the SEDA Board or any committee thereof from making any disclosure to the SEDA Shareholders if the SEDA Board determines in good faith, after consultation with its outside legal counsel and/or financial advisors, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law.

11.05 Tax Matters.

(a) Transfer Taxes. Subject to Section 11.05(b) below, if the Closing occurs, all transfer, documentary, sales, use, stamp duty, stamp duty reserve tax, registration, value added or other similar Taxes incurred in connection with the Transactions and the admission of the PubCo Shares and SEDA Adjusted Warrants for clearing through DTC (“Transfer Taxes”) shall be borne by PubCo. PubCo shall file, or shall procure that the party required by Law to file files, any necessary Tax Returns with respect to all such Transfer Taxes, and shall timely pay (or cause to be timely paid) to the applicable Governmental Authority such Transfer Taxes. The parties agree to reasonably cooperate to (i) sign and deliver such resale and other certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce) any such Transfer Taxes and (ii) prepare and file (or cause to be prepared and filed) all Tax Returns in respect of any such Transfer Taxes.

(b) Other Transfer Taxes. Notwithstanding Section 11.05(a) above, JV GmbH shall be solely responsible for the cost of (and any filing requirements in respect of) any Transfer Taxes incurred in the People’s Republic of China or Russia in connection with the Russia and China Sales prior to Closing.

(c) SEDA Warrants Adjustment. PubCo shall file any necessary Tax Returns and within applicable time limits pay to HMRC any UK Tax due in connection the adjustment of the SEDA Public Warrants and SEDA Private Warrants in accordance with Section 2.01(e)(iii) hereto.

(d) Intended Tax Treatment. The parties hereto intend that this Agreement constitute, and hereby adopt it as a “plan of reorganization” with respect to the Merger within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and the applicable Treasury Regulations. Each party hereto shall file all applicable U.S. federal income Tax Returns on a basis consistent with the Intended Tax Treatment, unless otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Code. From and after the date of this Agreement, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. Following the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment. The parties hereto intend that, for the purposes of UK taxation on chargeable gains, the disposal of SEDA shares by UK resident SEDA Shareholders on the Merger shall be treated as a reorganization pursuant to and for the purposes of sections 136 and 127 to 131 Taxation of Chargeable Gains Act 1992, and each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could reasonably be expected to prevent the Merger from qualifying for such UK tax treatment. If the SEC requires that a Tax opinion be prepared and submitted with respect to the Tax treatment of the Merger for U.S. federal income tax purposes, SEDA’s counsel shall provide a Tax opinion on the qualification of the Merger under Section 368 of the Code. If the SEC requires that an opinion be prepared and submitted with respect to the Tax treatment of the Transactions for U.S. federal income tax purposes to the Shareholders, the Shareholders shall cause one of their advisors to provide such opinion.

(e) Tax Advice. Each of the parties acknowledges and agrees that it has had the opportunity to obtain independent legal and Tax advice with respect to the transactions contemplated by this Agreement, and (except as expressly provided otherwise in this Agreement) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger fails to qualify for the Intended Tax Treatment.

(f) PubCo Tax Status. It is the intention of the parties hereto that, from and after the date of this Agreement, PubCo shall be treated as a corporation for U.S. federal income tax purposes. PubCo shall not make an election or take any other action as a result of which PubCo will not be treated as a corporation for U.S. federal income tax purposes.

(g) Execution of Documents. Each party to this Agreement shall, and shall cause their respective Subsidiaries to, execute and retain each copy of this Agreement and any ancillary documents thereto outside of the U.K. The parties hereto agree to use their reasonable best efforts to ensure that no U.K. stamp duty or stamp duty reserve tax is payable in connection with any of the transactions contemplated by this Agreement, to the extent permitted by applicable Law.

11.06 Confidentiality; Publicity.

(a) Each party hereto agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, it shall, and shall cause its respective Representatives to: (i) treat and hold in strict confidence any Confidential Information, and will not use for any purpose (except in connection with the consummation of the Transactions, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Confidential Information without the prior written consent of the party to which the Confidential Information relates; provided, however, that each party shall be permitted to disclose any Confidential Information to its Affiliates and its and their respective employees, officers and directors, current or prospective partners, co-investors, financing sources (including any potential providers of Financing), transferees or bankers, lenders, accountants, legal counsels, business partners, representatives or advisors who need to know such information as such disclosing party deems appropriate, in each case only where such persons or entities are under appropriate nondisclosure obligations; (ii) in the event that it or any of its respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XIII, for a period of two (2) years after such termination, becomes legally compelled to disclose any Confidential Information, (A) provide to the extent legally permitted the party to which the Confidential Information relates with prompt written notice of such requirement so that such party to which the information relates or an Affiliate thereof may seek, at its cost, a protective order or other remedy or waive compliance with this Section 11.06(a), and (B) in the event that such protective order or other remedy is not obtained, or the party to which the Confidential Information relates waives compliance with this Section 11.06(a), furnish only that portion of such Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information; and (iii) in the event that it or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with ARTICLE XIII, for a period of two (2) years after such termination, is required or requested to disclose any Confidential Information to Governmental Authorities, furnish only that portion of such Confidential Information which it deems appropriate. In the event that this Agreement is terminated and the Transactions are not consummated each party hereto shall, and shall cause their respective Representatives to, to the extent reasonably practicable, promptly deliver to each party in respect of which it holds any Confidential Information or destroy (at such party’s election) any and all copies (in whatever form or medium) of Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon; provided, however, that the party holding the Confidential Information and its respective Representatives shall be entitled to keep any records required by applicable Law or bona fide record retention policies; and provided, further, that any Confidential Information that is not returned or destroyed shall remain subject to the confidentiality obligations set forth in this Agreement.

(b) PubCo, SEDA and the Shareholders shall reasonably cooperate to (i) prepare and make a public announcement regarding the Transactions on the date hereof and (ii) create and implement a communications plan regarding the Transactions (the “Communications Plan”) promptly following the date hereof. Notwithstanding the foregoing, none of the parties hereto or any of their respective Affiliates will make any public announcement or issue any public communication regarding any of the parties hereto or any of their respective Affiliates, this Agreement or the Transactions or any matter related to the foregoing, without the prior written consent of the Shareholders, in the case of a public announcement by SEDA, or SEDA, in the case of a public announcement by any of the other parties hereto (such consents, in either case, not to be unreasonably withheld, conditioned or delayed), except (i) if such announcement or other communication is required by applicable Law (including pursuant to Securities Laws or the rules of any national securities exchange), in which case the disclosing party shall, to the extent permitted by applicable Law, first allow such other parties to review such announcement or communication and the opportunity to comment thereon and the disclosing party shall consider such comments in good faith, (ii) to the extent provided for in the Communications Plan, (iii) to the extent such announcements or other communications contain only information previously disclosed in a public statement, press release or other communication approved in accordance with this Section 11.06(b), and (iv) announcements and communications to Governmental Authorities in connection with filings or permits relating to the Transactions required to be made under this Agreement; provided that, any internal announcements to employees of JV GmbH, PP Holding or KME (or their respective Subsidiaries) shall require the prior written consent of JV GmbH, PP Holding or KME, respectively. Notwithstanding anything contained in this Section 11.06(b), each Shareholder shall have the right to consult with JV GmbH, PP Holding and SEDA in connection with any public announcements made in relation to the Transaction.

(c) Each party hereto agrees that it will not, without the applicable prior written consent of (x) another party hereto or (y) Rothschild & Co US Inc, in each instance, (a) use in advertising or publicity the name of (x) such other party or (y) Rothschild & Co US Inc, or any of their respective Affiliates, or any partner or employee of such Affiliate, nor any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof owned by (x) such other party or (y) Rothschild & Co US Inc or their respective Affiliates, or (b) represent, directly or indirectly, that any of its products or services has been approved or endorsed by (x) such other party or (y) Rothschild & Co US Inc or any of their respective Affiliates.

(d) Any party hereto and its respective Representatives shall be permitted to disclose any and all Confidential Information to the extent required by U.S. federal Securities Laws and the rules and regulations of the SEC and the NYSE promulgated thereunder.

11.07 Indemnification and Insurance.

(a) From and after the Closing Date, PubCo agrees that it shall, to the fullest extent that PubCo is permitted under applicable Law and the New PubCo Articles, indemnify and hold harmless each present and former director and officer of JV GmbH, PP Holding, Merger Sub, PubCo and SEDA and each of their respective Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing Date (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, PubCo shall, to the extent permitted by applicable Law and the New PubCo Articles (i) maintain for a period of not less than six (6) years from the Closing Date provisions in the New PubCo Articles concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement and other organizational documents of JV GmbH, PP Holding, PubCo, Merger Sub, SEDA or their respective Subsidiaries, as applicable, in each case, as of the date hereof and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by applicable Law, including the CA 2006.

(b) For a period of three (3) years from the Closing Date, PubCo shall, or shall cause one or more of its Subsidiaries to, maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by SEDA’s or JV GmbH’s, PP Holding’s or their Subsidiaries’ directors’ and officers’ liability insurance policies, and shall use commercially reasonable efforts to ensure that the terms of such policies are not less favorable than the terms of such current directors’ and officers’ liability insurance policies; provided, however, that (i) SEDA or JV GmbH and PP Holding, as applicable, shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a customary “tail” policy on terms not less favorable than the terms of such current directors’ and officers’ liability insurance policies with respect to claims existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such policy coverage period, such insurance shall be continued in respect of such claim until the final disposition thereof. All costs associated with such “tail policies” shall be borne by SEDA or JV GmbH and PP Holding, as applicable.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 11.07 shall survive the Closing indefinitely and shall be binding, jointly and severally, on PubCo and all successors and assigns of PubCo. In the event that PubCo or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, PubCo shall ensure that proper provision shall be made so that the successors and assigns of PubCo shall succeed to the obligations set forth in this Section 11.07.

11.08 DTC Cooperation. Without prejudice to the generality of Section 11.01 and 11.05, PubCo, Merger Sub, JV GmbH, KME and SEDA shall each, and shall each cause their respective Subsidiaries to use reasonable best efforts to, cooperate in the assembly, preparation and filing of any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable: (a) confirmation from DTC that the PubCo Shares and SEDA Adjusted Warrants are eligible for clearing through DTC and agreement from DTC to accept the PubCo Shares and SEDA Adjusted Warrants for clearing through DTC in connection with the transactions contemplated by this Agreement and such future transactions as may be reasonably foreseeable; and (b) such confirmation or agreement from any other depositary or clearance service as may reasonably be required to enable the PubCo Shares and SEDA Adjusted Warrants to be accepted for clearing through DTC and the PubCo Shares and SEDA Adjusted Warrants to be approved for listing on an Approved Stock Exchange.

11.09 Post-Closing Cooperation; Further Assurances. Following the Closing, each party hereto shall, on the request of any other party hereto, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the Transactions.

11.10 Delisting and Deregistration. SEDA and PubCo shall take all actions necessary or reasonably requested by another party hereto to cause the SEDA Units and SEDA Class A Shares to be delisted from NYSE (or be succeeded by the PubCo Shares) and to terminate its registration with the SEC pursuant to Sections 12(b), 12(g) and 15(d) of the Exchange Act (or be succeeded by PubCo) as of the Closing Date.

11.11 Registration Rights Agreement Term Sheet and Lock-Up Agreement. On or prior to the Closing Date, (i) PubCo, SEDA and KME shall enter into a Registration Rights Agreement in a form to be agreed prior to Closing and substantially on the terms contained in the Registration Rights Agreement Term Sheet and (ii) Sponsor and PubCo shall, and KME shall cause KME Special to, enter into the Lock-Up Agreement.

11.12 Interim Period Agreements. Prior to the Closing, the Shareholders and SEDA shall reasonably cooperate to draft the following agreements and documents (as applicable) (i) the New PubCo Articles, (ii) the Plan of Merger, and (iii) the A&R LLCA of Merger Sub, each to be entered into at Closing.

11.13 Subscription Agreements. To the extent any Subscription Agreements are entered into prior to the Closing, SEDA and PubCo shall each use its reasonable best efforts to satisfy the conditions of any PIPE Investors closing obligations contained in any such Subscription Agreements, and consummate the transactions contemplated thereby. SEDA and PubCo shall not terminate, amend or waive in any manner adverse to SEDA or PubCo, any Subscription Agreements without SEDA’s and each of the Shareholder’s prior written consent (not to be unreasonably withheld, conditioned or delayed), and PubCo shall, except with SEDA’s and each of the Shareholders’ prior written consent (not to be unreasonably withheld, conditioned or delayed), use its best efforts to enforce any Subscription Agreements in accordance with its terms. In the event that there is an actual or threatened material breach or default by a PIPE Investor under a Subscription Agreement, or SEDA reasonably believes in good faith that such PIPE Investor otherwise is not willing or able to consummate the transactions contemplated thereby upon the satisfaction of the conditions of such PIPE Investor’s closing obligations thereunder, then notwithstanding anything to the contrary herein, except with SEDA’s and each Shareholder’s prior written consent, SEDA and PubCo shall use their applicable reasonable best efforts to cause SEDA and PubCo to enter into and consummate replacement agreements for the PIPE Investment, which agreements shall become Subscription Agreements for purposes of this Agreement and included as part of the PIPE Investment, and SEDA, PubCo and JV GmbH shall, and shall cause their respective Representatives to, reasonably cooperate with SEDA, PubCo and their respective Representatives in connection with such replacement PIPE Investment and use their respective commercially reasonable efforts to cause such replacement PIPE Investment to occur (including having SEDA’s or JV GmbH’s (or any of its Subsidiary’s) senior management participate in any investor meetings and roadshows as reasonably requested by SEDA).

11.14 Trust Account and Other Closing Payments. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article XII), SEDA and PubCo shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement and the net proceeds of the Financing, if any, to be applied, in each case, for the following: (a) the redemption of any SEDA Shares; (b) the payment of any cash consideration due at Closing; (c) the payment of Transaction Expenses pursuant to Section 14.07; and (d) the balance of the assets in the Trust Account and net proceeds of the Financing, if any, after payment of the amounts required under the foregoing clauses (a), (b) and (c), to be disbursed to PubCo for working capital and general corporate purposes.

11.15 Post-Closing Board of Directors. The parties shall take all necessary action, including causing the directors of PubCo to resign, so that effective as of the Closing, PubCo’s board of directors (the “Post-Closing PubCo Board”) will consist of seven (7) natural Persons. Two (2) members of the Post-Closing PubCo Board shall be identified by SEDA and five (5) members of the Post-Closing PubCo Board shall be identified by KME, and the parties shall take all necessary action to designate and appoint such individuals to the Post-Closing PubCo Board; provided that the parties hereto shall ensure that the composition of the Post-Closing PubCo Board satisfies the applicable requirements for (a) PubCo to qualify as a “foreign private issuer” (as defined in the Securities Act), (b) PubCo to be solely tax resident in the U.K., and (c) the Takeover Code to not apply.

11.16 Stock Exchange Listing. PubCo shall apply for, and shall use reasonable best efforts to cause, the PubCo Shares and SEDA Adjusted Warrants to be issued in connection with the Transactions to be approved for, listing on an Approved Stock Exchange and accepted for clearance by DTC as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

11.17 Assignment and Assumption of Warrant Agreement. Immediately prior to the Merger Effective Time, PubCo and SEDA shall, on terms to be approved in writing by the Shareholders, (a) enter into an assignment and assumption agreement pursuant to which, at the Merger Effective Time, SEDA will assign to PubCo, and PubCo will assume, all of its rights, interests, and obligations in and under the Warrant Agreement, and (b) effective as of the Merger Effective Time, amend any terms in the Warrant Agreement relating to the entitlement of each warrant holder to purchase SEDA Class A Shares to instead refer to PubCo Shares, and at no point in time shall any warrant holder be entitled to purchase any shares of Merger Sub, and to further provide that no warrant holder shall be entitled to subscribe for shares in PubCo for an amount less than the par value of any such share) (the “Assignment and Assumption Agreement”). Certificates representing the SEDA Warrants need not be surrendered and exchanged because of adjustments made pursuant to this Section 11.17; provided, however, that any holder of SEDA Warrants may at any time surrender to PubCo certificate(s) representing such SEDA Warrants and request replacement certificates representing the SEDA Adjusted Warrants received in exchange therefor, which shall not affect the interest of any such warrant holders. PubCo shall issue any such replacement certificates representing SEDA Adjusted Warrants within ten (10) Business Days of its receipt of a written request from the holder of a SEDA Warrant.

11.18 Requisite SEDA Warrantholder Approval. As promptly as reasonably practicable following the date of this Agreement, SEDA shall, in accordance with the terms and pursuant the documentation and timing to be mutually agreed upon by SEDA and the Shareholders (such agreement not to be unreasonably withheld, conditioned or delayed by any of the Parties), solicit the Requisite SEDA Warrantholder Approval and exercise reasonable best efforts to obtain the Requisite SEDA Warrantholder Approval. The Shareholders shall reasonably cooperate in connection with obtaining such Requisite SEDA Warrantholder Approval.

ARTICLE XII

CONDITIONS TO OBLIGATIONS

12.01 Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in writing by all of such parties:

(a) Regulatory Approvals. The applicable approvals set forth on Schedule 12.01 in respect of the Transactions shall have been received, and no CFIUS Denial has occurred.

(b) No Prohibition. There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(c) Form F-4. The Form F-4 shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC that remains in effect with respect to the Form F-4 and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC that remains pending.

(d) SEDA Shareholder Approval. The SEDA Shareholder Approval shall have been obtained.

(e) Listing. The PubCo Shares and the SEDA Adjusted Warrants shall have been approved for clearing through DTC (subject to the DTC’s customary eligibility criteria) and approved for listing on an Approved Stock Exchange, subject only to notice of issuance.

(f) Assignment and Assumption Agreement. The Assignment and Assumption Agreement shall have been executed and delivered and shall be in full force and effect in accordance with its terms.

(g) Debt Refinancing. The Debt Refinancing shall have been completed.

12.02 Conditions to Obligations of SEDA. The obligations of SEDA to consummate, or cause to be consummated, the Transactions are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by SEDA:

(a) Representations and Warranties.

(i) Each of the following representations and warranties (collectively, the “Target Specified Representations”), in each case, shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date):

(1) of JV GmbH contained in Section 4.01(a) (Corporate Organization of JV GmbH), the first sentence of Section 4.03(a) (Due Authorization; Board Approval; Vote Required), Section 4.06(e) (Capitalization), and Section 4.17 (Brokers’ Fees);

(2) of KME contained in Section 5.01(a) (Corporate Organization), the first sentence of Section 5.02(a) (Due Authorization), Section 5.03(a) and Section 5.03(b) (Ownership), Section 5.04 (Sufficiency of Assets), and Section 5.15 (Brokers’ Fees); and

(3) of Paragon contained in Section 6.01(a) (Corporate Organization of PP Holding), the first sentence of each of Section 6.02(a) and Section 6.02(b) (Due Authorization), Section 6.03(a) and 6.03(b) (Ownership), Section 6.06(b) (Capitalization), and Section 6.15 (Broker’s Fees).

(ii) The representations and warranties of JV GmbH contained in Section 4.06(a) (Capitalization) and of Paragon contained in Section 6.06(a) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of (A) JV GmbH contained in Section 4.01(b) (Corporate Organization of JV GmbH) and Section 4.21(a) (Absence of Changes), (B) of KME contained in Section 5.01(b) (Corporate Organization) and Section 5.16(a) (Absence of Changes), and (C) Paragon contained in Section 6.01(b) (Corporate Organization of PP Holding) and Section 6.12(a) (Absence of Changes) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of JV GmbH, Paragon and KME contained in this Agreement (other than the Target Specified Representations and the representations and warranties referred to in Section 12.02(a)(ii) and Section 12.02(a)(iii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of JV GmbH, PP Holding and the Shareholders (other than such covenants specified in Section 9.11) to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c) JV GmbH Officer’s Certificate. JV GmbH shall have delivered to SEDA a certificate signed by an officer of JV GmbH, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.02(a) and Section 12.02(b) pertaining to JV GmbH have been fulfilled.

(d) KME Officer’s Certificate. KME shall have delivered to SEDA a certificate signed by an officer of KME, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.02(a) and Section 12.02(b) pertaining to KME and the Aerospace Business have been fulfilled.

(e) Paragon Officer’s Certificate. Paragon shall have delivered to SEDA a certificate signed by an officer of Paragon, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.02(a) and Section 12.02(b) pertaining to Paragon and PP Holding have been fulfilled.

(f) Aerospace Business Transfer. The Aerospace Business Assets shall have been transferred to Cunova on the terms contained in the Aerospace Business Transfer Agreement.

(g) No Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred with respect to the Aerospace Business, PP Holding and JV GmbH and its Subsidiaries, taken as a whole, and be continuing.

12.03 Conditions to the Obligations of JV GmbH, PP Holding and the Shareholders. The obligation of JV GmbH, PP Holding and the Shareholders to consummate the Transactions is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by JV GmbH and each of the Shareholders:

(a) Representations and Warranties.

(i) Each of the representations and warranties of (A) SEDA contained in this Agreement (other than the representations and warranties of SEDA contained in Section 7.01(b) (Corporate Organization), Section 7.09(f) (Business Activities; Absence of Changes) and Sections 7.14(c) and (d) (Capitalization)) and (B) of PubCo and Merger Sub contained in the first and second sentences of Section 8.01 (Corporate Organization), the first sentence of Section 8.02 (Due Authorization), Section 8.05 (Broker’s Fees) and the first sentence of Section 8.07 (Capitalization) (in each case, without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii) The representations and warranties of SEDA contained in Sections 7.14(a) and (b) (Capitalization) shall be true and correct other than de minimis inaccuracies, as of the Closing Date, as if made anew at and as of that time (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(iii) The representations and warranties of (A) SEDA contained in Section 7.01(b) (Corporate Organization) and Section 7.09(f) (Business Activities; Absence of Changes) and (B) PubCo and Merger Sub contained in Section 8.01 (Corporate Organization) shall be true and correct as of the Closing Date, as if made anew at and as of that time.

(iv) Each of the representations and warranties of PubCo and Merger Sub contained in this Agreement (other than the representations and warranties referred to in Section 12.03(a)(i) and Section 12.03(a)(iii)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b) Agreements and Covenants. Each of the covenants of SEDA, the SEDA Representative, PubCo and Merger Sub to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects except with respect to the payment obligations set forth in Section 2.03, which shall have been complied with in all respects.

(c) No Material Adverse Effect. No change, effect, circumstance or condition with respect to SEDA which could reasonably be expected to have a material adverse effect on the ability of SEDA to enter into and perform their respective obligations under this Agreement shall have occurred since the date of this Agreement.

(d) Minimum Cash. PubCo and SEDA shall have at least $140,000,000 in Available Cash.

(e) SEDA’s Officer Certificate. SEDA shall have delivered to JV GmbH and each Shareholder a certificate signed by an officer of SEDA, dated on the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 12.03(a) and Section 12.03(b) have been fulfilled.

12.04 Frustration of Closing Conditions. None of PubCo, SEDA, Merger Sub, the Shareholders or JV GmbH may rely on the failure of any condition set forth in this Article XII to be satisfied if such failure was caused by such party’s failure to act in good faith or to use its reasonable best efforts to cause the Closing to occur, as required by Section 11.01.

ARTICLE XIII

TERMINATION/EFFECTIVENESS

13.01 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by written consent of SEDA and the Shareholders;

(b) prior to the Closing, by written notice to each of the Shareholders from SEDA if (i) there is any breach of any representation, warranty, covenant or agreement on the part of JV GmbH, KME, or Paragon set forth in this Agreement, such that the conditions specified in Section 12.02(a) or Section 12.02(b) would not be capable of being satisfied at the Closing (a “Terminating Target Breach”), except that, if such Terminating Target Breach is curable by JV GmbH, KME, or Paragon, as the case may be, through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date SEDA provides written notice of such violation or breach and the Termination Date) after receipt by JV GmbH, KME, or Paragon, as the case may be, of notice from SEDA of such breach (the “Target Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Target Breach is not cured within the Target Cure Period, (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) a CFIUS Denial has occurred; provided that the right to terminate this Agreement under subsections (i) or (ii) shall not be available if SEDA’s failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date;

(c) prior to the Closing, by written notice to SEDA from the Shareholders if (i) there is any breach of any representation, warranty, covenant or agreement on the part of SEDA, PubCo or Merger Sub set forth in this Agreement, such that the conditions specified in Section 12.03(a) or Section 12.03(b) would not be satisfied at the Closing (a “Terminating SEDA Breach”), except that, if any such Terminating SEDA Breach is curable by SEDA, PubCo or Merger Sub through the exercise of its reasonable best efforts, then, for a period of up to forty-five (45) days (or any shorter period of time that remains between the date the Shareholders provided written notice of such violation or breach and the Termination Date) after receipt by SEDA, PubCo or Merger Sub of notice from the Shareholders of such breach (the “SEDA Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating SEDA Breach is not cured within the SEDA Cure Period, (ii) the consummation of the Transactions is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation, or (iii) a CFIUS Denial has occurred; provided that the right to terminate this Agreement under subsections (i) and (ii) shall not be available if JV GmbH or the Shareholders’ failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d) by written notice from any party hereto to all of the other parties if this Agreement shall fail to receive the SEDA Shareholder Approval at the SEDA Meeting (subject to any adjournment or recess of the meeting).

Any party hereto terminating this Agreement pursuant to this Section 13.01 shall give written notice of such termination to each other party hereto in accordance with this Agreement specifying the provision or provisions hereof pursuant to which such termination is being effected.

13.02 Automatic Termination. This Agreement shall automatically terminate and the Transactions shall be abandoned if the Closing has not occurred on or before July 2, 2024 (or such later date as agreed to in writing between SEDA and the Shareholders) (the “Termination Date”).

13.03 Effect of Termination. Except as otherwise set forth in this Section 13.03 or Section 14.15, in the event of the termination of this Agreement pursuant to Section 13.01 or Section 13.02, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of any party hereto for any breach of this Agreement by such party occurring prior to such termination. The provisions of Section 9.06, this Section 13.03 and Sections 14.02, 14.03, 14.04, 14.07, 14.08, 14.14, 14.16 and 14.18 (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE XIV

MISCELLANEOUS

14.01 Waiver. Except as set forth in Section 13.02, no provision of this Agreement may be waived unless such waiver is in writing and signed by or on behalf of the party hereto or parties granting such waiver. No failure or delay of any party hereto in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.

14.02 Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered by FedEx or other nationally recognized overnight delivery service or (iii) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)	If to PubCo or Merger Sub, to:

Specialty Copper Listco
1 Vine Street, 5th Floor
London W1J OAH, United Kingdom
Attention: Jonathan Maxwell, Ned Davis
Email: [●]; [●]

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: Lorenzo Corte, Maria Protopapa
Email: [●] and [●]

(b)	If to SEDA or the SEDA Representative, to:

SDCL EDGE Acquisition Corporation
PO Box 309, Ugland House
Grand Cayman, KY1-1104, Cayman Islands
Attention: Jonathan Maxwell, Ned Davis
Email: [●]; [●]

with a required copy (which copy shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: Lorenzo Corte, Maria Protopapa
Email:[●] and [●]

(c)	If to JV GmbH or, after Closing, PP Holding, to:

cunova GmbH

Klosterstraße 29, 49074 Osnabrück, Germany
Attention: Werner Stegmueller and Wolf Van Lengerich
Email: [●] and [●]

with a required copy (which copy shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate

London EC2M 3XF, United Kingdom
Attention: David Stewart and Ingo Strauss
Email: [●] and [●]

and

Morgan, Lewis & Bockius LLP
Königinstr. 9
80539 Munich, Germany
Attention: Dr. Florian Harder
Email: [●]

(d)	If to Paragon or, prior to Closing, PP Holding, to

Paragon Partners

Leopoldstraße 10, 80802 München, Germany
Attention: Krischan von Moeller and Max Moser
Email: [●]

with a required copy (which copy shall not constitute notice) to:

Latham & Watkins (London) LLP
99 Bishopsgate

London EC2M 3XF, United Kingdom
Attention: David Stewart and Ingo Strauss
Email: [●] and [●]

(e)	If to KME, to:

KME Group SpA
Foro Buonaparte, 44

20121, Milan
Attention: Diva Moriani
Email: [●]

with a required copy (which copy shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
Königinstr. 9
80539 Munich, Germany
Attention: Dr. Florian Harder
Email: [●]

or to such other address or addresses as the parties hereto may from time to time designate in writing. Notwithstanding anything to the contrary, for purposes of obtaining SEDA’s prior written consent pursuant to Section 9.01, an email from Mr. Edward Wilson Davis at [●] expressly consenting to the matter or action in question will suffice.

14.03 Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties hereto, save that SEDA, PubCo and Merger Sub may charge and/or assign the benefit of this Agreement to any bank, financial institution or other person by way of security for the purposes of or in connection with any Financing, provided that, any such assignee shall not be entitled to receive under this Agreement any greater amount than that to which the assignor would have been entitled and no party hereto shall be under any greater obligation or liability than if such assignment had never occurred. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 14.03 shall be null and void, ab initio.

14.04 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, (a) in the event the Closing occurs, the current and former officers and directors of JV GmbH and SEDA (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 11.07, and (b) the past, present and future directors, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties hereto, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 14.16 and 14.17.

14.05 No Fiduciary Duty. The parties hereto acknowledge and agree that nothing in this Agreement shall create a fiduciary duty of Rothschild & Co US Inc or any party hereto to any other party hereto.

14.06 Investment Banking Services. Notwithstanding anything to the contrary herein or any actions or omissions by representatives of Rothschild & Co US Inc or any of its affiliates in whatever capacity, it is understood that neither Rothschild & Co US Inc nor any of its affiliates is acting as a financial advisor, agent or underwriter to any party hereto or any of their respective Affiliates or otherwise on behalf of any such party or any of its Affiliates unless retained to provide such services pursuant to a separate written agreement.

14.07 Expenses.

(a) Except as otherwise provided herein (including Sections 9.09, 11.01, and 11.05(a) and 14.07(b)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisors and accountants; provided that if the Closing occurs, PubCo shall pay the Transaction Expenses at or promptly following the Closing up to an agreed aggregated cap of $20,000,000; provided, further, that free cash flow generated by Cunova prior to Closing may be applied (including by way of shareholder loan repayment) to cover the JV GmbH Transaction Expenses and the Shareholders Transaction Expenses.

(b) The parties hereto agree that JV GmbH will pay the fees to the Governmental Authorities in connection with the required consents and approvals set forth on Schedule 12.01; provided, that if this Agreement is terminated prior to Closing, 40% of such aggregate amount will be deemed a SEDA Transaction Expense and SEDA shall pay such amount to JV GmbH within five (5) Business Days of such termination.

14.08 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

14.09 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.10 Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party hereto in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

14.11 Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and the Confidentiality Agreement, constitute the entire agreement among the parties relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between the parties hereto except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

14.12 Amendments. Except as set forth in Section 13.02, this Agreement may be amended or modified, in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the stockholders of any of the parties hereto shall not restrict the ability of the board of directors of any of the parties hereto to terminate this Agreement in accordance with Section 13.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 14.12 or to waive any term or condition hereof pursuant to Section 14.01, and the parties hereto may amend or terminate this Agreement (or waive any term or condition hereof) in accordance with the terms of this Agreement whether before or after the approval of this Agreement by the stockholders of any party hereto.

14.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties hereto further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, the remaining provisions of this Agreement shall be reformed, construed and enforced to the fullest extent permitted by Law and to the extent necessary to give effect to the intent of the parties hereto.

14.14 Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the Transactions may be brought in federal and state courts located in the State of Delaware, and each of the parties hereto irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the Transactions in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against any other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 14.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.15 Enforcement.

(a) The parties hereto agree that irreparable damage, for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (a) each party hereto shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement in accordance with Section 13.01 or Section 13.02, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the parties hereto would have entered into this Agreement. Each party hereto agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties hereto have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties hereto acknowledge and agree that any party hereto seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 14.15 shall not be required to provide any bond or other security in connection with any such injunction.

(b) Each party hereto further agrees that (i) by seeking the remedies provided for in this Section 14.15, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 14.15 are not available or otherwise are not granted, and (ii) nothing set forth in this Section 14.15 shall require any party to institute any action or proceeding for (or limit any party’s right to institute any Action or proceeding for) specific performance under this Section 14.15 prior to or as a condition to exercising any termination right under Section 13.01, nor shall the commencement of any Action or proceeding pursuant to this Section 14.15 or anything set forth in this Section 14.15 restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 13.01 or to pursue any other remedies under this Agreement that may be available then or thereafter.

14.16 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the entities that are expressly named as parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. Except that with respect to a party hereto (and then only to the extent of the specific obligations undertaken by such party), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any party hereto and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions.

14.17 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing, and all such representations, warranties, covenants, obligations and other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing or termination of this Agreement, including Sections 2.13 (which survives following the Closing but will terminate immediately upon termination of this Agreement), 11.05 to 11.07 (to the extent such provisions are expressed to apply after the Closing or termination of this Agreement) and then only with respect to any breaches occurring after the Closing, (b) Section 11.05(a) and (c) this Article XIV. Notwithstanding anything to the contrary herein, nothing herein shall restrict any Action or liability in the case of Fraud.

14.18 SEDA Representative.

(a) The SEDA Board has irrevocably constituted and appointed Mr. Edward Wilson Davis as the SEDA Representative and as the true and lawful agent and attorney-in-fact of each of the SEDA Shareholders with full powers of substitution to act in the name, place and stead of SEDA and the SEDA Shareholders with respect to the performance on behalf of SEDA and the SEDA Shareholders under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the SEDA Representative shall deem necessary or appropriate in connection with any transaction hereunder, which such appointment shall include the full power and authority to:

(i) amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among SEDA and the SEDA Shareholders; and

(ii) to enforce and protect the rights and interests of SEDA and the SEDA Shareholders arising out of or under or in any manner relating to this Agreement and, in connection therewith, to (a) resolve all questions, disputes, conflicts and controversies arising hereunder, (b) employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the SEDA Representative, in the sole discretion thereof, deems necessary or advisable, (c) assert or institute any claim, action, proceeding or investigation, (d) investigate, defend, contest, litigate and receive process in any claim, action, proceeding or investigation, and (e) settle or compromise any claims asserted under this Agreement.

(b) The appointment of the SEDA Representative shall be deemed coupled with an interest and shall be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the SEDA Representative as the act of each of SEDA and the SEDA Shareholders, as applicable, in all matters referred to herein. The SEDA Representative shall act for each of SEDA and the SEDA Shareholders on all matters set forth herein in the manner the SEDA Representative believes to be in the best interest of SEDA and the SEDA Shareholders, collectively, but the SEDA Representative shall not be responsible to any of SEDA or any of the SEDA Shareholders for any loss or damage any of SEDA or any of the SEDA Shareholders may suffer by reason of the performance by the SEDA Representative of such SEDA Representative’s duties hereunder.

(c) SEDA, as authorized by the SEDA Board and on behalf of the SEDA Shareholders, hereby expressly acknowledges and agrees that the SEDA Representative is authorized to act on behalf of SEDA and the SEDA Shareholders notwithstanding any dispute or disagreement among SEDA and the SEDA Shareholders, and that any Person shall be entitled to rely on any and all action taken by the SEDA Representative hereunder without liability to, or obligation to inquire of, SEDA or the SEDA Shareholders. In the event the SEDA Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor of the SEDA Representative shall be the Person, if any, the SEDA Board unanimously approves and appoints.

[SIGNATURE PAGES FOLLOW]

SEDA:

SDCL EDGE ACQUISITION CORPORATION

By:	/s/ NED DAVIS
	Name:	NED DAVIS
	Title:	Chief Financial Officer

SEDA Representative:

EDWARD WILSON DAVIS SOLELY IN HIS CAPACITY AS THE REPRESENTATIVE FOR THE SHAREHOLDERS OF SDCL EDGE ACQUISITION CORPORATION

By:	/s/ Edward Wilson Davis
Name:	Edward Wilson Davis

PUBCO:

SPECIALTY COPPER LISTCO PLC

By:	/s/ Jonathan Maxwell
	Name:	Jonathan Maxwell
	Title:	Director

Merger sub:

seda magnet llc

By:	/s/ NED DAVIS
	Name:	NED DAVIS
	Title:	CFO

KME SE

/s/ Dr. Florian Harder
Name:	Dr. Florian Harder

Position:	Attorney-in-fact based on power of attorney dated 1 February 2024

[Signature Page to Business Combination Agreement]

cunova GmbH

	/s/ Werner Stegmüller		/s/ Dr. Wolf van Lengerich
Name:	Werner Stegmüller	Name:	Dr. Wolf van Lengerich

Position:	Managing Director / CEO	Position:	Managing Director / CDO

[Signature Page to Business Combination Agreement]

The Paragon Fund III GmbH & Co. geschlossene Investment KG
represented by Paragon GP GmbH

	/s/ Edin Hadzic		/s/ Krischan von Moeller
Name:	Edin Hadzic	Name:	Krischan von Moeller

Position:	Managing Director	Position:	Managing Director

[Signature Page to Business Combination Agreement]

PP S&C Holding GmbH

/s/ Krischan von Moeller
Name:	Krischan von Moeller

Position:	Managing Director

[Signature Page to Business Combination Agreement]

Creature kingdom:

Creature kingdom limited

By:	/s/ Jonathan Maxwell
	Name:	Jonathan Maxwell
	Title:	Director

MAGNET Joint Venture GmbH

	/s/ Werner Stegmüller		/s/ Dr. Wolf van Lengerich
Name:	Werner Stegmüller	Name:	Dr. Wolf van Lengerich

Position:	Managing Director / CEO	Position:	Managing Director / CFO

[Signature Page to Business Combination Agreement]

EXHIBIT C

FORM OF AEROSPACE BUSINESS TRANSFER AGREEMENT

Asset purchase agreement

[●], 2024

by and among

KME GERMANY GMBH

KME MANSFELD GMBH

KME AMERICA INC.

and

CUNOVA GMBH

relating to

the sale and transfer of the Specialty Aerospace business of KME

Table of Contents

Preamble			1
1.	Definitions		3
	1.1	Certain Definitions	3
	1.2	Interpretation and Rules of Construction	7

2.	Relationship to BCA		8

3.	Sold Contracts		8
	3.1	Sale of the Sold Contracts	8
	3.2	Transfer and Assignment of the Sold Contracts	9
	3.3	Hand-Over of Documentation	9

4.	Aerospace Employees		10
	4.1	Transfer of Employees	10
	4.2	Employee Files	10
	4.3	Time-Bar	11

5.	Know-How		11
	5.1	Core Know-How Transfer	11
	5.2	Core Know-How License	11
	5.3	License to Sellers	11
	5.4	Other Know-How License	12
	5.5	Hand-over of Documentation	12

6.	Taxes		12
	6.1	Pre-Closing Taxes	12

7.	Closing		14
	7.1	Date of Closing	14
	7.2	Closing Actions	14
	7.3	Obligation to Close	14

8.	Purchase Price Matters		14
	8.1	Purchase Price	14
	8.2	Value-Added Tax	15

9.	Representations and Warranties of the Sellers		15
	9.1	Representations	15
	9.2	Joint and Several Liability	16
	9.3	Representations of Sellers	16

10.	Indemnification by the Sellers		17
	10.1	Indemnification	17
	10.2	Limitations of Liability	17
	10.3	Time-Limitation	18
	10.4	Assignment of Claims	18
	10.5	Claim Notices	19
	10.6	Purchase Price Adjustment	19
	10.7	Sole Remedy	19

- i -

11.	Representations and Warranties by the Purchaser		20

12.	Certain Covenants		21
	12.1	Inadvertently Sold or Omitted Assets	21
	12.2	Supply Agreement	21

13.	Miscellaneous		21
	13.1	Payment Terms	21
	13.2	No Set-off	22
	13.3	Confidentiality	22
	13.4	Fees, Costs, Transfer Taxes	22
	13.5	Amendments and Notices	22
	13.6	Severability Clause	24
	13.7	Exhibits	24
	13.8	Governing Law	25
	13.9	Arbitration and Venue	25
	13.10	Headings and German Terms	25
	13.11	Complete Agreement	25
	13.12	Oral Statements	26
	13.13	Successors; Assignments	26
	13.14	Third Party Beneficiaries	26
	13.15	Further Documents	26

- ii -

List of Exhibits

Exhibit 7.2	Closing Memorandum

Exhibit 8.1(b)	APA Vendor Loan

Exhibit 12.2	Supply Agreement

- iii -

ASSET PURCHASE AGREEMENT

Between:

(1)	KME Germany GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 214664 (“KME Germany”) as seller (the “Seller 1”);

(2)	KME Mansfeld GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Lichtlöcherberg 40, 06333 Hettstedt, Germany, and registered with the commercial register of the local court of Stendal under registration number HRB 207208 (“KME Mansfeld”) as seller (the “Seller 2”);

(3)	KME America Inc., incorporated under the laws of the state of Delaware, USA, with business address at 555 W. Pierce Road, Suite 195 Itasca, 60143, Illinois (“KME America”) as seller (the “Seller 3” and together with Seller 1 and Seller 2, the “Sellers”); and

(4)	Cunova GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 216155 (the “Cunova”) as purchaser (the “Purchaser”);

The Sellers and the Purchaser are also referred to collectively as the “Parties” and each of them as a “Party”.

Preamble

WHEREAS, the sole shareholder of KME Germany, and KME Mansfeld is KME SE, a European company (Societas Europaea) incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 213357 (“KME SE”) and KME Germany is the sole shareholder of KME America;

WHEREAS, KME SE is the sole limited partner (Kommanditist) of KME Special Products GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRA 207441(“KME KG”);

WHEREAS, KME KG holds 45% of all shares in MAGNET Joint Venture GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 217397 (“JV GmbH”). The remaining 55% of the shares in JV GmbH are held by PP S&C Holding GmbH, a limited liability company under German law having its seat in Munich, registered with the Commercial Register at the local court of Munich under HRB 275474 (“PP Holding”);

WHEREAS, JV GmbH holds 99.996% of all shares in Cunova and KME KG holds 0.004% of all shares in Cunova;

WHEREAS, Cunova is inter alia active in the areas of (i) melting and casting (design, engineering, production and service of high-performance continuous casting moulds, as well as other engineering products used in metal casting processes), (ii) marine applications (development and manufacture of primarily copper-nickel alloy products for seawater application), tube bundles (production and distribution of tube applications for industrial purposes, and (iii) extruded & drawn (delivery of extruded and drawn copper products);

WHEREAS, the Sellers are inter alia active in the area of engineering and designing highly specialized components for aerospace rocket engines designed for critical applications (the “Specialty Aerospace Business”);

WHEREAS, KME SE, JV GmbH, The Paragon Fund III GmbH & Co. geschlossene Investment KG (“Paragon”), SDCL EDGE Acquisition Corporation (“SDCL EDGE”), among others, agreed to effect a business combination of SDCL EDGE with JV GmbH and PP Holding (the “Business Combination”) on the basis of a business combination agreement (the “BCA”) which includes the transfer of the Specialty Aerospace Business by the Sellers to Cunova;

WHEREAS, the Sellers wish to sell and transfer to the Purchaser all assets pertaining to the Specialty Aerospace Business as set forth, and subject to the terms and conditions of, this Agreement;

NOW, THEREFORE, the parties hereto agree as follows:

1.	Definitions

1.1	Certain Definitions

For purposes of this Agreement, each of the following terms mean the following:

“Affiliate” means with respect to any Person any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person.

“Aerospace Employees” means all employees exclusively or primarily attributable to the Specialty Aerospace Business.

“Aerospace Know-How” has the meaning given in Section 5.4.

“Agreement” means this Asset Purchase Agreement including all Exhibits hereto and thereto.

“Applicable Law” means any statute, law (including common law), regulation, ordinance, rule, code, order, writ, judgment, injunction, decree, governmental restriction or other requirement or rule of law of any Governmental Authority applicable to a specific Person or situation.

“BCA” has the meaning given in the preamble of this Agreement.

“Business Combination” has the meaning given in the preamble of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or any other day on which banks are required by Applicable Law to be closed in New York/USA, Milan/Italy or Munich/Germany.

“Closing” has the meaning given in Section 7.1.

“Closing Actions” has the meaning given in Section 7.2(a).

“Closing Date” has the meaning given in Section 7.1.

“control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or general partnership or managing member interests, by contract or otherwise, including the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person. Without limiting the generality of the foregoing, a Person shall be deemed to control any other Person in which it owns, directly or indirectly, a majority of the voting interests.

“Counterparty” means any counterparty to the Sold Contracts.

“Core Know-How” has the meaning given in Section 5.1.

“Cunova” has the meaning given in the introduction section of this Agreement.

“End Date” has the meaning given in Section 10.3.

“Governmental Authority” means any foreign or domestic national, supranational, federal, state, municipal, provincial, local or other government or any departmental or other political subdivision thereof, or any entity, body or authority of the Federal Republic of Germany or any other country, locality or jurisdiction exercising executive, legislative, judicial, regulatory, administrative or other governmental functions, including, without limitation, any court, department, commission, tribunal, arbitral body, board, bureau, agency or administrative body.

“ICC Rules” has the meaning given in Section 13.9.

“JV GmbH” has the meaning given in the preamble of this Agreement.

“KME America” has the meaning given in the introduction section of this Agreement.

“KME Disclosure Schedules” means KME’s disclosure schedules to the BCA.

“KME Germany” has the meaning given in the introduction section of this Agreement.

“KME KG” has the meaning given in the preamble of this Agreement.

“KME Mansfeld” has the meaning given in the introduction section of this Agreement.

“KME SE” has the meaning given in the preamble of this Agreement.

“Know-How” means any and all know-how and other industrial and commercial information and techniques in any form not in the public domain, including drawings, formulae, test results, reports, project reports and testing procedures, instruction and training manuals, tables of operating conditions, market forecasts, lists and particulars of customers and suppliers.

“Loss” means any liabilities, costs and expenses and other damages in the meaning of Section 249 et seqq. of the German Civil Code (Bürgerliches Gesetzbuch – BGB) (excluding, however, any loss of Tax assets, Tax loss carry forwards, Tax benefits or other Tax attributes), loss of profits or any consequential damages (regardless whether specifically referred to as lost profits or consequential damages or not but having the same effect) and excluding any damage that is claimed based on the argument that the Purchase Price has been calculated or determined by the Purchaser on incorrect assumptions (including as regards alleged or actual application of a multiple). Any Loss shall be computed net of any amounts which are actually recovered under any insurance policy or which have actually been recovered from any third party.

“Other Know-How” has the meaning given in Section 5.4.

“ownership” (including the terms “owning” and “owned by”) means the title right (Eigentum) or expectancy right (Anwartschaftsrecht) to a thing.

“Paragon” has the meaning given in the preamble of this Agreement.

“Parties” has the meaning given in the introduction section of this Agreement.

“Person” means any individual, partnership, joint venture, corporation, limited liability company, trust, association, Governmental Authority or other entity.

“PP Holding” has the meaning given in the preamble of this Agreement.

“Pre-Closing Taxes” has the meaning given in Section 6.1(a).

“Purchase Price” has the meaning given in Section 8.1(a).

“Purchaser” has the meaning given in the introduction section of this Agreement.

“Purchaser Representations” has the meaning given in Section 11.

“Purchaser’s Wrong-Box Items” has the meaning given in Section 12.1(a).

“Representations” has the meaning given in Section 9.

“SDCL EDGE” has the meaning given in the preamble of this Agreement.

“Seller 1” has the meaning given in the introduction section of this Agreement.

“Seller 2” has the meaning given in the introduction section of this Agreement.

“Seller 3” has the meaning given in the introduction section of this Agreement.

“Sellers” has the meaning given in the introduction section of this Agreement.

“Sellers’ Wrong-Box Items” has the meaning given in Section 12.1(b).

“Sold Business” means the Sellers’ business operations pertaining to the Specialty Aerospace Business consisting of the Sold Contracts, the Aerospace Employees and the Aerospace Know-How.

“Sold Contracts” has the meaning given in Section 3.1.

“Specialty Aerospace Business” has the meaning given in the preamble of this Agreement.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Supply Agreement” has the meaning given in Section 12.2.

“Tax” means any taxes and surcharges or other auxiliary tax obligations within the meaning of Section 3 of the German General Tax Code (Abgabenordnung – AO), including but not limited to interest, levies, fines and penalties imposed in addition to the foregoing, duties (Zölle), and social security contributions (Sozialversicherungsbeiträge) as well as any other comparable taxes under the laws of any other jurisdiction, including but not limited to, for the avoidance of doubt, any and all income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise tax, irrespective of whether owed as primary or secondary tax liabilities (e.g. as secondary liability for third party’s taxes according to Sec. 75 of the German General Tax Code (AO) or any comparable provision in any other jurisdiction) together with any interest or penalty or addition thereto, whether disputed or not. For the avoidance of doubt, deferred taxes (latente Steuern) are not Taxes within the meaning of this definition.

“Tax Authority” means any Governmental Authority that is responsible for the assessment, administration or collection of any Taxes in any jurisdiction.

“Tax Return” means any return, report or similar statement filed or required to be filed with any Tax Authority in respect of any Tax.

“Transferred Employees” means all Aerospace Employees whose employment relationships actually transfer to the Purchaser as a result of the consummation of this Agreement.

“VAT” means (i) any tax imposed in connection the EU Council Directive of November 28, 2006 on the common system of value added tax (EC Directive 2006/112) and (ii) any tax of a similar nature, including goods and services taxes, whether imposed in a member state of the European Union, or elsewhere, in substitution for, or levied in addition to, such tax referred to in (i) above, or imposed elsewhere, including in all cases of (i) or (ii) any interest (Zinsen), penalties (Strafen) or additions (Zuschläge) as well as secondary liabilities in respect thereof.

1.2	Interpretation and Rules of Construction

In this Agreement, except as far as otherwise expressly agreed or as far as the context otherwise requires:

–	when a reference is made to a Section or Exhibit, such reference is to a Section of, or an Exhibit to, this Agreement unless otherwise indicated;

–	“days” means calendar days unless otherwise indicated;

–	whenever the words “include”, “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation”;

–	the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement;

–	the words “becomes due”, “become due”, “is due” or “are due” are meant to include the word payable (i.e., fällig und zahlbar);

–	the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms;

–	references to any agreement or other contract include permitted supplements and amendments;

–	reference to a law include any amendment or modification to such law and any rules or regulations issued thereunder;

–	references to a Person include such Person’s successors and assigns;

–	“procure” means (without limiting other absolute obligations of the parties) the assumption of an absolute obligation of the Parties (verschuldensunabhängig); and

–	“out-of-pocket expenses” do not include overhead expenses.

2.	Relationship to BCA

This Agreement is meant to implement the BCA. In the event of any contradictions or conflicts with the BCA, the BCA shall prevail to the maximum extent legally possible.

3.	Sold Contracts

3.1	Sale of the Sold Contracts

(a)	Each Seller hereby sells to the Purchaser, and the Purchaser hereby purchases from each Seller, by way of assumption of contract with discharging effect for the respective Seller for the future (im Wege der Vertragsübernahme mit befreiender Wirkung für die Zukunft) as further set out in this Agreement and with economic effect as of the Closing Date, such contracts listed in Schedule 5.03(b) of the KME Disclosure Schedules whose contractual obligations have not been completely fulfilled as of the Closing Date (the “Sold Contracts”).

(b)	The Purchaser does not assume any contractual relationships other than the Sold Contracts, and does not assume any of the Sellers’ liabilities and obligations incurred in connection with the Sold Contracts before the Closing Date. In the case that a liability or contingent liability in relation to third parties transfers to the Purchaser by operation of law (e.g. pursuant to Section 25 of the German Commercial Code (HGB)), as between the Parties, the respective Seller shall satisfy such transferring liability or contingent liability if and to the extent the Purchaser has not explicitly accepted the respective liability or contingent liability, and the Seller shall indemnify the Purchaser against any claims or Losses arising from such transferring liability or contingent liability.

3.2	Transfer and Assignment of the Sold Contracts

(a)	Subject to the fulfillment or waiver, as the case may be, of the Closing Actions, each Seller hereby transfers and assigns with effect as of the Closing Date to the Purchaser, who hereby accepts such transfer and assignment subject to the provisions set forth in Section 3.1, all of the Sold Contracts to which it is a party.

(b)	As between the Parties, all rights and claims resulting from the Sold Contracts to the extent to be transferred hereunder shall, irrespective of whether the consent of the relevant Counterparty to the assignment of the respective Sold Contract has been obtained, as of and from the Closing Date, economically vest in the Purchaser.

(c)	Should any Counterparty refuse prior to the Closing Date to grant its consent to the assignment of the relevant Sold Contract, the relevant Seller shall put the Purchaser, to the extent legally possible, economically in a position (on an after Tax basis) as if the assignment of the relevant Sold Contract by the respective Seller to the Purchaser would have been effected as of the Closing Date, including by way of sub-licensing, sub-contracting or similar arrangement to the Purchaser providing that any enforcement by the Sellers of any rights under the relevant Sold Contract shall be for the benefit and account of the Purchaser; provided that the Purchaser agreed in writing to indemnify the respective Seller on terms mutually agreeable to the Purchaser and relevant Seller for any payments to be made by the Seller under any such Sold Contract after the Closing Date. The respective Seller shall comply with the Purchaser’s lawful and reasonable instructions regarding the exercise of any rights under such Sold Contract, provided that the respective Seller shall only be liable for acting with gross negligence (grobe Fahrlässigkeit) or intent (vorsätzlich) when holding the Sold Contracts for the account of the Purchaser. For the avoidance of doubt, liabilities arising out of the continuation of the Sold Contract in accordance with this Section 3.2(c) shall not be borne by the Sellers.

(d)	Any payments or other performances by the Counterparties made under the Sold Contracts and any offers, orders, requests and other communication relating to any Sold Contract or otherwise to the Specialty Aerospace Business, received by the Sellers after the Closing Date shall be forwarded to the Purchaser without undue delay or deductions if and to the extent the payments or other performances relate to products delivered or services rendered after the Closing Date.

3.3	Hand-Over of Documentation

All documentation and other materials constituting, or relating to, the Sold Contracts, which is (i) in the possession or under control of each Seller and (ii) reasonably necessary for the execution of a Sold Contract, and which has not already been made available to the Purchaser shall be handed over or otherwise be made available by each Seller to the Purchaser on the Closing Date.

4.	Aerospace Employees

4.1	Transfer of Employees

(a)	Seller 1 and the Purchaser are aware that the sale and transfer of the Sold Business pursuant to this Agreement constitutes a relevant transfer of a business operation (Betriebsübergang) pursuant to Section 613a of the German Civil Code (BGB). Accordingly, the employment relationships and agreements (including all claims and liabilities) of all Aerospace Employees will transfer to the Purchaser by operation of German law subject to, and in accordance with, the regime of Section 613a of the German Civil Code (BGB) unless an employee objects to such transfer in accordance with Section 613a para. 6 of the German Civil Code (BGB). An anonymized list of the Aerospace Employees, setting forth, as of the date hereof, staff number, service date for recognition of service years, and actual total target salary (Jahreszieleinkommen) is contained in Schedule 5.03(b) of the KME Disclosure Schedules.

(b)	All liabilities, including for payment of the monthly salary payments including associated labor costs (Lohnnebenkosten), in relation to the Transferred Employees attributable to the time prior to the Closing Date shall be borne by Seller 1 and Seller 1 shall indemnify the Purchaser accordingly. All liabilities, including for payment of the monthly salary payments including associated labor costs (Lohnnebenkosten), in relation to the Transferred Employees attributable to the time after the Closing Date shall be borne by the Purchaser and the Purchaser shall indemnify the Seller 1 accordingly. For the avoidance of doubt, open holiday entitlements, gratification – if any – and time accounts shall be assumed by the Purchaser without delimitation to the Closing Date.

4.2	Employee Files

Seller 1 shall without undue delay on the Closing Date deliver to the Purchaser the personnel files relating to the Transferred Employees. Seller 1 shall, subject to applicable law, upon the Purchaser’s reasonable request, provide the Purchaser with information on every Aerospace Employee in order to allow for the Purchasers’ preparation for the onboarding and integration of the Transferred Employees.

4.3	Time-Bar

Any payment claims of the Sellers under this Section 4 shall become time-barred (Verjährung) five (5) years after the date hereof but not earlier than one (1) year after the date any claims of the Aerospace Employees for continued employment by Seller 1 become time-barred (Verjährung).

5.	Know-How

5.1	Core Know-How Transfer

Subject to the fulfillment or waiver, as the case may be, of the Closing Actions, each Seller hereby sells and assigns, or shall procure the sale and assignment, to the Purchaser, and the Purchaser hereby purchases and accepts such assignment, with economic effect as of the Closing Date, all Know-How exclusively or primarily relating to the Specialty Aerospace Business that is used or held by the Sellers and their Subsidiaries (“Core Know-How”).

5.2	Core Know-How License

To the extent that the aforementioned assignment of Core Know-How is legally not possible, each Seller hereby grants, or shall procure for, the Purchaser an all-embracing, exclusive, unrestricted, perpetual, irrevocable, royalty-free, worldwide, transferable, sublicensable (through multiple tiers) right to use and exploit all Core Know-How. The aforementioned granting of rights encompasses all pecuniary rights, including the right to use any works, which are based on or embodying the Core Know-How.

5.3	License to Sellers

The Purchaser hereby grants each Seller a non-exclusive, perpetual, irrevocable, royalty-free, non-transferable, non-sublicensable, worldwide license to use the Core Know-How primarily relating to the Specialty Aerospace Business solely to (i) manufacture products and make third-party sales of such products, and (ii) provide customer training and maintenance services, in each case unrelated to the Specialty Aerospace Business.

5.4	Other Know-How License

Each Seller hereby sells and grants, or shall procure the sale and grant, to the Purchaser, and the Purchaser hereby purchases and accepts such grant, with economic effect as of the Closing Date, a non-exclusive, unrestricted, perpetual, irrevocable, royalty-free, worldwide, transferable, sublicensable (through multiple tiers) right to use and commercially exploit all Know-How which is required for the conduct of the Specialty Aerospace Business that is used or held by the Sellers and their Subsidiaries, except for Core Know-How (“Other Know-How”, and together with Core Know-How, the “Aerospace Know-How”).

5.5	Hand-over of Documentation

All documentation and other materials embodying Aerospace Know-How (if any), which is (i) in the possession or under control of each Seller and (ii) reasonably necessary for using or otherwise commercially exploiting the Aerospace Know-How, shall be handed over by each Seller to the Purchaser on the Closing Date as:

(a)	in relation to Core Know-How, the original or, where it is not technically feasible to provide the original, a copy or by providing access to electronic documents. Following the Closing Date, the Sellers shall cease all exploitation of the Core-Know How in relation to the Specialty Aerospace Business and other materials embodying the Core Know-How. The Sellers shall provide to the Purchaser written confirmation that the Sellers have complied with this Section 5.5(a); and

(b)	in relation to Other Know-How, the original, a copy or by providing access to electronic documents,

in each case, the ownership of handed over documentation and other materials vests in the Purchaser.

6.	Taxes

6.1	Pre-Closing Taxes

(a)	The Sellers shall indemnify and hold the Purchaser harmless from and against any secondary liabilities for Taxes under Section 75 German General Tax Code (AO) or under any other statutory provision (including, e.g., Sec. 25 German Commercial Code (HGB)) which are levied against the Purchaser, and which are attributable to the Sold Business for the period up to and including the Closing Date (“Pre-Closing Taxes”); provided however, that foregoing shall not apply to the extent that Pre-Closing Taxes:

(A)	have been paid or otherwise settled by the Sellers;

(B)	result from any future measures or transactions undertaken or caused by the Purchaser or any of its Affiliates after the Closing Date;

(C)	correspond to any Tax advantages of the Purchaser or any of its Affiliates as from and after the Closing Date, applying a discount rate of three percent (3%) for the period until the time on which the respective benefit is likely to occur (for the avoidance of doubt, any step up in the Tax basis in relation to the Sold Business shall not be treated as a Tax advantage for purpose of this Section 6.1(a)(C)); or

(D)	were caused by the Purchaser’s failure to satisfy any of its obligations under this Section 6, unless and to the extent the Purchaser proves (darlegen und beweisen) that the relevant Taxes were not increased thereby.

(b)	The Purchaser shall notify the competent Tax Authority about the transfer of the Sold Business (Betriebsübergang) within one (1) month after the Closing Date.

(c)	With respect to any Pre-Closing Taxes, the Purchaser shall (i) deliver to the respective Seller without undue delay a copy of the respective Tax assessment notice (Steuerbescheid) or liability claim notice (Haftungsbescheid), (ii) file in due course a legal objection notice upon the respective Seller’s request and at the respective Seller’s costs, and (iii) conduct all legal remedy procedures as instructed by the respective Seller and at the respective Seller’s costs. The Sellers shall pay the Pre-Closing Taxes within ten (10) Business Days after the later of (x) receipt of the copy of the respective Tax assessment notice or liability claim notice and (y) five (5) Business Days prior to the due date of the respective Tax liabilities.

(d)	The Purchaser agrees to fully cooperate with the Sellers and at Sellers’ costs in any tax procedure regarding the Pre-Closing Taxes, in particular but not limited to challenge and to litigate any Tax assessment notice or other decision of a Tax Authority upon Sellers’ request and according to the Sellers’ lawful and reasonable instructions.

(e)	The Purchaser’s claims under Section 6.1(a) shall become time-barred (Ausschlussfrist) thirteen (13) months after the Closing Date.

7.	Closing

7.1	Date of Closing

The closing (the “Closing”) shall take place on the date of this Agreement (“Closing Date”).

7.2	Closing Actions

At Closing, the Parties shall take or cause the following actions to be taken, in the following order:

(a)	Each Seller shall fulfill its obligation set forth in Sections 3.3, 4.2 and 5.5(a); and

(b)	The Purchaser shall issue the APA Vendor Loan to the Sellers.

(the “Closing Actions”). Promptly after the performance of the Closing Actions, the Parties shall execute a closing memorandum substantially in form and substance as attached hereto as Exhibit 7.2.

7.3	Obligation to Close

Subject to the respective other Party’s compliance with Section 7.2, no Party shall be entitled to refuse or to delay the occurrence of the Closing. The applicability of Sections 320 and 446 of the German Civil Code (BGB) is expressly excluded.

8.	Purchase Price Matters

8.1	Purchase Price

(a)	The aggregate purchase price owed by the Purchaser to the Sellers as consideration for the sale and transfer of the Sold Business (the “Purchase Price”) shall consist of the following:

EUR 82,682,212

(b)	The Sellers hereby agree that the Purchaser’s obligation to pay the Purchase Price will be discharged in full by the issuance by the Purchaser to the Sellers of the APA Vendor Loan (as defined in the BCA and attached hereto as Exhibit 8.1(b)) which shall be settled, assigned, novated or contributed as set forth in the definitive agreements governing the Business Combination.

8.2	Value-Added Tax

(a)	The Parties take the view that the intended sale and transfer of the Sold Business under this Agreement constitutes a sale of a going concern (Geschäftsveräußerung im Ganzen) for VAT purposes according to Section 1 para. 1a of the German value-added tax code (Umsatzsteuergesetz). Accordingly, the Parties take the view that the sale and transfer of the Sold Business is not subject to VAT. The Parties shall take all reasonable steps required to treat the transfer of the Sold Business as a sale of a going concern for VAT purposes. In particular, the Parties warrant and undertake that they shall not waive any available exemption from VAT without the prior written consent of the other Party.

(b)	In the event that a relevant Tax Authority determines that the sale and transfer of the Sold Business is subject to VAT and VAT is due by the Sellers (no reverse charge), the respective VAT shall be added as additional consideration to the Purchase Price. The confirmation from the relevant Tax Authority shall be delivered by the Sellers as soon as possible after receipt from such Tax Authority. VAT shall be paid by the Purchaser to the Sellers within ten (10) Business Days of the receipt by Purchaser of a valid invoice in compliance with applicable VAT laws. The Parties will cooperate in order to mitigate any liquidity disadvantages, e.g, by allowing an assignment of the VAT claim in lieu (an erfuellungshalber) of a cash payment.

9.	Representations and Warranties of the Sellers

9.1	Representations

The Sellers hereby represent and warrant to the Purchaser by way of an independent guarantee (Section 311 para. 1 of the German Civil Code (BGB) that the following statements set forth in Section 9.2 (the “Representations”), are true and correct;

in each case provided that:

(a)	the scope and content of each Representation contained in this Section 9 as well as the Sellers’ liability arising therefrom shall be conclusively (abschließend) defined by the provisions of this Agreement (including the limitations on Purchaser’s rights and remedies set forth in Section 10 below), which shall form an integral part of the Representations;

(b)	the Representations refer to the Closing Date.

For the avoidance of doubt, the Parties agree that the Representations do not constitute a guarantee (Garantie für die Beschaffenheit der Sache) within the meaning of Sections 443 and 444 of the German Civil Code (BGB). As a precaution, the Purchaser herewith expressly waives (i) the assertion of any statutory claims against the Sellers pursuant to Section 434 et seq. of the German Civil Code (BGB) and (ii) any recourse to Section 444 of the German Civil Code (BGB).

9.2	Joint and Several Liability

The Sellers shall be jointly and severally liable for any of their obligations under this Agreement (Gesamtschuldnerschaft).

9.3	Representations of Sellers

(a)	Seller 1 is a limited liability company validly incorporated and organized under the laws of Germany. Seller 2 is a limited liability company validly incorporated and organized under the laws of Germany. Seller 3 is a corporation validly incorporated and organized under the laws of the State of Illinois.

(b)	No bankruptcy or judicial composition proceedings concerning any of the Sellers have been applied for and no circumstances exist which would require the application for any bankruptcy or judicial composition proceedings concerning a Seller or justify any action of voidance of this Agreement.

(c)	Each Seller has the absolute and unrestricted right, power, authority and capacity to execute this Agreement.

(d)	This Agreement constitutes the legal, valid and binding obligation of each Seller, enforceable under applicable laws against each Seller in accordance with its terms, and to perform its obligations under this Agreement, which actions have been duly authorized and approved by all necessary corporate actions of each Seller. Neither the conclusion nor the consummation of this Agreement and the transactions contemplated herein will directly or indirectly violate the Sellers’ certificates of incorporation, articles of association or by-laws, as applicable, or require the consent of, or notice be given to, any third party except as may be required for the transfer of the Sold Contracts in accordance with Section 3.2(c) of this Agreement.

10.	Indemnification by the Sellers

10.1	Indemnification

(a)	Pursuant to this Section 10.1, the respective Seller shall indemnify the Purchaser for Losses resulting from any breach of a Representation made by it or any other of its obligations hereunder.

(b)	If and to the extent the respective Seller is subject to an indemnification obligation for Losses, the respective Seller shall put the Purchaser into the position it would have been in had such breaches that caused such Losses not occurred (Naturalrestitution). If and to the extent the respective Seller fails to comply with the foregoing indemnification obligation (Naturalrestitution) within forty-five (45) days after the Purchaser duly notifies the respective Seller of any breach giving rise to an indemnification obligation in accordance with Section 10.5 below, or if and to the extent the respective Seller refuses to comply with the foregoing indemnification obligation or if such indemnification is not possible, the Purchaser shall be entitled to claim monetary compensation only from the respective Seller for any Losses resulting from any such breach. For the avoidance of doubt, there shall be no double-counting of Losses.

(c)	The German law legal principles regarding the calculation of damages, the mitigation of damages and the off-setting of damages by advantages (including advantages of and for the Purchaser) due to the damaging event (Schadensberechung, Schadensminderung, Vorteilsausgleich) pursuant to Sec. 249 et seqq. of the German Civil Code (BGB) shall apply mutatis mutandis to all damage claims of the Purchaser under or in connection with this Agreement.

10.2	Limitations of Liability

The aggregate maximum liability of the respective Seller for all claims under or in connection with this Agreement shall be limited to the Purchase Price allocated to it.

10.3	Time-Limitation

Unless specifically provided for otherwise herein,

(a)	all claims of the Purchaser against the respective Seller arising in relation to the performance claims (Erfüllungsansprüche) and under or in connection with the Representations contained in Sections 9.3 shall expire (Ausschlussfrist) four (4) years after the Closing Date; and

(b)	all other claims of a Party under or in connection with this Agreement, but other than in relation to Taxes, shall expire (Ausschlussfrist) on June 1, 2025.

(each of such expiry dates, an “End Date”); provided that only if, at any time prior to the respective End Date, the respective Party delivered to the other Party a due notification of a specified claim, then the time-limitation (Ausschlussfrist) in respect of such claim so asserted shall be suspended (gehemmt) until such time as such claim is finally resolved by way of a final and binding arbitration award, written compromise or written unilateral acknowledgement; provided, however, that the respective Party asserts such timely notified claim in arbitration in accordance with the provisions of Section 13.9 at the latest six (6) months after its notification which suspended the time-limitation (Ausschlussfrist). Section 203 of the German Civil Code (BGB) and its underlying principles shall not apply.

10.4	Assignment of Claims

In the event and to the extent that the Sellers indemnify the Purchaser in accordance with this Agreement, the Purchaser shall promptly assign or procure to have assigned to the respective Seller all claims the Purchaser might have against any third party (in particular insurances) in connection with the event that caused such Losses for which, and to the extent, the respective Seller grants the Purchaser indemnification. In the event that an assignment of such claims is not possible for legal reasons, the Purchaser shall use its reasonable best efforts that the respective Seller and any of its Affiliates be put in a position as if such assignment had been effected. In any event, the Purchaser shall use its reasonable best efforts that the full benefits of all insurances in respect of matters for which the respective Seller shall grant indemnity hereunder shall be received by the respective Seller. In respect of any claim for which assignment is not possible, the respective Seller shall at all times give Purchaser and its officers, directors, employees, agents, representatives and advisors access to any relevant documents, records and information and shall not make any admission of liability, agreement or compromise in respect of any such claim without the prior written consent of the Purchaser.

10.5	Claim Notices

(a)	In case of a potential claim of the Purchaser under or in connection with this Agreement, but other than in relation to Taxes, the Purchaser shall submit to the respective Seller without undue delay but in any event within fifteen (15) Business Days after discovery of the relevant facts by the Purchaser a written notice justifying a claim for indemnification under or in connection with this Agreement and announcing the Purchaser’s intention to hold the respective Seller liable, such written notice to specify in reasonable detail the facts upon which the alleged claim is based, the alleged legal basis of the claim, and, to the extent possible, the estimated amount of such claim.

(b)	A failure of the Purchaser to comply with its obligations pursuant to this Section 10.5 with respect to a specific claim of the Purchaser hereunder shall release the respective Seller from its obligation to indemnify the Purchaser therefor under or in connection with this Agreement only if and to the extent the respective Seller is prejudiced by such failure.

10.6	Purchase Price Adjustment

To the extent permitted by Applicable Law, the Parties agree that any indemnity payments by one Party to the other pursuant to this Agreement shall be treated as adjustments of the Purchase Price for Tax purposes, and in any event shall be made without any deduction for Taxes, costs or charges.

10.7	Sole Remedy

(a)	The Purchaser hereby acknowledges and agrees that its sole and exclusive remedy with respect to any and all Losses or other detriments relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions of this Section 10 and the provisions of the BCA. In furtherance of the foregoing, the Purchaser hereby waives to the fullest extent permitted under Applicable Law any and all other statutory or contractual claims relating to the subject matter of this Agreement not covered by this Section 10 or by the BCA. As amplification and without limitation any claims based on statutory principles of breach of contract in particular “kaufrechtliche Gewährleistungsansprüche” including “Nacherfüllung”, rescission (Rückabwicklung) or challenge (Anfechtungsrechte) of this Agreement are expressly excluded; provided that any claims for fulfillment of this Agreement (primäre Erfüllungsansprüche) which are not expressly and specifically the subject matter of a Representation, and (solely) claims for monetary damages as a result of the breach of covenants or the non-fulfillment of other obligations pursuant to this Agreement are not affected by this Section 10.7, however, only if and to the extent they are not limited or restricted by a provision of this Agreement. The Purchaser shall in no event have a right to rescind, cancel or otherwise terminate this Agreement or to exercise any right or remedy which would have a similar effect.

(b)	The Purchaser furthermore acknowledges and agrees that neither any direct or indirect shareholder or member of the Sellers nor any of their respective directors, officers, employees or advisors shall have any liability or obligation towards the Purchaser, arising out of, connected with, or resulting from the activities of any of the foregoing in connection with the preparation, negotiation and implementation of this Agreement and the transactions contemplated hereby.

(c)	For the avoidance of doubt: The provisions of this Section 10.7 shall not affect any rights and remedies of a Purchaser for fraud or willful misconduct (Vorsatz) to the extent they cannot legally be waived in advance.

11.	Representations and Warranties by the Purchaser

The Purchaser hereby represents and warrants to each of the Sellers by way of an independent guarantee (Section 311 para. 1 of the German Civil Code (BGB)) that the following statements set forth in this Section 11 (the “Purchaser Representations”), are true and correct as of the date hereof. In the event of a breach of a Purchaser Representation Section 10.1 shall apply mutatis mutandis.

(a)	The Purchaser is a limited liability company validly incorporated and organized under German law.

(b)	The Purchaser is an entrepreneur for German VAT purpose and the Sold Business will be used for his entrepreneurial activities.

(c)	The Purchaser has the right and corporate authority to execute this Agreement and to consummate the transactions contemplated herein.

(d)	The conclusion or consummation of this Agreement and the transactions contemplated herein do not violate any Applicable Laws, or require the consent of any third party, except as may be required for the transfer of the Sold Contracts or the renewal of certain permits or certificates.

12.	Certain Covenants

12.1	Inadvertently Sold or Omitted Assets

Within nine (9) months after the Closing Date:

(a)	if any contracts, employees or Aerospace Know-How not reasonably required for the continuation of the Specialty Aerospace Business are inadvertently sold and/or transferred under this Agreement (“Purchaser’s Wrong-Box Items”), the Purchaser shall transfer such Purchaser’s Wrong-Box Items to the relevant Seller (or any Person designated by the Sellers) upon its request without consideration;

(b)	if any assets, contracts, employees or intellectual property (including, but not limited to, Aerospace Know-How) required for the continuation of the Specialty Aerospace Business were inadvertently not sold and transferred under this Agreement (“Sellers’ Wrong-Box Items”), the respective Seller shall transfer such Sellers’ Wrong-Box Items to the Purchaser (or any Person designated by the Purchaser) upon the Purchaser’s request without consideration.

12.2	Supply Agreement

On the Closing Date, the Parties shall enter into a supply agreement regarding the supply of material required for the Specialty Aerospace Business by KME Germany and KME Mansfeld to Cunova according to pre-agreed specifications substantially in the form as attached hereto as Exhibit 12.2 (the “Supply Agreement”).

13.	Miscellaneous

13.1	Payment Terms

(a)	Any payments to be made under this Agreement shall be made by irrevocably wire transfer in Euro on the relevant due date with value on that date in immediately available funds and without deducting any costs.

(b)	In the event and to the extent that a party is in default (Verzug) with any payment hereunder, such party shall pay default interest at a rate of the statutory rate pursuant to Section 288 para. 2 of the German Civil Code (BGB) (i.e., base interest rate (Basiszinssatz) plus 9 percentage points) (calculated daily on the basis of a year of 360 days and payable at the same time as the payment to which it relates) as from and including the date on which the default occurs until and including the date of actual payment. The right to claim further damages, if any, shall remain unaffected. For the avoidance of doubt: A party shall automatically and without any further notice requirements be regarded as being in default with payments if such payments are not effected when due. To the extent legally possible, all statutory provisions to the contrary are hereby waived.

13.2	No Set-off

Unless foreseen in the BCA, no party shall be entitled to (i) set-off (aufrechnen) any rights and claims it may have under this Agreement against any rights or claims any other party may have under this Agreement, or (ii) refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurückbehaltungsrecht), unless the rights or claims of the relevant party claiming a right of set-off (Aufrechnung) or retention (Zurückbehaltung) have been acknowledged (anerkannt) in writing by the relevant other party or have been confirmed by enforceable decision of a competent court (Gericht) or arbitral tribunal (Schiedsgericht).

13.3	Confidentiality

No Party shall make any press release or similar public announcement with respect to this Agreement and each Party shall keep confidential and not disclose to any third party the contents of this Agreement and any confidential information regarding any other Party disclosed to it in connection with this Agreement or its implementation, all except as expressly agreed upon with the other Party and except as may be required in order to comply with the requirements of any Applicable Laws or the rules and regulations of any stock exchange on which any securities of the relevant Party or any of its parent companies are listed. The aforementioned obligations shall not apply to the disclosure of the contents of this Agreement (i) to directors, officers, employees and advisors of a Party, and (ii) to Affiliates or to the banks and financing institutions financing the transactions contemplated in this Agreement or the BCA or direct or indirect shareholders (and their directors, officers, employees and advisors).

13.4	Fees, Costs, Transfer Taxes

(a)	Each Party shall pay and bear its own expenses and fees (including attorneys’, accountants’, consultants’ and advisors’ fees) in connection with the preparation, execution, amendment or consummation of this Agreement or any of the transactions contemplated hereby.

(b)	The Purchaser shall bear any administrative fees and all transfer Taxes related to this Agreement; provided, that the payment of VAT, if applicable, shall exclusively be governed by Section 8.2.

13.5	Amendments and Notices

(a)	Changes and amendments to this Agreement shall be valid only if made in writing (Section 126 of the German Civil Code (BGB)), unless a notarial deed or any other stricter form is legally required. This shall also apply to any change or amendment of this Section 13.5(a).

(b)	All notices, demands and other communications given or delivered under this Agreement shall be made in text form (Section 126b of the German Civil Code (BGB)) and will be deemed to have been given when received (Zugang) by personal delivery, courier service, registered mail receipt confirmed and shall be considered delivered in all respects when delivered as follows; provided that a delivery to the “copy” addresses shall not be a precondition for a valid delivery:

(i)	if to the Sellers

KME Group SpA

Foro Buonaparte, 44

20121, Milan

Attention: Diva Moriani

Email: [●]

with a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
Königinstr. 9
80539 Munich, Germany
Attention: Dr. Florian Harder
Email: [●]

(ii)	if to the Purchaser:

cunova GmbH

Klosterstraße 29, 49074 Osnabrück, Germany

Attention: Werner Stegmueller, Wolf Van Lengerich

Email: [●]; [●]

with a copy (which shall not constitute notice) to:

Latham & Watkins

Attn.: Dr. Ingo Strauss, Dr. Heiko Gotsche

Dreischeibenhaus 1

40211 Düsseldorf

Germany

Email: [●]; [●]

SEDA Magnet LLC
Attn.: Ned Davis

251 Little Falls Drive, Wilmington

Delaware 19808

New York, NY 10165

Email: [●]

Skadden, Arps, Slate, Meagher & Flom (UK) LLP
22 Bishopsgate
London EC2N 4BQ
Attention: Lorenzo Corte, Maria Protopapa
Email: [●] and [●]

or to such other address as any Party hereto shall have designated by written notice to the other party from time to time.

13.6	Severability Clause

If a provision of this Agreement should be or become partially or entirely invalid or unenforceable or in the event of a contractual gap, the validity of the other provisions of this Agreement shall not be affected thereby. The respective invalid or unenforceable provision shall be replaced by the Parties, and the gap be filled by the Parties, by a legally valid arrangement which corresponds as closely as possible to the intention of the Parties or what would have been the intention of the Parties according to the aim and purpose of this Agreement if they had considered the issue.

13.7	Exhibits

The Exhibits to this Agreement form an integral part of this Agreement. Statements in one provision or Exhibit to this Agreement shall be deemed to have been made also for the purposes of all other provisions of and Exhibits to this Agreement.

13.8	Governing Law

This Agreement shall be governed by, and interpreted in accordance with, the laws of the Federal Republic of Germany, excluding conflict of law rules and the United Nations Convention on the International Sale of Goods. English terms used in this Agreement shall be interpreted in accordance with German law and not in accordance with any specific legal meaning such term may have under English law or any other common law jurisdiction unless the context clearly so requires.

13.9	Arbitration and Venue

All disputes arising out of or in connection with this Agreement, or the breach, termination or invalidity thereof, that cannot be amicably settled by the Parties within ninety (90) days of one Party’s issuance of a notice of dispute to the other Party, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in force on the date of applying for arbitration (the “ICC Rules”), by three (3) arbitrators appointed in accordance with the ICC Rules. The Purchaser shall appoint one (1) arbitrator and the Sellers shall jointly appoint one (1) arbitrator and the two (2) arbitrators appointed by the parties (or by the ICC Court pursuant to Article 8(4) of the ICC Rules as the case may be) shall within 30 days of the appointment of the second arbitrator agree upon a third arbitrator who shall act as chairman of the tribunal. The place of the arbitration shall be London, England. The language of the arbitration shall be English.

13.10	Headings and German Terms

In this Agreement the headings are inserted for convenience only and shall not affect the interpretation of this Agreement. Where a German term has been inserted, it alone shall be authoritative for the purpose of the interpretation of the relevant English term in this Agreement.

13.11	Complete Agreement

This Agreement (together with the definitive agreements entered into by and among Paragon, SDCL EDGE, KME SE, JV GmbH and PP Holding regarding the consummation of the Business Combination and the APA Vendor Loan constitutes the full understanding of the Parties and the complete and exclusive statement of the terms and conditions of the Agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Parties with respect thereto.

13.12	Oral Statements

As part of the agreed contractual risk allocation, no Party shall be liable for the correctness of any oral or written statements made by managing directors, employees or consultants of such Party and its Affiliates, in particular, if made during the due diligence, and the knowledge of these Persons may not be attributed to the Party.

13.13	Successors; Assignments

(a)	This Agreement shall inure to the benefit of and be binding upon the Parties and the respective successors and permitted assigns of the Parties hereto only unless explicitly otherwise provided. In the event that this Agreement contains explicit provisions which are made for the benefit of a third party, the Parties shall nevertheless be permitted to terminate, alter or amend this Agreement without the consent of such third party beneficiary regardless of whether its legal position is affected thereby.

(b)	Neither this Agreement nor any of the rights or claims of the Sellers or the Purchaser hereunder shall be assigned without the prior written consent of the other Party, unless foreseen in the BCA.

13.14	Third Party Beneficiaries

This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

13.15	Further Documents

Each of the Parties shall execute and deliver all such further documents and agreements and perform such further acts as are reasonably required hereby and are not inconsistent with any other provisions of this Agreement.

[Signatures follow]

KME Germany GmbH

as Seller 1

Name	Name
Title:	Title:

KME Mansfeld GmbH

as Seller 2

Name	Name
Title:	Title:

KME America Inc.

as Seller 3

Name	Name
Title:	Title:

Cunova GmbH

as Purchaser

Name	Name
Title:	Title:

EXHIBIT D

FORM OF PARAGON VENDOR LOAN

__________________ 2024

THE PARAGON FUND III GMBH & CO.
GESCHLOSSENE INVESTMENT KG

(as Lender)

CUNOVA GMBH

(as Cunova)

and

SPECIALTY COPPER LISTCO PLC

(as Initial Borrower)

VENDOR LOAN AGREEMENT

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THIS AGREEMENT is made on ________________________ 2024 at ________

BETWEEN

(1)	THE PARAGON FUND III GMBH & CO. GESCHLOSSENE INVESTMENT KG, a limited partnership organised under the laws of Germany, registered with the commercial register of the local court of München under registration number HRB 110100 (the “Lender”);

(2)	CUNOVA GMBH, a limited liability company organised under the laws of Germany, registered with the commercial register of the local court of Osnabrück under registration number HRB 216155 (“Cunova”); and

(3)	SPECIALTY COPPER LISTCO PLC, a public limited company registered in England and Wales with registered number 15395590 (the “Initial Borrower”, and together with Cunova and the Lender, the “Parties”).

WHEREAS

(A)	The Initial Borrower agreed to acquire all of the issued and outstanding shares in PP S&C Holding GmbH, a limited liability company organized under the laws of Germany, registered with the commercial register of the local court of Munich under registration number HRB 275474, pursuant to the terms, and subject to the conditions, of a business combination agreement entered into by (among others), the Initial Borrower, Cunova and the Lender on [●] 2024 (the “BCA”).

(B)	A portion of the consideration payable by the Initial Borrower to the Lender under the BCA is being discharged in full by the lending by the Lender to the Initial Borrower on and subject to the terms set out in this Agreement.

(C)	The Parties intend that, following the execution of this Agreement and pursuant to the Assumption and Release Agreement, Cunova shall accept and assume in full by way of novation of all of the Initial Borrower’s rights and obligations under this Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

1.1	Capitalised terms used in this Agreement but not defined shall have the meaning given to them in the BCA.

1.2	Unless context otherwise requires, in this Agreement:

“Act” means the Companies Act 2006;

“Assumption and Release Agreement” has the meaning given in Clause 7;

“BCA” has the meaning given in the preamble to this Agreement;

“Borrower” means:

(a)	on the date of this Agreement and until the Novation Date, the Initial Borrower; and

(b)	on and from the Novation Date, Cunova;

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in London (United Kingdom), New York (New York), Cayman Islands, Frankfurt (Germany) and Milan (Italy) are authorized or required by applicable law to close;

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“Cash” means cash in hand or at bank and (in the latter case) credited to an account in the name of a member of the Group with a bank or financial institution and to which a member of the Group is alone (or together with other members of the Group) beneficially entitled and which is freely and immediately available to be applied in repayment or prepayment of obligations of members of the Group for or in respect of borrowings;

“Change of Control” means KME SE ceases directly or indirectly to have the ability to appoint/remove the majority of the board of directors of the Initial Borrower;

“Closing Date” means the final date on which the Transactions (as defined and contemplated by the BCA) are consummated in accordance with the terms of the BCA;

“EBITDA” means, for any Relevant Period, the consolidated operating profit of the Group for such period:

(a)	before deducting any depreciation, amortisation or impairment charges;

(b)	before deducting any amount of tax on profits, gains or income paid or payable by the Group and any amount of any rebate or credit in respect of tax on profits, gains or income received or receivable by the Group in each case during such Relevant Period;

(c)	before deducting accrued interest, commission, fees, discounts, prepayment fees, premiums or charges and other finance payments in respect of borrowings paid or payable by any member of the Group (calculated on a consolidated basis) in cash or capitalised in respect of that Relevant Period owed by any member of the Group during such Relevant Period (whether or not paid, deferred or capitalised);

(d)	after adding back (to the extent otherwise deducted) any loss against book value incurred by the Group on the disposal of any asset (other than the sale of trading stock or the sale of any cash equivalent investments held by the Group in the ordinary course of business) during such Relevant Period and any loss arising on any revaluation of any asset during such Relevant Period;

(e)	before taking into account any unrealised gains or losses (including those arising on conversion of non-Euro denominated financial indebtedness) on any financial instrument (other than any derivative instrument which is accounted for on a hedge accounting basis);

(f)	before taking into account any gain or loss arising from an upward or downward revaluation of any other asset;

(g)	after adding back (to the extent not already included in operating profit) any amounts received in respect of such Relevant Period under loss of profit, business interruption or equivalent insurance;

(h)	excluding any non-trading and non-cash adjustments required as a result of acquisition accounting; and

(i)	before taking account of any income or charge attributable to a post-employment benefit scheme other than the current service costs;

“Events of Default” has the meaning given in Clause 9.2;

“Exit” means an IPO, Winding-Up or completion of Sale;

“Final Repayment Date” means the date falling on the fourth anniversary of the Closing Date;

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“Group” means the Initial Borrower, or if it exists any New Holding Company, and its respective subsidiaries from time to time;

“Group Company” means any member of the Group;

“Interest Rate” has the meaning given in Clause 3.1;

“IPO” means:

(a)	the effective admission after the date of this Agreement of the equity securities of any Group Company which directly or indirectly holds all, or substantially all, of the Group’s business, assets and undertakings to trading on any investment stock exchange in any jurisdiction; or

(b)	completion of a SPAC Transaction,

and in each case excludes the admission of equity securities of the Initial Borrower on an investment stock exchange in accordance with the terms of the BCA

“Loan” has the meaning given in Clause 2.1;

“New Holding Company” means a holding company of any Group Company (excluding, for the avoidance of doubt, the Initial Borrower in connection with the transactions envisaged by the BCA), which directly or indirectly holds all, or substantially all, of the Group’s business, assets and undertakings, in which the share capital structure of the Initial Borrower is replicated in all material respects, save that in the case of an IPO the share capital of any such holding company may comprise a single class of shares the holding of which ultimately reflects the economic interests of the shareholders in the Initial Borrower;

“Non-Cooperative Tax Jurisdiction” means any non-cooperative tax jurisdiction (nicht kooperatives Steuerhoheitsgebiet) within the meaning of the German Defence against Tax Avoidance and Unfair Tax Competition Act - Tax Haven Defence Act (Gesetz zur Abwehr von Steuervermeidung und unfairem Steuerwettbewerb – Steueroasen-Abwehrgesetz) and the respective legislative decree (Rechtsverordnung), each as amended, supplemented or restated;

“Notice of Repayment” has the meaning given in Clause 4.3;

“Novation Date” means the date on which Cunova effectively accepts and assumes in full by way of novation all of the Initial Borrower’s rights and obligations under this Agreement pursuant to the Assumption and Release Agreement, as contemplated by Clause 7;

“Original Senior Facilities Agreement” means the original form of the facilities agreement dated [17 December 2021 between, among others, Blitz H21-630 GmbH as Parent, the Arrangers and Original Lenders named therein and Hayfin Services LLP as the Agent and Security Agent (without regard to any amendment, restatement, supplement or otherwise)]1;

“Relevant Period” means, as applicable, each period of 12 months ending on or about the last day of the financial year and each period of 12 months ending on or about the last day of each financial quarter;

“Sale” means the sale or transfer of all or substantially all the Group’s business, assets and undertakings whether through a single transaction or a series of transactions or any sale or transfer resulting in a Change of Control, but excluding any transfer:

(a)	to a New Holding Company; or

(b)	to another Group Company;

[1]	Note to Draft: To be updated if there is a new senior facilities agreement put in place at Closing.

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“Senior Debt” means senior secured indebtedness incurred pursuant to the Original Senior Facilities Agreement or (following any Voluntary Senior Debt Refinancing), a Voluntary Senior Debt Refinancing document;

“SPAC” means a special purpose acquisition company, blank check company or similar entity incorporated, formed or otherwise organised for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganisation, contribution, consolidation or similar business combination with one or more businesses or entities, and whose shares have been admitted to trading on any investment stock exchange in any jurisdiction;

“SPAC Transaction” means any merger, share exchange, asset or share acquisition, reorganisation, contribution, consolidation, or similar business combination, with a SPAC or subsidiary of a SPAC which results in shareholders of a Group Company holding, following completion of the relevant transaction, any of the publicly listed shares, or securities convertible or exchangeable into, or exercisable for, any such publicly listed shares, in the SPAC or any surviving entity in respect of such transaction (excluding, for the avoidance of doubt, the transactions with SDCL EDGE Acquisition Corporation contemplated under the terms of the BCA);

“Total Net Debt” means, at any time, the aggregate amount of all obligations of members of the Group for or in respect of borrowings at that time but:

(a)	excluding any such obligations to any other member of the Group;

(b)	excluding any such obligations in respect of debt subordinated to the Loan (but only to the extent that each of the following apply in respect of such subordinated debt: (i) cash payments to the lender under such subordinated debt are prohibited during the term of this Agreement; (ii) maturity of such subordinated debt occurs after maturity of the Loan; and (iii) such debt is structurally subordinated to the Loan); and

(c)	deducting the aggregate amount of Cash held by members of the Group at that time,

and so that no amount shall be included or excluded more than once;

“Total Net Leverage” means, in respect of any Relevant Period, the ratio of Total Net Debt on the last day of that Relevant Period to EBITDA in respect of that Relevant Period;

“Transaction Documents” has the meaning given in Clause 13.1;

“Voluntary Refinancing (Other Debt)” means (a) the incurrence of additional indebtedness of the Group or (b) any refinancing of the Group in respect of such additional indebtedness (including any amendments, variations, extensions or renewals of such facilities as they exist at the date of this Agreement (whether or not provided for under the terms of the applicable documents));

“Voluntary Senior Debt Refinancing” means a refinancing of the Group in respect of any facilities under the Original Senior Facilities Agreement (including any amendments, variations, extensions or renewals of such facilities as they exist at the date of this Agreement (whether or not provided for under the terms of the Original Senior Facilities Agreement));

“Winding-Up” means a distribution to the holders of ordinary shares in Cunova or any holding company of Cunova pursuant to a winding-up or dissolution of Cunova or such holding company, respectively; and

“Working Hours” has the meaning given in Clause 17.1.

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1.3	In this Agreement, unless the context otherwise requires:

(a)	“holding company” and “subsidiary” mean “holding company” and “subsidiary” respectively as defined in section 1159 of the Companies Act 2006 and “subsidiary undertaking” means “subsidiary undertaking” as defined in section 1162 of the Act;

(b)	every reference to a particular law shall be construed also as a reference to all other laws made under the law referred to and to all such Laws as amended, re-enacted, consolidated or replaced or as their application or interpretation is affected by other Laws from time to time and whether before or after the date of this Agreement;

(c)	references to Clauses are references to clauses of this Agreement, references to paragraphs are references to paragraphs of the Schedule in which the reference appears and references to this Agreement include the Schedules;

(d)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;

(e)	references to a “person” includes any individual, partnership, trust, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(f)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;

(g)	references to “EUR”, “euros” or “€” are references to the lawful currency from time to time of the European Union;

(h)	references to times of the day are to London time unless otherwise stated;

(i)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;

(j)	references to any English or German legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England or (as applicable) Germany be deemed to include what most nearly approximates in that jurisdiction to the English or (as applicable) German legal term;

(k)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and

(l)	general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.4	The headings and sub-headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.

1.5	References to this Agreement include this Agreement as amended or varied in accordance with its terms.

2.	THE LOAN

2.1	Subject to the terms of this Agreement, the Lender makes available to the Borrower a euro-denominated term loan (the “Loan”).

2.2	On the date of this Agreement, the Loan has an aggregate principal amount of EUR [●][2,3]

[2]	Note to Draft: The calculation of USD to EUR shall be made in accordance with the Exchange Rate principles in the BCA.
[3]	Note to Draft: The size of the Loan shall be USD 61m in EUR but shall be reduced on a dollar for dollar basis to the extent that Available Cash plus any Additional Funding (provided in all cases that Total Net Leverage as at Closing is no more than 4.00x) exceeds USD 175 m.

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3.	INTEREST

3.1	Subject to Clause 3.3, interest shall accrue on the Loan at a rate of ten per cent. (10%) per annum (the “Interest Rate”).

3.2	Interest shall accrue (calculated on the basis of a 365 day year) during the period from and including the date that the Loan is made to and including the day immediately prior to the date of repayment upon the aggregate outstanding principal amount of the Loan and compound on an annual basis on 31 December of each year. All accrued interest shall be due and repayable on repayment of the Loan.

3.3	If the Borrower fails to pay any sum payable under this Agreement when due, it shall pay interest on such sum from the due date up to and including the date of actual payment at the rate of two per cent. (2%) per annum above the applicable Interest Rate. Such default interest shall accrue from day to day and shall be calculated on the basis of a 365 day year and compounded monthly.

4.	REPAYMENT

4.1	The Borrower shall repay the Loan in full together with all accrued interest thereon on the earlier of:

(a)	an Exit; and

(b)	the Final Repayment Date.

4.2	On any repayment under this Clause 4 (Repayment) or otherwise (including, for the avoidance of doubt, under Clauses 5 (Voluntary Prepayment) or in connection with any notice of acceleration given under Clause 9.1), the Borrower shall also pay to the Lender accrued and unpaid interest up to (but excluding) the date of repayment.

4.3	The interest accrued on the Loan shall rank ahead of the principal amount outstanding and shall be paid to the Lender first.

5.	VOLUNTARY PREPAYMENT

5.1	The Borrower may prepay the whole or any part of the Loan (together with interest accrued thereon and any other amounts due or owing to the Lender at such time) at any time without premium or penalty by giving the Lender not less than ten (10) Business Days’ prior written notice.

6.	VOLUNTARY REFINANCING

6.1	The Borrower may use any proceeds available for distribution from any Voluntary Senior Debt Refinancing and any Voluntary Refinancing (Other Debt) freely for general corporate purposes, provided that no such proceeds shall be distributed to any of its shareholders until such time as the Loan has been repaid or prepaid in full.

6.2	Cunova may undertake a Voluntary Senior Debt Refinancing or a Voluntary Refinancing (Other Debt) and may enter into, amend, restate, supplement or otherwise modify (as applicable) the Original Senior Facilities Agreement, a Voluntary Senior Debt Refinancing document or a Voluntary Refinancing (Other Debt) document, provided that the prior consent of the Lender shall be required for any such measure if and to the extent the Total Net Leverage (taking into account the contemplated refinancing) would exceed [●][4].

[4]	Note to Draft: The Total Net Leverage applicable at Closing (up to a maximum of 4.00 x EBITDA) to be inserted into this placeholder.

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7.	ASSUMPTION OF LOAN

7.1	Each of the Lender, Cunova and the Initial Borrower hereby undertake to execute, immediately following entry into this Agreement, an assumption and release agreement (the “Assumption and Release Agreement”) pursuant to which Cunova shall accept and assume in full by way of novation all of the Initial Borrower’s rights and obligations under this Agreement and the Initial Borrower shall thereupon be released from its obligations under this Agreement, for the purposes contemplated by the BCA.

7.2	It is irrevocably acknowledged and agreed by each of the Parties that the indebtedness and liabilities constituted by the Loan and all other outstanding amounts owed pursuant to this Agreement to the Lender shall, on and following the Novation Date, constitute senior unsecured liabilities of Cunova, ranking (including in right of payment):

(a)	senior to any other unsecured liabilities of Cunova;

(b)	junior only to Senior Debt if and to the extent the Total Net Leverage (taking into account the incurrence of the Senior Debt) does not exceed 4.00x.

7.3	The Initial Borrower and Cunova hereby undertake (at their cost) to promptly enter into and do all such acts or execute all such documents as the Lender may reasonably specify (including, without limitation, a customary intercreditor agreement, subordination deed and/or accession documentation) to confer on the Lender the rights, powers and remedies contemplated by this Agreement (including, without limitation, the ranking of the indebtedness and liabilities as described above).

8.	PROVISION OF INFORMATION

8.1	[●][5]

9.	EVENTS OF DEFAULT

9.1	Notwithstanding any other provision of this Agreement, and without prejudice to Clause 4 (Repayment) above, the Lender may, following the occurrence of an Event of Default and by written notice to the Borrower:

(a)	direct that the principal amount of the Loan, all unpaid accrued interest and any other sum then payable on the Loan shall be due and payable immediately; and

(b)	exercise, or direct any person appointed to perform an agency function to exercise, any or all rights, remedies, powers or discretions under this Agreement.

9.2	The following are “Events of Default” for the purpose of this Clause 9 (“Events of Default”):

(a)	Loan obligations

(i)	The Borrower fails to duly perform or comply with any of its material obligations arising under this Agreement (whether by assumption of any such obligations or otherwise).

(ii)	No Event of Default under Clause 9.2(a)(i) above will occur if the failure to comply is capable of remedy and is remedied within 5 Business Days of the earlier of (x) the Lender giving notice to the Borrower and (y) the Borrower becoming aware of the failure to comply.

5	Note to Draft: Information undertakings to mirror those in the Original Senior Facilities Agreement and to include prior notification from Cunova upon becoming aware of any EoD or any event or circumstance which may become an EoD, and/or any material adverse factor which may inhibit the Borrower in the performance of its obligations under this Agreement.

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(b)	Insolvency

The Borrower:

(i)	is unable or admits in writing its inability or failure generally to pay its debts as they fall due, in particular is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung); or

(ii)	is over-indebted (überschuldet) within the meaning of section 19 of the Insolvency Code (Insolvenzordnung) is unable to pay its debts as they fall due (Zahlungsunfähigkeit)

(c)	Insolvency proceedings

Any legal proceeding or other formal step or procedure is taken by or in relation to the Borrower in relation to:

(i)	the filing for the opening of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) in relation to it or any of its assets; or

(ii)	the competent court takes any of the actions set out in section 21 German Insolvency Code (Anordnung von Sicherungsmaßnahmen) against it; or

(iii)	a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings (Abweisung mangels Masse)) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens), save that this paragraph (c) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed, or dismissed within 45 days.

(d)	Unlawfulness and invalidity

(i)	It is or becomes unlawful for the Borrower to perform any of its obligations under this Agreement in a manner or to an extent materially adverse to the interests of the Lender.

(ii)	Any obligation or obligations of the Borrower under this Agreement are not or cease to be legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Lender under this Agreement.

(iii)	Clauses 9.2(d)(i) and (ii) above shall not apply to any circumstances addressed therein that are capable of remedy and are remedied within 60 days of the earlier of (x) the Lender giving notice to the Borrower and (y) the Borrower becoming aware of their occurrence.

(e)	Cross-default

A default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Group (including, without limitation, the Original Senior Facilities Agreement, any Voluntary Senior Debt Refinancing document or a Voluntary Refinancing (Other Debt) document), other than indebtedness owed by the Borrower to a subsidiary of the Borrower, which default:

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(i)	is caused by a failure to pay any indebtedness, immediately upon the expiration of the grace period (if any) applicable in respect of the payment of such indebtedness; or

(ii)	results in the acceleration of such indebtedness prior to its maturity; or

(iii)	causes any commitment for any indebtedness of any member of the Group to be cancelled or suspended by a creditor of any member of the Group; or

(iv)	causes any creditor of any member of the Group to be entitled to declare any indebtedness of a member of the Group to be due and payable prior to its specified maturity,

provided that any notice of acceleration given pursuant to Clause 9.1 shall be automatically annulled if the default triggering such Event of Default pursuant to this Clause 9.2(e) is, within the originally applicable grace or cure period, remedied or cured, or waived by the holders of the indebtedness, or if the indebtedness that gave rise to such default is discharged in full, provided further that no Event of Default will occur pursuant to this Clause 9.2(e) if the aggregate amount of indebtedness falling within paragraphs (i) to (iv) above is less than EUR 100,000 (or its equivalent in any other currency).

(f)	Repudiation and rescission of agreement

The Initial Borrower or Cunova rescinds or purports to rescind or repudiates or purports to repudiate any obligations under this Agreement or the Assumption and Release Agreement or evidences an intention to rescind or repudiate this Agreement or the Assumption and Release Agreement and, in each case, this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Lender and, if capable of remedy, is not remedied within 45 days of the giving of notice by the Lender in respect of such failure.

10.	PAYMENTS AND TAX DEDUCTION

10.1	Subject to Clauses 10.2, 10.3 and 10.4, all payments made by any Party under this Agreement shall be made free from any set-off, counterclaim or other deduction or withholding of any nature whatsoever, except for deductions or withholdings required to be made by Law.

10.2	All sums payable to the Lender under this Agreement shall be paid free and clear of all deductions or withholdings for or on account of tax (a “Tax Deduction”), unless a Tax Deduction is required by applicable Law.

10.3	If a Tax Deduction is required by Law to be made from any sum payable by the Borrower to the Lender under this Agreement, the Borrower shall ensure that:

(a)	the amount paid by the Borrower to the Lender shall be increased by an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required;

(b)	the Tax Deduction does not exceed the minimum amount required by Law; and

(c)	such Tax Deduction is properly accounted for to the relevant Taxation Authority within the time allowed by applicable Law.

10.4	The Borrower is not required to make an increased payment to the Lender under Clause 10.3(a) above, if on the date on which the relevant payment by the Borrower to the Lender under this Agreement falls due, the Tax Deduction was required because the Lender is resident in a Non-Cooperative Tax Jurisdiction. In case the Lender is treated as transparent from a tax perspective of the jurisdiction of incorporation of the relevant Borrower, this Clause 10.4 applies to any person holding equity or interests in the Lender.

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10.5	If the Borrower is required to make any Tax Deduction from any payment to the Lender under this Agreement, the Borrower shall, within 30 days of the payment being made, or if later on receipt, deliver to the Lender an original (or certified copy) of a receipt issued by the relevant Taxation Authority (if any) evidencing that payment in full has been received by the relevant Taxation Authority.

10.6	All payments to be made to the Lender pursuant to the terms of this Agreement shall be made in the currency of the Loan unless otherwise agreed by the Borrower and the Lender in writing.

10.7	If any sums would otherwise become due for payment under this Agreement on a day which is not a Business Day that sum shall become due on the following Business Day.

11.	WARRANTIES

11.1	Each of the Initial Borrower and Cunova warrants to the Lender that, as at the date of this Agreement and the Novation Date:

(a)	it has the requisite power and authority to enter into this Agreement and to exercise and perform its rights and obligations under this Agreement;

(b)	it is validly incorporated, organised and subsisting in accordance with the laws of its place of incorporation;

(c)	it has taken all necessary corporate and other action required to authorise the execution, delivery and performance of this Agreement and (on the Novation Date) the Assumption and Release Agreement;

(d)	the obligations expressed to be assumed by it in this Agreement and the Assumption and Release Agreement are legal and valid obligations, binding on it in accordance with the terms of this Agreement and the Assumption and Release Agreement;

(e)	the execution and delivery of this Agreement by it and the performance by it of its obligations under this Agreement do not, and will not, contravene (i) any provisions of its constitution, or (ii) any law or regulation applicable to it in any material respects or (iii) any agreement, mortgage, bond or other instrument or document to which it is a party or which is binding on it or any of its assets; and

(f)	it is solvent and no winding-up or other similar procedure has been commenced or threatened against it.

12.	FURTHER ASSURANCE

Each Party shall, at its own cost, promptly execute and deliver all such documents, and do all such things, as the other Party may from time to time reasonably require for the purpose of giving full effect to the provisions of this Agreement and to secure for the other Party the full benefit of the rights, powers and remedies conferred upon it under this Agreement.

13.	ENTIRE AGREEMENT AND REMEDIES

13.1	This Agreement together with the BCA and the definitive agreements in connection with the Transactions (the “Transaction Documents”) set out the entire agreement between the Parties relating to the subject matter of the Transaction Documents and, save to the extent expressly stated in a Transaction Document, supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto.

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13.2	Save as expressly set out in this Agreement, the only right or remedy of any Party in relation to any statement, representation, warranty, undertaking, assurance, promise, understanding or other provision set out in this Agreement shall be for breach of this Agreement, or (as applicable) a relevant Transaction Document, to the exclusion of all other rights and remedies (including those in tort or arising under statute) and, in respect of any breach of this Agreement, the only remedy shall be a claim for damages in respect of such breach. Save as expressly set out in this Agreement, no Party shall be entitled to rescind or terminate this Agreement in any circumstances whatsoever at any time and each Party waives any rights of rescission or termination it may have.

14.	WAIVER AND VARIATION

14.1	A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

14.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

14.3	No variation or amendment of this Agreement shall be valid unless it is in writing and duly executed by the Parties. Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

15.	INVALIDITY

Where any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the laws of any jurisdiction then such provision shall be deemed to be severed from this Agreement and, if possible, replaced with a lawful provision which, as closely as possible, gives effect to the intention of the Parties under this Agreement and, where permissible, that shall not affect or impair the legality, validity or enforceability in that, or any other, jurisdiction of any other provision of this Agreement.

16.	ASSIGNMENT

16.1	Subject to Clause 7 (Assumption of Loan) and Clause 16.2, except as the Parties specifically agree in writing and duly executed by the Parties, no person shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

16.2	The Lender may without the prior written consent of the Borrower assign or transfer its obligations under this Agreement, in whole or in part, to, and it may be enforced by, any Affiliate of the Lender (provided if any assignee under this Clause 16.2 ceases to be an Affiliate of the Lender, any rights under this Agreement which have been assigned to it shall be promptly assigned to, or made the subject of a trust in favour of, the Lender or an Affiliate of the Lender).

16.3	This Agreement shall be binding on and continue for the benefit of the successors and permitted assignees of each Party.

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17.	NOTICES

17.1	Any notice required to be given to a Party under this Agreement shall be in writing and may be given, addressed as provided in Clause 17.2:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;

(b)	by pre-paid post or air courier, in which case it shall be deemed to have been given five Business Days after its delivery to a representative of the courier unless evidence of receipt is received earlier; or

(c)	by e-mail, in which case it shall be deemed to have been given two hours following despatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such email), provided that in the case of Clause 17.1(c) any notice despatched other than between the hours of 9:30 a.m. to 5:30 p.m. (in the place of receipt) on a Business Day (“Working Hours”) shall be deemed given at the start of the next period of Working Hours.

17.2	Notices to the Lender shall be sent for the attention of the person and to the address, or e-mail address as follows, or to such other address or addresses as the Lender may from time to time designate in writing:[6]

[●]

Attention: [●]

Email: [●]

with a copy (which copy shall not constitute notice) to:

Latham & Watkins (London) LLP

99 Bishopsgate

London EC2M 3XF, United Kingdom

Attention: David Stewart and Ingo Strauss

Email: [●] and [●]

Notices to the Borrower shall be sent for the attention of the person and to the address, or e-mail address as follows, or to such other address or addresses as the Borrower may from time to time designate in writing:

[●]

Attention: [●]

Email: [●]

18.	RIGHTS OF THIRD PARTIES

A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

19.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

[6]	Note to Draft: Notice details to be inserted prior to signing of this Agreement.

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20.	GOVERNING LAW AND JURISDICTION

20.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England.

20.2	The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

20.3	For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement.

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This Agreement has been entered into on the date stated at the beginning of it.

[Signature blocks to be included in execution version]

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EXHIBIT G

FORM OF APA VENDOR LOAN

THIS DEBT INSTRUMENT is made the                                        day of                                         2024

BY

Cunova GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 216155 (the “Issuer”).

INTRODUCTION

A.	The sole shareholder of (1) KME Germany GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 214664 (“KME Germany”) and (2) KME Mansfeld GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Lichtlöcherberg 40, 06333 Hettstedt, Germany, and registered with the commercial register of the local court of Stendal under registration number HRB 207208 (“KME Mansfeld”) is KME SE, a European company (Societas Europaea) incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 213357 (“KME SE”). KME Germany is the sole shareholder of KME America Inc., incorporated under the laws of the state of Delaware, USA, with business address at 555 W. Pierce Road, Suite 195 Itasca, 60143, Illinois (“KME America”).

B.	KME SE is the sole limited partner (Kommanditist) of KME Special Products GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRA 207441 (“KME KG”).

C.	KME KG holds 45% of all shares in MAGNET Joint Venture GmbH, a limited liability company incorporated under the laws of Germany, with registered address at Klosterstraße 29, 49074 Osnabrück, Germany, and registered with the commercial register of the local court of Osnabrück under registration number HRB 217397 (“JV GmbH”). The remaining 55% of the shares in JV GmbH are held by PP S&C Holding GmbH, a limited liability company under German law having its seat in Munich, registered with the Commercial Register at the local court of Munich under HRB 275474 (“PP Holding”).

D.	JV GmbH holds 99.996% of all shares in the Issuer and KME KG holds 0.004% of all shares in the Issuer.

E.	The Issuer is inter alia active in the areas of (i) melting and casting (design, engineering, production and service of high-performance continuous casting moulds, as well as other engineering products used in metal casting processes), (ii) marine applications (development and manufacture of primarily copper-nickel alloy products for seawater application), tube bundles (production and distribution of tube applications for industrial purposes, and (iv) extruded & drawn (delivery of extruded and drawn copper products).

F.	KME Germany, KME Mansfeld and KME America are inter alia active in the area of engineering and designing highly specialized components for aerospace rocket engines designed for critical applications (the “Specialty Aerospace Business”).

G.	KME SE, JV GmbH, The Paragon Fund III GmbH & Co. geschlossene Investment KG (“Paragon”) and SDCL EDGE Acquisition Corporation (“SDCL EDGE”) agreed to effect a business combination of SDCL EDGE with JV GmbH and PP Holding (the “Business Combination”) on the basis of a business combination agreement dated [●] 2024 (the “BCA”), which includes the transfer of the Specialty Aerospace Business by KME Germany, KME Mansfeld and KME America to Cunova.

H.	On [●] 2024, KME Germany, KME Mansfeld and KME America (as sellers) and Cunova (as purchaser) entered into an asset purchase agreement to effect the sale and transfer of all assets pertaining to the Specialty Aerospace Business subject to the terms and conditions set forth therein (the “APA”).

I.	Pursuant to the terms of the APA, KME Germany, KME Mansfeld and KME America (each a “Holder” and together, the “Holders”) agreed that the consideration owed by Cunova to KME Germany, KME Mansfield and KME America under the APA would be discharged in full by the issuance by the Issuer to the Holders of this Promissory Note.

J.	The Issuer and the Holders agree that the Promissory Note shall constitute a certificate of indebtedness (Schuldurkunde) within the meaning of Sec. 952 of the German Civil Code (BGB) and not a bond (Schuldverschreibung) within the meaning of Sec. 793 of the German Civil Code.

K.	Accordingly, as at the date hereof, the Issuer is indebted to the Holders in the amount of [ ].

TERMS

By this Instrument the Issuer UNDERTAKES AND DECLARES as follows:

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1.	Definitions

1.1	All capitalized terms used but not otherwise defined herein shall have the same meaning as assigned to them in the APA.

1.2	In addition, for purposes of this Instrument, each of the following terms mean the following:

“Final Repayment Date” means the date falling on the 4th anniversary of the Closing Date under the BCA.

“Finance Documents” means the original form of the facilities agreement dated [17 December 2021 between, among others, Blitz H21-630 GmbH as Parent, the Arrangers and Original Lenders named therein and Hayfin Services LLP as the Agent and Security Agent (without regard to any amendment, restatement, supplement or otherwise) and any other documents defined as a “Finance Document” (or any equivalent definition) therein.

“Paragon Vendor Loan” means the vendor loan granted by Paragon as lender to Specialty Copper Listco plc as borrower pursuant to the vendor loan agreement dated on or about the date hereof and entered into pursuant to Section 2.03 of the BCA.

2.	Indebtedness

2.1	The Issuer acknowledges that:

(a)	it is indebted to the Holders in the aggregate sum of EUR [ ] (the “Debt”);

(b)	a portion of the Debt in the amount of EUR [●] is attributable to KME Germany;

(c)	a portion of the Debt in the amount of EUR [●] is attributable to KME Mansfeld;

(d)	a portion of the Debt in the amount of EUR [●] is attributable to KME America;

(e)	there is no arrangement or understanding (formal or informal) by which any other company or person has underwritten or guaranteed the performance or observance of the Issuer’s obligations under this Instrument whether upon the occurrence of an event of default or otherwise; and

(f)	the terms set out in Sections 3 to 16 shall apply to the Debt and this Instrument.

2.2	For as long as any amount is payable by the Issuer in respect of the Debt, the Issuer undertakes that it will duly perform and observe the obligations on its part contained in this Instrument.

3.	Interest

3.1	The Debt shall bear interest as from, and including, the Closing Date under the BCA until, but excluding, the repayment date of the Debt at a total rate of ten per cent. (10%) per annum calculated on the basis of the actual number of days elapsed and a year of 365 days. All accrued interest shall be due and repayable on repayment of the Debt.

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3.2	If the Issuer fails to pay any sum payable under this Instrument when due, it shall pay interest on such sum from the due date up to and including the date of actual payment at the rate of twelve per cent. (12%) per annum. Such default interest shall accrue from day to day and shall be calculated on the basis of a 365-day year.

4.	Term of the Vendor Loan and Repayment

4.1	Subject to Section 8 (Subordination), all amounts outstanding under this Instrument shall be repaid at the latest upon the Final Repayment Date. The interest accrued on the Debt shall rank ahead of the principal amount outstanding and shall be paid to the Holders first.

4.2	The Issuer may prepay the whole or any part of the Debt by assuming the liabilities of the Holders (or of a successor or assignee of the Holders pursuant to Section 5) under the Paragon Vendor Loan, however the Issuer shall not otherwise prepay the whole or any part of the Debt (or any interest accrued thereon) until such time as the Paragon Vendor Loan has been repaid or prepaid in full (including any interest accrued thereon).

4.3	Provided that (a) the Paragon Vendor Loan has been repaid or prepaid in full (including any interest accrued thereon) and (b) the Issuer is permitted to do so under the Finance Documents, the Issuer may prepay the whole or any part of the Debt (together with interest accrued thereon and any other amounts due or owing to the Holders at such time) at any time without premium or penalty by giving the Holders not less than ten (10) Business Days’ prior written notice.

5.	Successors and Assignments

5.1	Except as explicitly provided for in Section 5.2 below and in the BCA (including but not limited to Section 2.04 of the BCA), the Issuer and any Holder shall not have the right to assign and/or transfer partially or in full its rights or obligations under or in connection with this Instrument to a third party without the prior written consent of the other Holders and Issuer respectively.

5.2	Without the prior written consent of the Issuer:

(a)	KME Germany, KME Mansfeld and KME America may assign or transfer their rights and obligations in respect of this Instrument, in whole or in part, to, and it may be enforced by, KME KG; and

(b)	KME KG may assign or transfer, transfer or contribute its rights and obligations in respect of this Instrument, in whole or in part, to Specialty Copper Listco plc.

5.3	This Instrument shall be binding upon the Issuer and its respective successors and permitted assigns hereto only unless explicitly otherwise provided.

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6.	Events of Default

6.1	Subject to the terms of the Finance Documents, and subject to repayment or prepayment of the Paragon Vendor Loan in accordance Section 4 above, the Holders may, following the occurrence of an Event of Default and by written notice to the Issuer:

(a)	direct that the principal amount of the Debt, all unpaid accrued interest and any other sum then payable on this Instrument, shall be due and payable immediately; and

(b)	exercise, or direct any person appointed to perform an agency function to exercise, any or all rights, remedies, powers or discretions under this Instrument.

6.2	The following are “Events of Defaults” for the purpose of this Section 6:

(a)	Loan obligations

(i)	The Issuer fails to duly perform or comply with any other material obligation as assumed by it under this Instrument.

(ii)	No Event of Default under Section 6.2(a)(i) above will occur if the failure to comply is capable of remedy and is remedied within 45 Business Days of the earlier of (x) the Holders giving notice to the Issuer and (y) the Issuer becoming aware of the failure to comply.

(b)	Insolvency

The Issuer:

(i)	is unable or admits in writing its inability or failure generally to pay its debts as they fall due, in particular is unable to pay its debts as they fall due (zahlungsunfähig) within the meaning of section 17 of the Insolvency Code (Insolvenzordnung); or

(ii)	is over-indebted (überschuldet) within the meaning of section 19 of the Insolvency Code (Insolvenzordnung).

(c)	Insolvency proceedings

Any legal proceeding or other formal step or procedure is taken by or in relation to the Issuer in relation to:

(i)	the filing for the opening of insolvency proceedings (Antrag auf Eröffnung eines Insolvenzverfahrens) in relation to it or any of its assets; or

(ii)	the competent court takes any of the actions set out in section 21 of the Insolvency Code (Insolvenzordnung) (Anordnung von Sicherungsmaßnahmen) against it; or

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(iii)	a competent court institutes or rejects (for reason of insufficiency of its funds to implement such proceedings (Abweisung mangels Masse)) insolvency proceedings against it (Eröffnung des Insolvenzverfahrens), save that this paragraph (c) shall not apply to any action, proceeding, procedure or formal step which is frivolous or vexatious and is discharged, stayed, or dismissed within 45 days.

(d)	Unlawfulness and invalidity

(i)	It is or becomes unlawful for the Issuer to perform any of its obligations under this Instrument in a manner or to an extent materially adverse to the interests of the Holders.

(ii)	Any obligation or obligations of the Issuer under this Instrument are not or cease to be (subject to the customary legal reservations) legal, valid, binding or enforceable and the cessation individually or cumulatively materially and adversely affects the interests of the Holders under this Instrument.

(iii)	Section 6.2(d)(i) and (ii) above shall not apply to any circumstances addressed therein that are capable of remedy and are remedied within 60 days of the earlier of (x) the Holders giving notice to the Issuer and (y) the Issuer becoming aware of their occurrence.

(e)	Repudiation and rescission of agreement

The Issuer rescinds or purports to rescind or repudiates or purports to repudiate any material obligations under this Instrument or evidences an intention to rescind or repudiate this Instrument and, in each case, this individually or cumulatively could reasonably be expected to materially adversely affect the interests of the Holders and, if capable of remedy, is not remedied within 45 days of the giving of notice by the Holders in respect of such failure.

7.	Payments

Any and all payments of the outstanding amount under the Debt, the interest and other amounts payable to the Holders under this Instrument shall be made in Euros and in immediately available funds into the bank accounts of the Holders in accordance with their written instructions.

8.	Subordination

8.1	Each Holder hereby irrevocably subordinates its claims against the Issuer under this Instrument for the benefit of any other creditor under the Finance Documents and the creditor under the Paragon Vendor Loan (each a contract for the benefit of third party, section 328 para. 1 BGB), such that each Holder will only demand payments and/or accept receipt of any payments under this Instrument to the extent permitted under the Finance Documents and the Paragon Vendor Loan, and each payment obligation of the Issuer towards each Holder under this Instrument shall be deferred as long as such payment is not permitted under the Finance Documents and/or the Paragon Vendor Loan, provided that it is explicitly agreed that a prepayment of the Debt pursuant to Section 4.3 shall be permitted.

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8.2	Each Holder shall enter into such documentation as may be reasonably required by the Issuer and/or the creditors under the Finance Documents to document such subordination.

8.3	In order to avoid an over-indebtedness and/or illiquidity of the Issuer, each Holder subordinates its claims for repayment of the Debt within the meaning of Section 39 para. 2 of the German Insolvency Code (Insolvenzordnung) (the “Subordinated Claims”), such that – in case as well as outside of an insolvency of the Issuer – (i) each Holder may only request payment of the Subordinated Claims out of future net profits shown on the Issuer’s balance sheet after appropriation to or transfer from the reserves or out of a surplus of the Issuer’s liquidation or out of any unbound assets exceeding the Issuer’s other liabilities, and (ii) each Holder may only request payment of the Subordinated Claims after the claims of all other creditors of the Issuer have been satisfied.

9.	Severability

If a provision of this Instrument should be or become partially or entirely invalid or unenforceable or in the event of a contractual gap, the validity of the other provisions of this Instrument shall not be affected thereby. The respective invalid or unenforceable provision shall be replaced, and the gap be filled, by a legally valid arrangement which corresponds as closely as possible to the intention of the Issuer and the Holders or what would have been their intention according to the aim and purpose of this Instrument if they had considered the issue.

10.	Governing law and jurisdiction

This Instrument shall be governed by, and interpreted in accordance with, the laws of the Federal Republic of Germany, excluding conflict of law rules and the United Nations Convention on the International Sale of Goods. English terms used in this Instrument shall be interpreted in accordance with German law and not in accordance with any specific legal meaning such term may have under English law or any other common law jurisdiction unless the context clearly so requires.

11.	Arbitration and Venue

All disputes arising out of or in connection with this Instrument, or the breach, termination or invalidity thereof, that cannot be amicably settled by the Issuer and the Holders within ninety (90) days of the issuance of a notice of dispute by the Issuer or relevant Holder to the Holder or Issuer as applicable, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce in force on the date of applying for arbitration (the “ICC Rules”), by three (3) arbitrators appointed in accordance with the ICC Rules. The Issuer and each Holder shall appoint one (1) arbitrator, and the two (2) arbitrators so appointed (or appointed by the ICC Court pursuant to Article 8(4) of the ICC Rules as the case may be) shall within 30 days of the appointment of the second arbitrator agree upon a third arbitrator who shall act as chairman of the tribunal. The place of the arbitration shall be London, England. The language of the arbitration shall be English.

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12.	Headings and German Terms

In this Instrument the headings are inserted for convenience only and shall not affect the interpretation of this Instrument. Where a German term has been inserted, it alone shall be authoritative for the purpose of the interpretation of the relevant English term in this Instrument.

13.	Complete Agreement

This Instrument (together with the BCA and the APA and the ancillary agreements to be entered into in connection therewith) constitutes the full understanding of the Issuer and the complete and exclusive statement of the terms and conditions of the Instrument relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the Issuer and the Holders with respect thereto.

14.	Oral Statements

As part of the agreed contractual risk allocation, the Issuer and each Holder shall not be liable for the correctness of any oral or written statements made by its (or its Affiliate’s) managing directors, employees or consultants, in particular, if made during the due diligence, and the knowledge of these Persons may not be attributed to the relevant Issuer or Holder, unless expressly otherwise provided in this Instrument.

15.	Third Party Beneficiaries

Unless explicitly stated otherwise in this Instrument, this Instrument shall be binding upon and inure solely to the benefit of the Issuer and the Holders hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Instrument. In the event that this Instrument contains explicit provisions which are made for the benefit of a third party, the Issuer shall nevertheless be permitted to terminate, alter or amend this Instrument without the consent of such third-party beneficiary regardless of whether its legal position is affected thereby.

16.	Further Documents

The Issuer and each Holder shall execute and deliver all such further documents and agreements and perform such further acts as are reasonably required hereby and are not inconsistent with any other provisions of this Instrument.

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This DEBT INSTRUMENT has been EXECUTED on the date shown on the first page.

EXECUTED BY

CUNOVA GMBH

acting by:

Managing Director	Managing Director

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